As filed with the Securities and Exchange Commission on May 13, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
CNO Financial Group, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)
11825 N. Pennsylvania Street
Carmel, IN 46032
(317) 817-6708
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Karl W. Kindig, Esq.
Secretary
CNO Financial Group, Inc.
11825 N. Pennsylvania Street
Carmel, IN 46032
(317) 817-6708
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
With copies to:
75-3108137 (I.R.S. Employer Identification Number)
Gary Horowitz, Esq. Roxane F. Reardon, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000
Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[    ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ X ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [    ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ X ]	Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)

Common stock, par value $0.01 per share (including associated preferred stock purchase rights) (“Common Stock”) (1)	24,455,000 shares	$5.57(2)	$136,214,350	$9,712.08
Warrants to purchase Common Stock	5,000,000 warrants	$6.50(3)	$32,500,000	$2,317.25
Common Stock issuable upon exercise of Warrants	5,000,000 shares(4)	—	—	—(5)
7.0% Convertible Senior Debentures due 2016	$199,976,000(6)	100%	$199,976,000	$14,258.29
Common Stock issuable upon conversion of 7.0% Convertible Senior Debentures due 2016	36,425,508 shares(4)(7)	—	—	—(5)
Total	—	—	$368,690,350	$26,287.62

(1)	The Common Stock includes the associated preferred stock purchase rights, which (a) are not currently separable from the shares of Common Stock and (b) are not currently exercisable.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(3)
Based on the closing price of $5.32 on May 7, 2010, the Warrants are currently out-of-the-money. The proposed maximum offering price used to calculate the registration fee for the Warrants was based on the exercise price of the Warrants of $6.50 per share of Common Stock.

(4)
Pursuant to Rule 416 under the Securities Act of 1933, the Common Stock issuable upon exercise of the Warrants and conversion of the 7.0% Convertible Senior Debentures due 2016 covered by this registration statement shall be deemed to include additional shares of Common Stock to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions. Adjustments to the conversion rate resulting in the issuance of additional shares of Common Stock that are not addressed by Rule 416 will be covered by a separate registration statement.

(5)
 Pursuant to Rule 457(i), no separate registration fee is required for the shares of Common Stock to be issued upon the exercise of the Warrants or conversion of the 7.0% Convertible Senior Debentures due 2016 covered by this registration statement. The exercise price of the Warrants has been included in the proposed maximum offering price of the Warrants pursuant to Rule 457(i).

(6)	Represents the amount of 7.0% Convertible Senior Debentures due 2016 that have been issued to the selling securityholders as of May 7, 2010.

(7)	Based on a conversion rate of 182.1494 shares of Common Stock for each $1,000 principal amount of 7.0% Convertible Senior Debentures due 2016.

CNO Financial Group, Inc.

__________________

Common Stock
Warrants to Purchase Common Stock
7.0% Convertible Senior Debentures due 2016

__________________

The selling securityholders identified in this prospectus may sell up to (i) 24,455,000 shares of our common stock (the “Shares”) held by the selling securityholders on the date of this prospectus, (ii) warrants to purchase 5,000,000 shares of our common stock (the “Warrants”) held by the selling securityholders on the date of this prospectus and the shares of common stock into which the Warrants may be exercised from time to time (the “Warrant Shares”) and (iii) the aggregate principal amount of our 7.0% Convertible Senior Debentures due 2016 (the “Debentures”) held by the selling securityholders on the date of this prospectus and the shares of common stock into which the Debentures may be converted from time to time (the “Debenture Shares”). As of May 7, 2010, the selling securityholders own $199,976,000 aggregate principal amount of the Debentures, of which $120,470,990 was acquired in November 2009 as part of the first closing and $43,696,246 was acquired in February 2010 as part of the second closing, and $35,808,764 was acquired in May 2010 as part of the third closing of an offering exempt from registration under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). We are registering the offer and sale of the securities to satisfy registration rights we have granted to the selling securityholders. We have agreed to bear all expenses of registration of the securities offered by this prospectus.
__________________

The selling securityholders may sell the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, the purchasers of the securities, or both. See “Plan of Distribution” for a more complete description of the ways in which the securities may be sold. We will not receive any of the proceeds from the sale of the securities by the selling securityholders.
__________________

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Our common stock is listed on the NYSE under the symbol “CNO.” On May 12, 2010, the reported last sale price of the common stock on the New York Stock Exchange was $6.25 per share. We have not listed, and do not intend to list, the Debentures or the Warrants on any securities exchange.

Investing in our securities involves risks. See “Risk Factors” beginning on page 18 and the information included and incorporated by reference in this prospectus including the information under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 10-K (as it may be updated in our most recent quarterly report on Form 10-Q) filed with the Securities and Exchange Commission.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2010

(front cover continued on following page)

The Warrants have an exercise price of $6.50 per share of common stock, subject to customary anti-dilution adjustments. Prior to June 30, 2013, the Warrants will not be exercisable, except under limited circumstances. Commencing on June 30, 2013, the Warrants will be exercisable for shares of our common stock at the option of the holder at any time, subject to certain exceptions. The Warrants will expire on December 30, 2016.

We will pay interest on the Debentures at an annual rate of 7.0% on June 30 and December 30 of each year (each such date, an “interest payment date”), beginning on the interest payment date immediately succeeding the issuance date of such series of Debentures, to holders of record at the close of business on the June 15 and December 15 (as the case may be) immediately preceding such interest payment date (each such date, an “interest record date”); provided, however, if the issuance date for such series of Debentures occurs after the close of business on the interest record date for such interest payment date, the first interest payment date will instead be the second interest payment date immediately succeeding the issuance date of such series. Interest on a series of Debentures will accrue from the date of issuance of such series. The Debentures will mature on December 30, 2016, unless earlier converted.

Except in circumstances where any conversion blocker (as defined herein) is in effect with respect to the Debentures, holders will have the option to convert the Debentures into shares of our common stock (i) in connection with a make whole adjustment event as described in this prospectus or (ii) at any time from, and including, June 30, 2013 (the “conversion commencement date”) to, and including, the close of business on the business day immediately preceding the stated maturity date of the Debentures. However, we will have the right, subject to certain exceptions described herein, to terminate the conversion rights with respect to the Debentures if, on or after the conversion commencement date, the closing sale price of our common stock exceeds 140% of the then applicable conversion price for at least 20 trading days in the 30 consecutive trading day period (including the last trading day of such period) ending on the trading day immediately preceding the date of our conversion termination notice.

Upon conversion, we will deliver shares of our common stock. The initial conversion rate for the Debentures will be 182.1494 shares of common stock per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $5.49 per share of common stock. On and after the commitment date (as defined under “Description of the Debentures”), the conversion rate, and thus the conversion price, for all series of Debentures (whether or not outstanding) will be adjusted as described in this prospectus. In addition, following a make whole adjustment event, we will, under certain circumstances, increase the conversion rate for a holder that elects to convert its Debentures in connection with such event.

We may not redeem the Debentures prior to the stated maturity date of the Debentures. Holders may not require us to repurchase the Debentures at any time.

The occurrence of certain events that constitute a change of control (as defined herein) will constitute an event of default under the indenture governing the Debentures if written notice is provided not later than 90 days following the occurrence of such change of control (or with respect to any change of control that occurs prior to the issuance date of the first series of Debentures, 90 days following the issuance date of such first series of Debentures) to us by the trustee or to us and the trustee by the holders of at least 10% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class). Such event of default and any other event of default under the indenture governing the Debenture will give the trustee or the holders of more than 50% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) the right to accelerate the maturity of the Debentures.

The Debentures are our general, unsecured obligations. The Debentures will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The Debentures will be structurally subordinated to all existing and future indebtedness incurred by our subsidiaries (including insurance liabilities and guarantees of our senior credit agreement provided by certain of our subsidiaries), and will be effectively subordinated to any of our secured indebtedness (including indebtedness under our senior credit agreement) to the extent of the value of our assets that secure such indebtedness.

TABLE OF CONTENTS

About This Prospectus	v
Where You Can Find More Information	v
Documents Incorporated by Reference	vi
Cautionary Note on Forward-Looking Statements	vii
Summary	1
Selected Consolidated Financial and Operating Data	14
Ratio of Earnings to Fixed Charges	16
Risk Factors	17
Use of Proceeds	40
Selling Securityholders	41
Description of Capital Stock	47
Description of the Warrants	53
Description of the Debentures	58
Certain United States Federal Income and Estate Tax Considerations	87
Certain ERISA Considerations	97
Plan of Distribution	98
Validity of the Securities	101
Experts	101

__________________

You should rely only on the information contained in this prospectus and in any prospectus supplement. Neither we nor any selling securityholder has authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell and solicitations of offers to buy our securities are only being made in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

__________________

For investors outside of the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

__________________

State insurance holding company statutes applicable to us generally provide that no person may acquire control of us, and thus indirect control of our insurance subsidiaries, without prior approval of the relevant state insurance commissioners. Generally, any person who acquires beneficial ownership of 10% or more of our outstanding voting securities would be presumed to have acquired such control unless the relevant state insurance commissioners upon application determine otherwise. Beneficial ownership includes the acquisition, directly or indirectly (by revocable proxy or otherwise), of our voting shares. If any person acquires 10% or more of the outstanding shares of common stock in violation of such provisions, our insurance subsidiaries or the state insurance commissioners are entitled to injunctive relief, including enjoining any proposed acquisition, or seizing shares of common stock owned by such person, and such shares of common stock would not be entitled to be voted.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, the selling securityholders may, at any time and from time to time, sell the securities described herein under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement.  For further information, we refer to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete and the applicable prospectus supplement may add, update or change the information contained in this prospectus.  If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

To understand the terms of our securities, you should carefully read this document and any applicable prospectus supplement.  Together, they provide the specific terms of the securities being offered.  You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

CNO Financial Group, Inc., a Delaware corporation (“CNO”) (formerly known as Conseco, Inc., a Delaware corporation), became the successor to Conseco, Inc., an Indiana corporation (our “predecessor company”), in connection with our bankruptcy reorganization which became effective on September 10, 2003 (the “Effective Date”). The terms “CNO Financial Group,” “Conseco,” “we,” “us,” and “our” as used in this prospectus refer to CNO and its subsidiaries or, when the context requires otherwise, our predecessor company and its subsidiaries. The term “selling securityholders” refers to those securityholders listed below in the section entitled “Selling Securityholders.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we and our predecessor company have filed annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov or through our website at www.conseco.com. However, the information on or accessible from our web site does not constitute a part of this prospectus. Our web site address and that of the SEC are intended to be inactive textual references only.

You may also obtain copies of this information at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

v

DOCUMENTS INCORPORATED BY REFERENCE

In this document, we “incorporate by reference” the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to a document we filed with the SEC. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede this information. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the registration statement, of which this prospectus is a part, has been terminated:

•
our annual report on Form 10-K for the fiscal year ended December 31, 2009 (including the portions of our Proxy Statement on Schedule 14A for our 2010 annual meeting of stockholders filed with the SEC on April 14, 2010 that are incorporated by reference therein);

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010; and

•	our current reports on Form 8-K filed on January 4, 2010, February 4, 2010, February 5, 2010, February 8, 2010, March 8, 2010, April 13, 2010, April 30, 2010, May 6, 2010 and May 12, 2010.

You may request copies of the filings, at no cost, by writing to the following address or calling the following telephone number: Investor Relations, CNO Financial Group, Inc., 11825 N. Pennsylvania Street, Carmel, Indiana 46032, (317) 817-2893.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. You should rely only upon the information provided in this prospectus or incorporated in this prospectus by reference. Neither CNO Financial Group nor any selling securityholder has authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

__________________

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other “forward-looking” information based on currently available information. The risk factors contained in the “Risk Factors” section of this prospectus and the risk factors that are incorporated by reference herein provide examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things:

•
our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements, including the Second Amended and Restated Credit Agreement dated as of October 10, 2006 (as amended, the “senior credit agreement”) among Conseco, Inc., Bank of America, N.A., as Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and other parties (referred to hereinafter as the senior credit agreement); as amended by Amendment No. 1 thereto dated June 12, 2007, Amendment No. 2 thereto dated March 30, 2009, and Amendment No. 3 thereto dated December 8, 2009;

•
general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect our ability to raise capital or refinance existing indebtedness and the cost of doing so;

•	our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs;

•	our ability to obtain adequate and timely rate increases on our supplemental health products, including our long-term care business;

•	the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries;

•
mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products;

•	changes in our assumptions related to the cost of policies produced or the value of policies in force at the Effective Date;

•	the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on its value;

•
our assumption that the positions we take on our tax return filings, including our position that the Debentures (as defined below) will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service (the “IRS”);

•	changes in accounting principles and the interpretation thereof;

•
our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems;

•	performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges);

•
our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition;

•	the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject;

•	our ability to complete the remediation of the material weakness in internal controls over our actuarial reporting process and to maintain effective controls over financial reporting;

•	our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives;

•
our ability to achieve eventual upgrades of the financial strength ratings of CNO Financial Group and our insurance company subsidiaries as well as the impact of rating downgrades on our business and our ability to access capital;

•	the risk factors or uncertainties listed from time to time in our filings with the SEC;

•
regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and

•	changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products.

Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus, and the financial data and related notes that are incorporated by reference, before making an investment decision.

You should pay special attention to the “Risk Factors” section beginning on page 18 of this prospectus, including the risk factors identified in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 (as it may be updated in our most recent quarterly report on Form 10-Q), in determining whether an investment in our securities is appropriate for you.

Our Business

We are a holding company for a group of insurance companies operating throughout the United States that develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We serve America’s middle-income consumers, with a focus on seniors. We believe this is an attractive, underserved, high growth market. We sell our products through three distribution channels: career agents, professional independent producers (some of whom sell one or more of our product lines exclusively) and direct marketing.

As of March 31, 2010, we had $3.7 billion of shareholders’ equity and $30.8 billion of assets. For the fiscal year ended December 31, 2009, we had $4.3 billion of revenues and $85.7 million of net income, compared to the fiscal year ended December 31, 2008, for which we had $4.2 billion of revenues and $1.1 billion of net losses.

We manage our business through the following three primary operating segments: Bankers Life, Colonial Penn and Conseco Insurance Group, which are defined on the basis of product distribution, and corporate operations, which consists of holding company activities and certain noninsurance company businesses that are not part of our other segments. In November 2008, CNO Financial Group and CDOC, Inc. (“CDOC”), a wholly owned subsidiary of CNO Financial Group, completed the transfer of the stock of Senior Health Insurance Company of Pennsylvania (“Senior Health”) to Senior Health Care Oversight Trust, an independent trust. As a result, a substantial portion of our long-term care business is presented as discontinued operations in our consolidated financial statements for the periods prior to 2009.

Bankers Life, which consists of the business of Bankers Life and Casualty Company (“Bankers Life”), markets and distributes health and life insurance products and annuities to the middle-income senior market through a dedicated field force of over 5,600 career agents and sales managers supported by a network of over 150 community-based branch offices. Products include Medicare supplement insurance, life insurance, fixed annuities and long-term care insurance. Bankers Life also markets and distributes Medicare Part D prescription drug plans through a distribution and reinsurance arrangement with Coventry Health Care and Medicare Advantage plans primarily through a distribution arrangement with Humana Inc.

Colonial Penn, which consists of the business of Colonial Penn Life Insurance Company (“Colonial Penn”), markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. Colonial Penn markets its products under its own brand name.

Conseco Insurance Group, which markets and distributes specified disease insurance, accident, disability, life insurance and annuities to middle-income consumers at home and at the worksite. These products are marketed through Performance Matters Associates, Inc., a wholly owned subsidiary, and through independent marketing organizations and insurance agencies. Products being marketed by Conseco Insurance Group are underwritten by Conseco Insurance Company, Conseco Health Insurance Company and Washington National Insurance Company. This segment also includes blocks of long-term care and other insurance business, in these companies and in Conseco Life Insurance Company, which we no longer market.  Later in 2010, we expect to disaggregate the Conseco Insurance Group segment into two segments which will be referred to as Washington National and Other CNO Business.  The Washington National segment will be comprised of the active blocks of business of the Conseco Insurance Group segment while the Other CNO Business segment will be comprised primarily of the closed blocks of business currently included in the Conseco Insurance Group segment.

The following table sets forth information on our segments for the three months ended March 31, 2010 (dollars in millions):

	Collected Premiums
	$	Percentage	Income (Loss) before Income Taxes

Bankers Life	$617.8	70%	$49.7
Colonial Penn	48.9	6	5.8
Conseco Insurance Group	209.5	24	25.2
Corporate	—	—	(27.6)
Total	$876.2	100%	$53.1

Our principal executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032, and our telephone number at this location is (317) 817-6100. Our website is www.conseco.com. Information on or accessible from our website should not be construed to be part of this prospectus.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CNO.”

Recent Developments

Repurchase of Outstanding Debentures and Issuance of Additional Debentures

On May 5, 2010, we repurchased $52.5 million aggregate principal amount of our 3.50% convertible debentures due September 30, 2035 (the “3.50% convertible debentures”) in a privately negotiated transaction.  The purchase price for the $52.5 million of the 3.50% convertible debentures was equal to 100% of the aggregate principal amount plus accrued and unpaid interest.  As a result of the repurchase, we expect to realize a loss on the extinguishment of debt of approximately $1 million, representing the write-off of unamortized discount and issuance costs associated with the 3.50% convertible debentures that were repurchased.  Less than $0.1 million of the 3.50% convertible debentures remain outstanding.

In connection with the May 5, 2010 repurchase of the 3.50% convertible debentures, we issued $52.5 million aggregate principal amount of Debentures as part of the third closing of our previously announced private offering of the Debentures.  The issuance of the $52.5 million of the Debentures was made pursuant to the purchase agreement that we entered into in October 2009 relating to our previously announced private offering of up to $293.0 million of the Debentures.  We received aggregate net proceeds of approximately $49.4 million in the third closing of the Debentures (after taking into account the discounted offering price less the initial purchaser’s discounts and commissions, but before expenses).

THE OFFERING

Issuer	CNO Financial Group, Inc., a Delaware corporation.
Securities offered

Up to:
• 24,455,000 shares of common stock (the “Shares”);

• Warrants to purchase 5,000,000 shares of common stock (the “Warrants”) and shares of common stock into which the Warrants may be exercised from time to time (the “Warrant Shares”); and

• $199,976,000 aggregate principal amount of our 7.0% Convertible Senior Debentures due 2016 (the “Debentures”) and the shares of common stock into which the Debentures may be converted from time to time (the “Debenture Shares”).

The securities being offered are collectively referred to in this prospectus as the “securities.”

Common stock outstanding after this offering
As of May 7, 2010, we had outstanding 252,263,159 shares of common stock, or 310,632,934 shares of common stock if the Warrants and Debentures offered hereby are exercised or converted, as the case may be, in full.

Use of proceeds	The securities offered by this prospectus are being registered for the accounts of the selling securityholders. We will not receive any of the proceeds from the sale of these securities.
Investor rights agreement
The selling securityholders have entered into an investor rights agreement with us which contains, among other provisions, certain restrictions on transfer of certain securities, certain voting limitations and certain standstill provisions. Certain permitted transferees from the selling securityholders may be granted registration rights in connection with a transfer from the selling securityholders and become subject to the limitations provided under the investor rights agreement in certain circumstances. See “Selling Securityholders—Investor Rights Agreement.”

Risk factors
See “Risk Factors” beginning on page 17 of this prospectus, including the risk factors identified in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 (as it may be updated in our most recent quarterly report on Form 10-Q), for a discussion of the risk factors you should carefully consider before deciding to invest in the securities.

Dividend policy	We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We are prohibited from paying cash dividends pursuant to the terms of our senior credit agreement.
New York Stock Exchange symbol	CNO

Unless we specifically state otherwise, information in this prospectus regarding the number of shares of our common stock outstanding after this offering includes 1,333,358 shares of restricted stock issued but not yet vested under our amended and restated long-term incentive plan and excludes (a) the 53,369,775 shares of our common stock issuable upon conversion of the Debentures, for the $293.0 million aggregate principal amount of outstanding Debentures (which number does not include any additional shares issuable upon conversion in connection with a make whole adjustment event); (b) the 5,000,000 shares of our common stock issuable upon exercise of the Warrants; and (c) the 22,232,993 shares reserved for issuance pursuant to our stock plans.

SUMMARY DESCRIPTION OF THE WARRANTS

Number of shares purchasable	Up to 5,000,000 shares of our common stock, subject to certain adjustments.
Exercise price
The Warrants have an exercise price of $6.50 per share (the “Exercise Price”) and the exercise price may be adjusted in certain instances. The exercise price can be paid, at the option of the exercising holder, (i) in cash in an amount equal to the aggregate exercise price of the exercised Warrants, or (ii) by having us withhold a number of shares of common stock issuable upon exercise that have a market value (based on the closing sale price on the trading day immediately preceding the exercise date) equal to the aggregate exercise price of the exercised Warrants.

Exercise period
Prior to June 30, 2013, the Warrants will not be exercisable, except upon the occurrence of certain extraordinary events and change of control transactions with respect to us. Commencing on June 30, 2013, the Warrants will be exercisable, in whole or in part, at any time and from time to time, except in circumstances where any limitation on exercise is in effect with respect to a warrantholder’s Warrants.

Expiration date	The Warrants will expire at close of business on December 30, 2016.
Anti-dilution adjustments	The number of shares that may be purchased and the Exercise Price are subject to customary anti-dilution adjustments.
Limitations on exercise
The Warrants will not be exercisable by a holder if such exercise would have the effect of increasing such holder’s ownership-percentage of our common stock to a level that exceeds certain ownership-percentage thresholds described herein.  See “Description of the Warrants—Certain Provisions—Limitations on Exercise.”

SUMMARY DESCRIPTION OF THE DEBENTURES

Interest
7.0% per year, payable semi-annually in arrears in cash on June 30 and December 30 of each year (each, an “interest payment date”), beginning on the interest payment date immediately succeeding the issuance date of such series; provided, however, that if the issuance date of such series is after the close of business on the interest record date for such interest payment date, the first interest payment date will instead be the second interest payment date immediately succeeding the issuance date of such series.

Ranking
The Debentures are our general, unsecured obligations. The Debentures will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The Debentures are structurally subordinated to all existing and future indebtedness (including trade payables) incurred by our subsidiaries (including insurance liabilities and guarantees of our senior credit agreement provided by certain of our subsidiaries), and are effectively junior to any of our existing and future secured indebtedness, including our indebtedness under our senior credit agreement, to the extent of the value of our assets that secure such indebtedness.

As of March 31, 2010, the aggregate principal amount of our senior secured indebtedness was $652.1 million, all of which was incurred under our senior credit agreement, and the aggregate principal amount of our senior unsecured indebtedness was $393.0 million, consisting of $52.5 million aggregate principal amount of 3.50% convertible debentures, $240.5 aggregate principal amount of Debentures and $100.0 million of a Senior Health note.

As of March 31, 2010, the aggregate amount of liabilities of our subsidiaries was $26.0 billion (which does not include any intercompany amounts that are eliminated in consolidation).

On May 5, 2010 we issued $52.5 million aggregate principal amount of Debentures and repurchased $52.5 million aggregate principal amount of our 3.50% convertible debentures.  Less than $0.1 million of the 3.50% convertible debentures remain outstanding.

The indenture governing the Debentures does not limit the amount of debt that we or our subsidiaries may incur.

Maturity date of the Debentures	December 30, 2016, unless earlier converted.

Conversion rights
Except in connection with a make whole adjustment event (as defined under “Description of the Debentures — Conversion Rate Adjustments — Make Whole upon Certain Transactions”), the Debentures are not convertible prior to the conversion commencement date (as defined below).

Except as described under “Description of the Debentures — Conversion Blockers,” holders may surrender their Debentures, in integral multiples of $1,000 principal amount, for conversion into a number of shares of our common stock equal to the then effective conversion rate (i) in connection with a make whole adjustment event and (ii) at any time from, and including, the conversion commencement date to, and including, the close of business on the business day immediately preceding the maturity date.

Except as described under “Description of the Debentures — Conversion Blockers” below, upon the occurrence of a make whole adjustment event, holders may surrender their Debentures, in integral multiples of $1,000 principal amount, for conversion in connection with such make whole adjustment event during the period from, and including, the effective date of such make whole adjustment event to, and including, the earlier of (i) the business day immediately preceding the 30th scheduled trading day immediately following the later of (x) such effective date (unless the maturity of the Debentures has been accelerated in connection with such make whole adjustment event) and (y) with respect to each series of Debentures issued after such effective date, the issuance date of such series of Debentures (unless the maturity of the Debentures has been accelerated in connection with such make whole adjustment event) and (ii) the close of business on the business day immediately preceding the maturity date.

The initial conversion rate for the Debentures is 182.1494 shares of common stock per $1,000 principal amount of Debentures. This is equivalent to an initial conversion price of approximately $5.49 per share of common stock. The conversion rate, and thus the conversion price, for all series of Debentures (whether or not outstanding) will be adjusted in accordance with customary anti-dilution adjustments. See “Description of the Debentures — Conversion Rate Adjustments.”

If and only to the extent holders convert their Debentures in connection with a make whole adjustment event, we will, under the circumstances described below, increase the conversion rate with respect to those Debentures so converted by a number of additional shares. See “Description of the Debentures — Conversion Rate Adjustments — Make Whole upon Certain Transactions.”

Conversion commencement date	June 30, 2013

Settlement upon conversion
Upon conversion, we will deliver, for each $1,000 principal amount of Debentures to be converted, a number of shares of our common stock equal to the then effective conversion rate. We will not issue fractional shares of our common stock upon conversion of the Debentures. Instead, we will increase the number of shares of our common stock issuable upon conversion of Debentures to the next whole share.

Conversion blockers	The Debentures will not be convertible by a holder prior to the maturity date:

• during any period of time in which conversion of such holder’s Debentures would cause such converting holder to become, directly or indirectly, a “5-percent shareholder” (as such term is used in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder), unless such converting holder has received prior approval of our board of directors (the “Section 382 conversion blocker”); or

• during any period of time in which conversion of such holder’s Debentures would cause such converting holder to be required to make a filing (an “HSR filing”) under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”); provided that, subject to the other conversion blockers, conversions of such holder’s Debentures shall be permitted up to (but shall not exceed) the amount that would cause the HSR filing to be required (as reasonably determined by us or such holder, in each case, upon advice of outside counsel). Subject to the other conversion blockers, conversion of a holder’s Debentures shall be permitted following the earliest to occur of (x) the approval of the transaction under the HSR Act, (y) the receipt of an early HSR Act termination notice from the Federal Trade Commission and (z) the expiration of the applicable HSR Act waiting period. If and to the extent such holder’s Debentures are not convertible as a result of the conversion blocker described in this bullet point (the “HSR conversion blocker”), such holder will agree to promptly make the HSR filing, and we will agree to provide its cooperation with such filing; or

• during any period of time in which conversion of such holder’s Debentures could cause such holder or a direct or indirect owner of such holder (that in each case is a non-U.S. person) to be deemed a 10% or more owner for purposes of the portfolio interest exemption from withholding as set forth in Sections 871 and 881 of the Code (the “tax conversion blocker”), as reasonably determined by such holder upon advice of outside counsel; provided that the tax conversion blocker will only apply if such holder or such direct or indirect owner of the holder, as applicable, is a non-U.S. person and is not a pass-through entity for U.S. federal income tax purposes and the holder would continue to own our debt securities after such conversion; or

• during any period of time in which the aggregate number of shares of our common stock that may be acquired by a converting holder upon conversion of Debentures will, when added to the aggregate number of shares of our common stock deemed beneficially owned by such holder at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder’s right to convert, exercise or purchase similar to this limitation), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, exceed 9.9% (the “restricted ownership percentage”) of the total issued and outstanding shares of our common stock (the “Section 16 conversion blocker”); provided that the Section 16 conversion blocker will not apply with respect to a holder if such holder is subject to Section 16(a) of the Exchange Act without regard to the aggregate number of shares of our common stock issuable upon conversion of the Debentures and upon conversion, exercise or sale of securities or rights to acquire securities that have limitations on the holder’s right to convert, exercise or purchase similar to this limitation; provided, further that, subject to the other conversion blockers, conversion of such holder’s Debentures shall be permitted up to (but shall not exceed) the amount that would cause such holder to exceed the restricted ownership percentage; provided, further that, each holder will have the right at any time and from time to time (x) to reduce the restricted ownership percentage applicable to such holder immediately upon notice to us (provided that, for the avoidance of doubt, in such event, such holder may sell shares of our common stock or Debentures to reduce the aggregate number of shares of our common stock deemed beneficially owned by such holder to a level below the reduced restricted ownership percentage, in which case the Debentures will be convertible by such holder up to (but shall not exceed) the reduced restricted ownership percentage) and (y) to increase the restricted ownership percentage applicable to such holder upon the announcement of a pending or planned make whole adjustment event or the occurrence of a make whole adjustment event; provided, however that the Section 16 conversion blocker will terminate six months after we issue a conversion termination notice; or

• during any period of time following our receipt of notice (the “insurance blocker notice”) from such holder that conversion of such holder’s Debentures would cause such holder to be required to make a filing (the “insurance filing”) to obtain approval under, or exemption from the approval requirements of, insurance statutes and regulations applicable to our direct and indirect insurance company subsidiaries (any such approvals or exemptions from approval requirements, the “insurance regulatory approvals”); provided, however, that the conversion blocker described in this bullet point (the “insurance conversion blocker” and, together with the Section 382 conversion blocker, the HSR conversion blocker, the tax conversion blocker and the Section 16 conversion blocker, the “conversion blockers”) will terminate upon the earlier to occur of (i) receipt of all applicable insurance regulatory approvals and (ii) the date we and such holder have reasonably concluded that the transaction does not require any insurance regulatory approvals; provided, however, that the insurance conversion blocker will not apply to the extent we and the holder shall have entered into a mutually agreed upon alternative arrangement (such as delivery of the shares of common stock issued upon conversion of the debentures into a voting trust) permitting the conversion of the Debentures to occur pending receipt of any required insurance regulatory approvals. If conversion of a holder’s Debentures is being prevented by the insurance conversion blocker, such holder will agree to promptly make the insurance filing that would be required to obtain the required insurance regulatory approvals.

See “Description of the Debentures — Conversion Blockers.”

Termination of conversion right
On or after the conversion commencement date, we may elect, subject to the suspension provisions in the following paragraph, to terminate the rights of all holders of the Debentures to convert their Debentures into shares of our common stock by notice (the “conversion termination notice”) to the trustee and to all holders at least 20 business days prior to the date, selected by us, on which such conversion rights will terminate if, and only if, the closing sale price of our common stock has exceeded 140% of the then applicable conversion price for at least 20 trading days in the 30-consecutive trading day period (including the last trading day of such period) ending on the trading day immediately preceding the date of such conversion termination notice.

Our right to terminate the conversion right of a holder of the Debentures shall be suspended as to such holder during any period of time in which any conversion blocker is in effect as to such holder’s Debentures; provided that upon receipt of a conversion termination notice from us, such holder must provide notice to the trustee and us within 10 business days of receipt of the conversion termination notice specifying the conversion blocker or conversion blockers that are applicable to such holder.

Make whole upon certain transactions	If:

• a change of control (as defined under “Description of the Debentures — Change of Control”) pursuant to paragraph (1) of the definition thereof (which shall be determined without regard to the exception set forth in the second bullet point of such definition) occurs; or

• we convey, sell, transfer, dispose or lease all or substantially all of our consolidated assets to another person in one transaction or a series of transactions; or

• existing directors (as defined below) cease to constitute a majority of our board of directors; or

• shares of our common stock (or other common stock, American Depositary Receipts or American Depositary Shares issuable upon conversion of the Debentures) cease to be listed for trading on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

• our stockholders approve any plan or proposal for our liquidation or dissolution or there is a plan in effect for our liquidation or dissolution,

(any such event, a “make whole adjustment event”), and if (and only if) a holder of Debentures elects to convert its Debentures in connection with any such make whole adjustment event (as described under the heading “Description of the Debentures — Conversion Rights”), we will, in certain circumstances, increase the conversion rate with respect to those Debentures so converted by a number of additional shares (the “additional shares”).

“Existing directors” means those individuals who (i) were a member of our board of directors on the commitment date or (ii) who subsequently became a member of our board of directors and whose election or initial nomination for election subsequent to the commitment date was approved by a majority of our directors then still in office, either who were directors on the commitment date or whose election or nomination for election was previously so approved. See “Description of the Debentures — Conversion Rate Adjustments — Make Whole upon Certain Transactions.”

Repurchase rights of holders	None.

No redemption	We may not redeem the Debentures prior to the maturity date.

Reserve and listing of common stock issuable upon conversion
We have reserved for issuance upon conversion of the Debentures an amount of shares of common stock sufficient for the purpose of effecting the conversion of all of the outstanding Debentures. Such shares shall upon issuance be fully paid and non-assessable, and free and clear of pre-emptive rights.

If at any time our shares of common stock shall be listed on any national securities exchange or automated quotation system, we will use reasonable best efforts to list and keep listed, so long as our shares of common stock shall be so listed on such exchange or automated quotation system, any shares of common stock issuable upon conversion of the Debentures.

Event of Default upon a
“Change of Control”
The occurrence of certain events that constitute a “change of control” will constitute an event of default under the indenture for the Debentures. Upon such an event of default, the trustee or holders of more than 50% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) may declare the principal amount, plus accrued and unpaid interest, if any, on the Debentures to be due and payable, as described under “Description of the Debentures — Events of Default.”

A “change of control” will be deemed to have occurred at the time that any of the following occurs:

(1)   any acquisition, directly or indirectly, by any person, or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding shares of our voting stock, in each case other than any transaction:

• involving a merger or consolidation that does not result in a reclassification, conversion, exchange or cancellation of outstanding common stock; or

• pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, with such holders’ proportional voting power immediately after the transaction vis-à-vis each other with respect to the securities they receive in such transaction being in substantially the same proportions as their respective voting power vis-à-vis each other with respect to the common stock that they held immediately before such transaction; or

• that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of its common stock solely into shares of common stock of the surviving entity; or

(2)   during any period of 12 consecutive calendar months, commencing on the commitment date, the ceasing of those individuals (the “continuing directors”) (i) who were our directors on the first day of each such period or (ii) who subsequently became our directors and whose election or initial nomination for election subsequent to that date was approved by a majority of the continuing directors then on the board of directors of us, to constitute a majority of our board of directors.

Book-Entry Form
The Debentures are issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the Debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trustee, Paying Agent and
Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected financial data for CNO Financial Group, Inc. as of and for the three months ended March 31, 2010 and 2009, and as of and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005. We derived the historical financial data as of March 31, 2010 and for the three-month periods ended March 31, 2010 and 2009 from our unaudited interim consolidated financial statements incorporated by reference herein which, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of our results of operations and financial position for such periods. We derived the historical financial data as of March 31, 2009, from our unaudited interim consolidated financial statements that are not incorporated by reference herein.  Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. Historical results are not necessarily indicative of future performance. The data should be read in conjunction with the information under “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operation” and our consolidated financial statements and related notes contained in the documents incorporated by reference in this prospectus.

We have prepared the selected financial data, other than statutory data, in conformity with generally accepted accounting principles. We have derived the statutory data from the statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting practices, which vary in certain respects from generally accepted accounting principles (“GAAP”).

	Three months ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Statement of Operations Data(a)	(amounts in millions, except per share data)
Insurance policy income	$664.6	$782.8	$3,093.6	$3,253.6	$2,895.7	$2,696.4	$2,620.9
Net investment income	339.2	290.6	1,292.7	1,178.8	1,369.8	1,350.8	1,222.8
Net realized investment gains (losses)	(4.9)	(6.9)	(60.5)	(262.4)	(158.0)	(46.6)	(3.3)
Total revenues	1,002.4	1,069.5	4,341.4	4,189.7	4,131.3	4,019.8	3,865.1
Interest expense	27.5	23.2	117.9	106.5	125.3	81.0	61.0
Total benefits and expenses	949.3	1,027.3	4,167.8	4,186.0	4,149.3	3,860.6	3,462.1
Income (loss) before income taxes and discontinued operations	53.1	42.2	173.6	3.7	(18.0)	159.2	403.0
Income tax expense	19.2	17.7	87.9	413.3	61.1	58.3	143.1
Income (loss) before discontinued operations	33.9	24.5	85.7	(409.6)	(79.1)	100.9	259.9
Discontinued operations, net of income taxes	-	-	—	(722.7)	(105.9)	.3	51.1
Net income (loss)	33.9	24.5	85.7	(1,132.3)	(185.0)	101.2	311.0
Preferred stock dividends	-	-	—	—	14.1	38.0	38.0
Net income (loss) applicable to common stock	33.9	24.5	85.7	(1,132.3)	(199.1)	63.2	273.0
Per Share Data(a)
Income (loss) before discontinued operations, basic	$.14	$.13	$.45	$(2.22)	$(.54)	$.42	$1.47
Income (loss) before discontinued operations, diluted	.13	.13	.45	(2.22)	(.54)	.41	1.40
Net income, basic	.14	.13	.45	(6.13)	(1.15)	.42	1.81
Net income, diluted	.13	.13	.45	(6.13)	(1.15)	.41	1.68
Book value per common share outstanding	14.83	8.61	14.09	8.82	23.03	26.64	25.45
Weighted average shares outstanding for basic earnings	250.8	184.8	188.4	184.7	173.4	151.7	151.2
Weighted average shares outstanding for diluted earnings	292.1	184.8	193.3	184.7	173.4	152.5	185.0
Shares outstanding at period-end.	250.9	184.8	250.8	184.8	184.7	152.2	151.5

	Three months ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(amounts in millions, except per share data)
Balance Sheet Data — at Period End(a)
Total investments	$22,302.9	$18,556.9	$21,530.2	$18,647.5	$21,324.5	$23,768.8	$23,424.6
Total assets	30,784.9	28,507.3	30,343.8	28,763.3	33,961.5	33,580.2	32,871.0
Corporate notes payable	1,037.2	1,310.5	1,037.4	1,311.5	1,167.6	966.4	809.4
Total liabilities	27,064.8	26,916.1	26,811.4	27,133.3	29,709.2	28,858.6	28,347.4
Shareholders’ equity	3,720.1	1,591.2	3,532.4	1,630.0	4,252.3	4,721.6	4,523.6
Statutory Data — at Period End(b)
Statutory capital and surplus	$1,418.5	$1,268.1	$1,410.7	$1,311.5	$1,336.2	$1,554.5	$1,603.8
Asset valuation reserve (“AVR”)	46.0	32.9	28.2	55.0	161.3	179.1	142.7
Total statutory capital and surplus and AVR	1,464.5	1,301.0	1,438.9	1,366.5	1,497.5	1,733.6	1,746.5

(a)
Our financial condition and results of operations have been significantly affected during the periods presented by our discontinued operations.  In addition, effective January 1, 2009, we adopted authoritative guidance which changed the recognition and presentation of other-than-temporary impairments.  Effective January 1, 2010, we adopted authoritative guidance that required us to consolidate a variable interest entity that was previously not consolidated. Please refer to the notes to the consolidated financial statements incorporated herein by reference.

(b)
We have derived the statutory data from statements filed by our insurance subsidiaries with regulatory authorities which are prepared in accordance with statutory accounting principles, which vary in certain respects from GAAP, and include amounts related to our discontinued operations in the years ended December 31, 2007, 2006 and 2005.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of the table, “earnings” represent consolidated net income (loss) before income taxes, minority interest, discontinued operations, extraordinary gain (loss), cumulative effect of accounting change and fixed charges, as defined below.  This information should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this offering memorandum.

“Fixed charges” for the “ratio of earnings to fixed charges” consist of:

•	interest expense on corporate debt, including amortization;

•	interest expense on investment borrowings;

•	interest added to policyholder account balances; and

•	the portion of rental expense we deem representative of the interest factor.

	Three Months Ended March 31,		Year Ended December 31,
	2010		2009		2008		2007	2006		2005
Ratio of earnings to fixed charges	1.50	x	1.38	x	1.01	x	(a)	1.31	x	1.82	x
__________

(a)	For such ratio earnings were $18.0 million less than fixed charges.

RISK FACTORS

Your investment in the securities involves risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, including the risk factors identified in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 (as it may be updated in our most recent quarterly report on Form 10-Q), before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks, and you may lose all or part of your investment. In addition, please read “Cautionary Note on Forward-Looking Statements” in this prospectus where we describe additional uncertainties associated with our business and the “Risk Factors” and “Forward-Looking Statements” incorporated by reference in this prospectus.

Risks Related to the Offering of Our Common Stock and the Common Stock Underlying the Warrants and the Debentures

Our ability to use our existing NOLs may be limited, and any impairment of existing NOLs would likely breach the debt to total capitalization covenant of our senior credit agreement.

As of March 31, 2010, we had approximately $4.6 billion of federal tax NOLs and $1.1 billion of capital loss carry-forwards, resulting in a gross deferred tax asset of approximately $2.0 billion, expiring in years 2010 through 2029. Section 382 of the Code imposes limitations on a corporation’s ability to use its NOLs when it undergoes a 50% “ownership change” over a three year period. Although we underwent an ownership change in 2003 as the result of our reorganization, the timing and manner in which we will be able to utilize our NOLs is not currently limited by Section 382.

We regularly monitor ownership changes (as calculated for purposes of Section 382) based on available information and, as of March 31, 2010, our analysis indicated that we were below the 50% ownership change threshold that would limit our ability to utilize our NOLs. However, after the issuance of 16.4 million shares of common stock in the private placement to Paulson and the Registered Common Stock Offering, we are close to the 50% ownership change level. As a result, any future transaction or transactions and the timing of such transaction or transactions could trigger an additional ownership change under Section 382. Such transactions may include, but are not limited to, additional repurchases or issuances of common stock (including upon conversion of the Debentures (including conversion pursuant to a make whole adjustment event), or exercise of the Warrants, as discussed above), or acquisitions or sales of shares of our stock by certain holders of our shares, including persons who have held, currently hold or may accumulate in the future 5% or more of our outstanding common stock (“5% Holders”) for their own account. Furthermore, pursuant to our investor rights agreement with Paulson, subject to certain limitations, Paulson has the right to participate, pro rata and on the same terms and conditions offered to others, in certain offerings in which our common stock or certain securities convertible or exchangeable into our common stock may be issued solely for cash to the extent necessary for Paulson to maintain its then-current ownership percentage.

 In January 2009, our board of directors adopted a Section 382 Rights Agreement, which is designed to protect shareholder value by preserving the value of our NOLs. See “Description of Capital Stock — Section 382 Rights Agreement.” The rights agreement provides a strong economic disincentive for any one shareholder knowingly, and without the approval of our board, to become a 5% Holder and for any of our existing 5% Holders to increase their ownership stake by more than 1% of the shares of our common stock then outstanding — and thus limits the uncertainty with regard to the potential for future ownership changes. However, despite the strong economic disincentives of the Section 382 Rights Agreement, shareholders may elect to increase their ownership, including beyond the limits set by the rights agreement, and thus adversely affect our ownership shift calculations.

In May 2010, our shareholders approved an NOL Protective Amendment to our certificate of incorporation, which is designed to protect shareholder value by preserving the value of our NOLs.  See “Description of Capital Stock — NOL Protective Amendment.”Although the NOL Protective Amendment is intended to reduce the likelihood of an “ownership change,” we cannot eliminate the possibility that an “ownership change” will occur, as, for example:

•	our board of directors can permit a transfer to an acquirer that results or contributes to an “ownership change”;

•	a court could find that part or all of the NOL Protective Amendment is not enforceable;

•	there would still remain a risk that certain changes in relationships among shareholders or other events would cause an “ownership change” of us and our subsidiaries under Section 382; and

•	we agreed with Paulson at the time of its investment in us to permit certain transfers by Paulson which would otherwise be prohibited by the NOL Protective Amendment.

As a result of these and other factors, the NOL Protective Amendment serves to reduce, but does not eliminate, the risk that we will undergo an “ownership change.”

Additionally, based on the advice of our tax advisor, we have taken the position that, upon issuance, the Debentures were not treated as stock for purposes of Section 382 and did not trigger an ownership change. However, the IRS may not agree with our position. If the IRS were to succeed in challenging this position, the issuance of the Debentures would have pushed us above the 50% ownership change level described above and triggered an ownership change under Section 382.

If an ownership change were to occur for purposes of Section 382, we would be required to calculate an annual limitation on the amount of our taxable income that may be offset by NOLs arising prior to such ownership change. That limitation would apply to all of our current NOLs. The annual limitation would be calculated based upon the fair market value of our equity at the time of such ownership change, multiplied by a federal long-term tax exempt rate (currently 4.03%), and the annual restriction would eliminate our ability to use a substantial portion of our NOLs to offset future taxable income. Additionally, the writedown of our deferred tax assets that would occur in the event of an ownership change for purposes of Section 382 would likely cause us to breach the debt to total capitalization covenant of our senior credit agreement.

The trading price of our common stock may fluctuate significantly, and holders could lose all or part of their investment.

The trading price of our common stock has been subject to significant fluctuations and volatility and may continue to fluctuate for various reasons which include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	liquidity and credit agreement covenant compliance concerns;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events; and

•	sales of common stock by our directors and executive officers.

In addition, the stock markets have recently experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the insurance industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could drop materially based upon factors that have little or nothing to do with us.

In addition to the factors described above, the price of our common stock also could be affected by possible sales of our common stock by investors who view the Debentures or the Warrants as a more attractive means of equity participation in our company and by hedging or arbitrage activity involving our common stock as a result of the offering of the Debentures and the Warrants.

The liquidity of the market for shares of our common stock and the prices at which our stock trades will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in the securities and other factors beyond our control.

Issuance of additional common stock, or securities convertible into common stock, or preferred stock could adversely affect holders of our common stock.

We may issue additional shares of common stock in the future, either in subsequent offerings, in connection with future acquisitions or business combinations or upon exercise, conversion or exchange of other securities. We may also issue additional securities that are convertible, exchangeable or exercisable into shares of our common stock. The number of shares of common stock that may be issuable, with or without stockholder approval, may be significant.

As of May 7, 2010, we had 252,263,159 outstanding shares of common stock. We issued $176.5 million aggregate principal amount of the Debentures on November 13, 2009 in the initial closing of the private offering of the Debentures, $64.0 million aggregate principal amount of the Debentures on February 3, 2010 as part of the second closing of the private offering of Debentures and $52.5 million aggregate principal amount of the Debentures on May 5, 2010 as part of the third closing of the private offering of the Debentures. The Debentures are not convertible, except under limited circumstances, prior to June 30, 2013. Commencing on June 30, 2013, the Debentures will be convertible into shares of our common stock at the option of the holder at any time, subject to certain exceptions and subject to our right to terminate such conversion rights under certain circumstances relating to the sale price of our common stock. Initially, the Debentures will be convertible into 182.1494 shares of our common stock for each $1,000 principal amount of Debentures (or, approximately 53.4 million shares of common stock in the aggregate for the $293.0 million aggregate principal amount of outstanding Debentures), which conversion rate is subject to adjustment following the occurrence of certain events in accordance with the terms of the indenture governing the Debentures. On November 13, 2009, we issued the Warrants to Paulson & Co. Inc. on behalf of the several investment funds and accounts managed by it (“Paulson”), which are exercisable into 5.0 million shares of common stock. The Warrants have an exercise price of $6.50 per share of common stock, subject to customary anti-dilution adjustments. The Warrants are not exercisable, except under limited circumstances, prior to June 30, 2013. Commencing on June 30, 2013, the Warrants will be exercisable for shares of our common stock at the option of the holder at any time, subject to certain exceptions. Furthermore, pursuant to our investor rights agreement with Paulson, subject to certain limitations, Paulson has the right to participate, pro rata and on the same terms and conditions offered to others, in certain offerings in which our common stock or certain securities convertible or exchangeable into our common stock may be issued solely for cash to the extent necessary for Paulson to maintain its then-current ownership percentage. On December 17, 2009, Paulson purchased 4,455,000 shares of our common stock in connection with the our registered offering of 49,500,000 shares of common stock on December 22, 2009 (the “Registered Common Stock Offering”) pursuant to its rights under the investor rights agreement.

Moreover, our board of directors is authorized to issue preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future, including shares of our Series A Junior Participating Preferred Stock that are issuable upon exercise of outstanding preferred share purchase rights distributed in connection with our Section 382 Rights Agreement, that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

We also consider from time to time various strategic alternatives that could involve issuances of additional common stock, including but not limited to acquisitions and business combinations, but do not currently have any definitive plans to enter into any of these transactions.

The issuance of additional common stock or securities convertible into common stock would result in dilution of existing stockholders’ equity interests in us. Issuances of substantial amounts of our common stock, or the perception that such issuances could occur, may adversely affect prevailing market prices for our common stock. In addition, issuances of additional shares of common stock could imperil the use of our net operating losses (“NOLs”) and consequently result in an event of default under our senior credit agreement. See “— Risks Related to the Offering of Our Debentures — Our ability to use our existing NOLs may be limited, and any impairment of existing NOLs would likely breach the debt to total capitalization covenant of our senior credit agreement” below.

The market price of our common stock could be affected by the substantial number of shares that are eligible for future sale.

As of May 7, 2010, we had 252,263,159 shares of common stock outstanding. The market price of our common stock may be adversely affected by future issuances of common stock, including those resulting from conversions by holders of our Debentures or the Warrants, which could decrease our common stock price. In addition, the possibility that shares of our common stock will be issued in connection with any conversion of the Debentures, the exercise of the Warrants or pursuant to our stock plans may encourage short selling by market participants because the issuance of shares of common stock pursuant to the terms of those securities or plans could depress the price of our common stock.

We have no plans to pay dividends on our common stock, and you may not receive funds without selling your common stock.

We have not declared or paid any cash dividends on our common stock since our emergence from bankruptcy, nor do we expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual restrictions, regulatory and other restrictions on the payment of dividends by our subsidiaries to us, and other factors that our board of directors deems relevant. In addition, our senior credit agreement contains limitations on our ability to declare and pay cash dividends. Furthermore, as a condition of the order from the Pennsylvania Insurance Department approving the transfer of the stock of Senior Health, we agreed that we would not pay cash dividends on our common stock while any portion of the Senior Health note remained outstanding.

Accordingly, you may have to sell some or all of your common stock in order to generate cash from your investment. You may not receive a gain on your investment when you sell our common stock and may lose the entire amount of your investment.

A Paulson employee is a member of our board of directors and the concentration of our capital stock ownership with Paulson could limit your ability to influence corporate matters.

We have been informed by Paulson that Paulson owns approximately 9.7% of our outstanding shares of common stock. Pursuant to our investor rights agreement with Paulson, subject to certain limitations, Paulson has the right to participate, pro rata and on the same terms and conditions offered to others, in certain offerings in which our common stock or certain securities convertible or exchangeable into our common stock may be issued solely for cash to the extent necessary for Paulson to maintain its then-current ownership percentage. As of May 7, 2010, Paulson owns approximately 21.6% of our outstanding shares of common stock if Paulson were to convert all of the approximately $200 million principal amount of Debentures it has already purchased and exercise all of its Warrants to acquire 5.0 million shares (assuming Paulson obtains the required regulatory approvals to so convert and exercise) and the holders of the remaining $93 million aggregate principal amount of the Debentures were to convert all of their Debentures. Pursuant to the investor rights agreement, if Paulson acquires more than 19.9% of our outstanding shares of common stock, Paulson has agreed, and will cause its affiliates to agree, not to vote shares collectively exceeding 19.9% of our voting power at any meeting of our stockholders or in connection with any written consent of our stockholders, unless otherwise consented by our board of directors. In such case, Paulson has also agreed to refrain from taking certain actions with respect to our ownership and management, including, among other things:

•	conducting or participating in transactions to acquire control, either by accumulation of shares, solicitation of proxies, or otherwise;

•	proposing matters for stockholder consideration;

•	seeking to nominate or remove any director;

•	granting proxies with respect to the vote of any of our equity securities;

•
forming, joining or participating in a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) with respect to our equity securities, or entering into a voting trust or voting agreement; and

•	taking any other action to seek to control us, our board or our management, including through public statements.

Notwithstanding these limitations, a Paulson employee has been a member of our board of directors since February 2, 2010 and Paulson still owns a concentration of our capital stock which could limit your ability to influence certain corporate matters; as a result, we may not take actions that our other stockholders view as beneficial and the market price of our common stock could be adversely affected.

We have adopted anti-takeover provisions that could make it more difficult for a third party to acquire us, even if the acquisition would be favorable to holders of our common stock.

Provisions in our amended and restated certificate of incorporation and our amended and restated by-laws may make it more difficult and expensive for investors to acquire us, even if doing so would be beneficial to our shareholders. In May 2010, our shareholders approved an NOL Protective Amendment to our certificate of incorporation, which amendment restricts certain transfers of our common stock in order to protect shareholder value by preserving the value of our NOLs. In addition, we adopted our Section 382 Rights Agreement in January 2009, which could make it considerably more difficult or costly for a person or group to acquire control of us in a transaction that our board of directors opposes. These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock, or could limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

State insurance laws may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders.

State insurance laws include provisions that may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders. For example, under applicable state insurance holding company laws and regulations, no person may acquire control of us, and thus indirect control of our insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Under applicable laws and regulations, any person acquiring, directly by stock ownership or indirectly (by revocable proxy or otherwise) 10% or more of the voting power of our capital stock would be presumed to have acquired control of us, and a person who beneficially acquires 10% or more of our shares of common stock without obtaining the approval of the appropriate state insurance commissioners would be in violation of state insurance holding company statutes and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the state insurance commissioners, unless the appropriate insurance regulatory authorities, upon advance application, determine otherwise. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock.

Risks Related to the Offering of Our Warrants

The Warrants are a risky investment. You may not be able to recover the value of your investment in the Warrants, and the Warrants may expire worthless.

As of May 7, 2010, the last reported price of our common stock on the New York Stock Exchange was $5.32 per share. This is below the exercise price of the Warrants. In order for you to recover the value of your investment in the Warrants, either a trading market must develop for the Warrants and the trading price of the Warrants must exceed the price at which you purchased your

Warrants, or our stock price must increase to more than the sum of the exercise price of the Warrants and the price at which you purchased your Warrants.

Prior to June 30, 2013, the Warrants will not be exercisable, except upon the occurrence of certain extraordinary events and change of control transactions with respect to us. Commencing on June 30, 2013, the Warrants will be exercisable, in whole or in part, at any time and from time to time, except in circumstances where any limitation on exercise is in effect with respect to your Warrants. Unless earlier exercised, the Warrants will expire on December 30, 2016.

In the event our common stock price does not increase to the level discussed above during the period when the Warrants are exercisable, you will likely not be able to recover the value of your investment in the Warrants. In addition, if our common stock price remains below the exercise price of the Warrants, the Warrants may not have any value and may expire without being exercised, in which case you will lose your entire investment. The trading price of our common stock may not reach the levels needed for you to achieve a positive return on your investment. Accordingly, the value of the common stock you receive upon exercise of the Warrants will depend on the market price of our common stock on the day on which you choose to exercise those Warrants.

There is no existing market for the Warrants, and you cannot be certain that an active market will be established.

Prior to this offering, there has been no existing trading market for the Warrants. We have not applied and do not intend to apply for listing of the Warrants on any national securities exchange. An active trading market may never be established for the Warrants. Even if a trading market is established, the offering price for the Warrants may not be indicative of the price that will prevail in the trading market (if any) following this offering. The market price for the Warrants may decline below the offering price, and may be volatile. The liquidity of any market for the Warrants will depend on a number of factors, including but not limited to:

•	the number of Warrants that the selling securityholders elect to sell in this offering;

•	the number of holders of the Warrants;

•	our performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Warrants; and

•	the market price of our common stock.

In addition, many of the risks that are described elsewhere in this “Risk Factors” section and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 (as it may be updated in our most recent quarterly report on Form 10-Q) could materially and adversely affect the price of the Warrants.

The Warrants are not suitable for all investors.

The Warrants are complex financial instruments for which there is no established trading market. Investors considering the purchase of Warrants should be experienced with respect to options on securities and options transactions and reach an investment decision only after carefully considering, with their advisers, the suitability of the Warrants in light of their particular circumstances. The Warrants are not suitable for persons, among others, solely dependent upon a fixed income, for retirement plan accounts or for accounts under the Uniform Gift to Minors Act. Before making any investment in the Warrants, it is important that a prospective investor become informed about and understand the nature of the Warrants in general, as well as the specific terms of the Warrants. An investor should understand the consequences of liquidating his investment in the Warrants by exercising, as opposed to selling, the Warrants. It is especially important for an investor to be familiar with the procedures governing the exercise of Warrants, since a failure to properly exercise a Warrant prior to its expiration could result in the loss of his entire investment. This includes knowing when Warrants are exercisable and how to exercise them. You should be prepared to sustain a total loss of the purchase price of your warrants.

Purchasers who exercise their Warrants for shares of common stock will incur immediate and future dilution.

Upon exercise of your Warrants for shares of common stock, you could experience immediate dilution if the exercise price of your Warrants at the time were higher than the net tangible book value per share of the outstanding common stock. In addition, you will experience dilution (subject to the anti-dilution protections contained in the Warrants and described herein) when we issue additional shares of common stock that we are permitted or required to issue in any future offerings and under our stock option plan or other employee or director compensation plans.

Exercise of the Warrants will dilute the ownership interests of existing stockholders.

The exercise of the Warrants will dilute the ownership interests of existing stockholders and any sales in the public market of the common stock issuable upon such exercise could adversely affect prevailing market prices of our common stock. In addition, the existence of the Warrants may encourage short selling by market participants because exercise of the Warrants could depress the price of our common stock.

The value of the Warrants will be significantly affected by the price of our common stock, which has been volatile.

The market price of our common stock will significantly affect the value of the Warrants, and the resulting percentage change in the value of our Warrants is likely to be much higher than the percentage change in the market price of our common stock. We cannot predict whether the price of our common stock will rise or fall, and the market price of our common stock has been volatile. See “—Risks Related to the Offering of Our Common Stock and the Common Stock Underlying the Warrants and the Debentures—The trading price of our common stock may fluctuate significantly, and holders could lose all or part of their investment.” The price of our common stock also could be affected by possible sales of common stock by investors who view the Warrants as a more attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock. The hedging or arbitrage of our common stock could, in turn, affect the trading prices of the Warrants. Holders bear the risk that the value of their investment in the Warrants will be negatively impacted if shares of our common stock do not trade at prices equal to or greater than the value of such common stock on the date such holder purchased the Warrants due to a lack of liquidity of our common stock or other factors.

The market price of our common stock could be affected by the substantial number of shares that are eligible for future sale, which could decrease the value of a holder’s investment.

As of May 7, 2010, we had 252,263,159 shares of common stock outstanding. The value of the Warrants may be adversely affected by future issuances of common stock, including those resulting from conversions by holders of their Debentures and exercises by the holder(s) of the Warrants, which could decrease our common stock price. In addition, the possibility that shares of our common stock will be issued in connection with any conversion of the Debentures or pursuant to our stock plans may encourage short selling by market participants because the issuance of shares of common stock pursuant to the terms of those securities or plans could depress the price of our common stock.

Holders of Warrants cannot exercise their Warrants while an exercise blocker is in effect with respect to such Warrants.

The Warrants are not exercisable to the extent that the Section 382 exercise blocker or the Section 16 exercise blocker (in each case, as defined under “Description of the Warrants — Certain Terms”) is in effect with respect to such holder’s Warrants. If any such prohibition on exercise is in effect, such holder’s Warrants will not be exercisable into our common stock, and the holder will be required to continue to hold the Warrants until (i) the restriction is not longer in effect (if applicable), at which time the holder may exercise its Warrants, or (ii) the Warrants are resold. Such holder will not be entitled to any compensation for any loss of value or exercise opportunity.

Holders of the Warrants will have no rights as common stockholders until they acquire our common stock, but will be subject to all changes made with respect to our common stock.

A holder of Warrants will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting the common stock, to the extent it receives such stock upon exercise. A holder will only be entitled to rights of the common stock if and when we deliver shares of common stock to such holder upon exercise of its Warrants. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or our amended and restated by-laws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to such holder’s exercise of Warrants, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

The exercise price of, and the number of shares underlying, the Warrants may not be adjusted for all dilutive events.

The exercise price of, and the number of shares underlying, the Warrants is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions and combinations, distributions of indebtedness, securities or assets, spin-offs, cash dividends or distributions and certain tender or exchange offers as described under “Description of the Warrants — Adjustments.” The exercise price and the number of shares underlying the Warrants will not be adjusted, however, will not be adjusted for certain other events, such as an issuance of our common stock for cash or in connection with an acquisition, that may adversely affect the trading price of our common stock. If any of these events adversely affects the market price of our common stock, it may also adversely affect the value of the Warrants. Other events that adversely affect the value of the Warrants may occur, and such events may not result in an adjustment to such exercise price and the number of shares underlying the Warrants. We cannot assure holders that an event that does not result in an adjustment to the exercise price and the number of shares underlying the Warrants will not occur. Additionally, although any adjustments are designed to compensate you for the lost value of your Warrants as a result of certain types of events, they may not adequately compensate you for such loss.

You should consider the United States federal income tax consequences of owning the Warrants and our common stock including the possibility that you may be deemed to receive a taxable distribution without the receipt of any cash or property.

You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from an exercise of the Warrants, as well as the possibility of taxable income resulting from certain changes in the conversion rate or failure to make a change in the conversion rate. A discussion of certain United States federal income tax consequences of ownership of the Warrants and common stock received upon an exercise of a Warrant is contained under the heading “Certain United States Federal Income and Estate Tax Considerations.”

The Warrants may have no value in a bankruptcy.

In the event of a bankruptcy or reorganization or other insolvency proceeding by or against us, the unexercised Warrants may be deemed to be executory contracts subject to rejection by us with approval of the bankruptcy court. As a result, even if sufficient funds are available, holders of the Warrants may not be entitled to receive any consideration or may receive less than they would be entitled to if they had exercised their Warrants prior to the commencement of such bankruptcy or reorganization.

Risks Related to the Offering of Our Debentures

We have substantial indebtedness, which may have an adverse effect on our business or limit our ability to take advantage of business, strategic or financing opportunities.

As of March 31, 2010, we had aggregate principal amount of indebtedness of $1,045.1 million, consisting of the following (dollars in millions):

Senior credit agreement	$652.1
3.50% convertible debentures	52.5
Debentures	240.5
Senior Health note	100.0
Total	$1,045.1

After giving effect to our issuance of $52.5 million aggregate principal amount of Debentures in the third closing of our private offering of Debentures and the use of proceeds therefrom, as of March 31, 2010, our aggregate indebtedness would have been $1,045.1 million.

Our indebtedness will require over $160 million in cash to service in the next twelve months (including the $52.5 million of 3.50% convertible debentures we purchased in May 2010).

The principal payments on our direct corporate obligations (including payments required under the senior credit agreement, the Senior Health note, the 3.50% convertible debentures and the Debentures) are as follows (dollars in millions):

Remainder of 2010	$77.5	(a)
2011	60.0
2012	65.0
2013	602.1
2016	240.5	(b)

	$1,045.1

_____________
(a)
Includes $52.5 million of the 3.50% convertible debentures.  In May 2010, as further discussed in “Summary—Recent Developments—Repurchase of Outstanding Debentures and Issuance of Additional Debentures,” we repurchased $52.5 million of the 3.50% convertible debentures and issued $52.5 million of the Debentures. Less than $0.1 million of the 3.50% convertible debentures remain outstanding.

(b)	Excludes the $52.5 million of Debentures issued in May 2010 as described in (a) above.

The payment of principal and interest on our outstanding indebtedness will require a substantial portion of our available cash each year, which, as a holding company, is limited, as further described in the risk factor entitled “—Risks Related to the Offering of Our Debentures—We are a holding company and our liquidity and ability to meet our obligations may be constrained by the ability of our insurance subsidiaries to distribute cash to us” below.  Our debt obligations may restrict our ability to take advantage of business, strategic or financing opportunities.

As disclosed in detail in the Form 10-K for the year ended December 31, 2009 and in “—Risks Related to the Offering of Our Debentures”, our senior credit agreement contains various restrictive covenants and required financial ratios that limit our operating flexibility. Our current credit ratings may adversely affect our ability to access capital and the cost of such capital, which could have a material adverse effect on our financial condition and results of operations,” our senior credit agreement contains various restrictive covenants and required financial ratios that we must meet or maintain and that limit our operating flexibility.  If we default under any of these covenants, the lenders could declare all outstanding borrowings, accrued interest and fees to be immediately due and payable.  In such event, the holders of our 3.50% convertible debentures, our Debentures and the Senior Health note could elect to take similar action with respect to those debts.  If that were to occur, we would not have sufficient liquidity to repay our indebtedness.  Absent sufficient liquidity to repay our indebtedness, our management may conclude that there is substantial doubt regarding our ability to continue as a going concern.

If we fail to pay interest or principal on the 3.50% convertible debentures or the Debentures, we will be in default under the applicable indenture governing such debentures.  A default under either indenture could also lead to a default under agreements governing our existing and future indebtedness, including under our senior credit agreement.  If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we likely would not have sufficient funds to repay our indebtedness.

Our senior credit agreement contains various restrictive covenants and required financial ratios that limit our operating flexibility. The violation of one or more loan covenant requirements would entitle our lenders to declare all outstanding amounts under the senior credit agreement to be due and payable.

As of March 31, 2010, we had $652.1 million principal amount of debt outstanding under our senior credit agreement. Pursuant to our senior credit agreement, we agreed to a number of covenants and other provisions that restrict our ability to borrow money and pursue some operating activities without the prior consent of the lenders. We also agreed to meet or maintain various financial ratios and balances. Our ability to meet these financial tests and maintain ratings may be affected by events beyond our control. There are several conditions or circumstances that could lead to an event of default under our senior credit agreement, as described below. In the event of an event of default, management would conclude there is substantial doubt regarding our ability to continue as a going concern, which would have material adverse consequences to our financial condition and results of operations, as further described below.

The senior credit agreement prohibits or restricts, among other things:

•	the payment of cash dividends on our common stock;

•	the repurchase of our common stock;

•	the issuance of additional debt or capital stock;

•	liens;

•	the transfer or sale of assets unless the net proceeds are reinvested in our insurance operations or used to reduce the amount due under the senior credit agreement;

•	certain affiliate transactions;

•	certain investment activities;

•	change in business; and

•	prepayment of indebtedness (other than the senior credit agreement).

The senior credit agreement also requires that our annual audited consolidated financial statements be accompanied by an opinion from a nationally-recognized independent public accounting firm stating that such audited consolidated financial statements present fairly, in all material respects, our financial position and results of operations in conformity with GAAP for the periods indicated. For us to remain in compliance with the senior credit agreement, such opinion cannot include an explanatory paragraph regarding our ability to continue as a going concern or similar qualification. Although we were in compliance with the provisions of the senior credit agreement as of March 31, 2010, these provisions represent significant restrictions on the manner in which we may operate our business. If we default under any of these provisions, the lenders could declare all outstanding borrowings, accrued interest and fees to be due and payable. If that were to occur, we may not have sufficient liquidity to repay amounts due under the senior credit agreement in full or any of our other debts.

Pursuant to the senior credit agreement, as long as the debt to total capitalization ratio (as defined in the senior credit agreement) is greater than 20% or certain insurance subsidiaries (as defined in the senior credit agreement) have financial strength ratings of less than A- from A.M. Best, we are required to make mandatory prepayments with all or a portion of the proceeds from the following transactions or events: (i) the issuance of certain indebtedness; (ii) certain equity issuances; and (iii) certain asset sales or casualty events. Pursuant to the terms of the Senior Credit Agreement, we made payments of:  (i) $36.8 million (equal to half of the net proceeds from the private placement of 16.4 million shares of common stock and Warrants to Paulson & Co. Inc. (“Paulson”)); and (ii) $161.4 million (equal to $150 million plus half of the net proceeds in excess of $200 million from Registered Common Stock Offering) in 2009.

The following chart summarizes:  (i) the most significant financial ratios and balances we must maintain pursuant to our senior credit agreement; (ii) the current ratios and balances as of March 31, 2010; and (iii) the margins for adverse developments before such ratio or balance requirement is not met (dollars in millions):

	Covenants under the Senior Credit Agreement,	Balance or Ratio as of March 31, 2010	Margin for Adverse Development from March 31, 2010 Levels

Aggregate risk-based capital ratio	Greater than or equal to 200% through December 31, 2010; greater than or equal to 225% from March 31, 2011 through December 31, 2011; and thereafter, greater than 250%.	319%
Reduction to total adjusted capital (defined as combined statutory capital and surplus plus the asset valuation reserve and 50 percent of the balance of the provision of policyholder dividends) of approximately $547 million, or an increase to required risk-based capital of approximately $273 million.

Combined statutory capital and surplus	Greater than $1,100 million from through December 31, 2010; greater than $1,200 million from March 31, 2011 through December 31, 2011; and thereafter, $1,300 million.	$1,464 million	Reduction to combined statutory capital and surplus of approximately $364 million.

Debt to total capitalization ratio	Not more than 30%.	22%	Reduction to shareholders’ equity of approximately $1.4 billion or additional debt of $587 million.

Interest coverage ratio
Greater than or equal to 1.50 to 1 for rolling four quarters through December 31, 2010; greater than or equal to 1.75 to 1 for rolling four quarters from March 31, 2011 through December 31, 2011; and thereafter, 2.00 to 1.
		1.71 to 1	Reduction in cash flows to the holding company of approximately $15 million.

These covenants place significant restrictions on the manner in which we may operate our business and our ability to meet these financial covenants may be affected by events beyond our control.  If we default under any of these covenants, the lenders could declare all outstanding borrowings, accrued interest and fees to be immediately due and payable, which would have material adverse consequences to us. If the lenders under our senior credit agreement would elect to accelerate the amounts due, the holders of our Debentures and Senior Health note could elect to take similar action with respect to those debts. If that were to occur, we would not have sufficient liquidity to repay our indebtedness.

We are required to assess our ability to continue as a going concern as part of our preparation of financial statements at each quarter-end.  The assessment includes, among other things, consideration of our plans to address our liquidity and capital needs during the following 12 months and our ability to comply with the future loan covenant and financial ratio requirements under our senior credit agreement, including the covenant regarding minimum risk-based capital ratios.  The calculation of risk-based capital ratios is based on rules established by the NAIC.  Recently, the NAIC has modified the calculation of our required capital for commercial mortgages based on the Mortgage Experience Adjustment Factor (“MEAF”) and the calculation of risked-based capital requirements for investments in residential mortgage-backed securities (“RMBS”).  The NAIC could further modify these or other RBC requirements in the future.  Any such modifications would result from a regulatory process over which we have no control and which is not required to take our specific circumstances into account and could negatively impact our ability to remain in compliance with our senior credit agreement and, therefore, impact management’s assessment of our ability to continue as a going concern in conjunction with the completion of our future financial statements, as further described below.  Any modifications to the RBC requirements may be effective for a limited period of time which could limit our ability to consider them when assessing our ability to continue as a going concern.  Our RBC ratio may suffer future deterioration as a result of future realized losses on investments (including other-than-temporary impairments), decreases in the ratings of certain of our investments, net statutory losses from the operations of our insurance subsidiaries, changes in statutory regulations with respect to RBC requirements or the valuation of assets or liabilities, or for other reasons.

Accordingly, in connection with the preparation of our financial statements for future periods, we, or our independent registered public accountants, may conclude that there is not a sufficient likelihood that we will be able to comply with the RBC ratio, statutory capital and surplus and other covenants in our senior credit agreement.  In such event, we may be required to conclude that there is substantial doubt regarding our ability to continue as a going concern in our financial statements for subsequent periods.  If we were to conclude there was substantial doubt regarding our ability to continue as a going concern in our financial statements for subsequent periods, we may be required to increase the valuation allowance for deferred tax assets, which could result in the violation of one or more loan covenant requirements under the senior credit agreement.

If in future periods we are not able to demonstrate that we will be in compliance with the financial covenant requirements in the senior credit agreement for at least 12 months following the date of the financial statements, management would conclude there is substantial doubt about our ability to continue as a going concern and the audit opinion that we would receive from our independent registered public accounting firm would include an explanatory paragraph regarding our ability to continue as a going concern.  Such an opinion would be in breach of the covenants in the senior credit agreement.  If the circumstances leading to the substantial doubt were not cured prior to the issuance of the audit opinion, or we were unable to obtain a waiver on the going concern opinion requirement within 30 days after notice from the lenders, it would be an event of default entitling the lenders to declare all outstanding borrowings, accrued interest and fees to be due and payable.  If an event of default were to occur, it is highly probable that we would not have sufficient liquidity to repay our bank indebtedness in full or any of our other indebtedness which could also be accelerated as a result of the default.

The obligations under our senior credit agreement are guaranteed by our current and future domestic subsidiaries, other than our insurance subsidiaries and certain immaterial subsidiaries. CDOC’s guarantee under our senior credit agreement is secured by a lien on substantially all of the assets of the guarantors, including the stock of Conseco Life Insurance Company of Texas (“Conseco Life of Texas”) (which is the parent of Bankers Life and Casualty Company, Bankers Conseco Life Insurance Company and Colonial Penn), Washington National (which is the parent of Conseco Insurance Company and Conseco Life) and Conseco Health. If we fail to make the required payments, do not meet the financial covenants or otherwise default on the terms of our senior credit agreement, the stock of Conseco Life of Texas, Washington National and Conseco Health could be transferred to the lenders under such agreement. Any such transfer would have a material adverse effect on our business, financial condition and results of operations, and would have a significant adverse effect on the market value of our common stock.

We are a holding company and our liquidity and ability to meet our obligations may be constrained by the ability of our insurance subsidiaries to distribute cash to us.

We and CDOC, a wholly owned subsidiary of ours and a guarantor under our senior credit agreement, are holding companies with no business operations of our own. We and CDOC depend on our operating subsidiaries for cash to make principal and interest payments on debt and to pay administrative expenses and income taxes. We and CDOC receive cash from insurance subsidiaries, consisting of dividends and distributions, principal and interest payments on surplus debentures and tax-sharing payments, as well as cash from our non-insurance subsidiaries consisting of dividends, distributions, loans and advances. A deterioration in the financial condition, earnings or cash flow of our significant subsidiaries for any reason could hinder the ability of such subsidiaries to pay cash dividends or other disbursements to us and/or CDOC, which would limit our ability to meet our debt service requirements and satisfy other financial obligations. In addition, we may elect to contribute additional capital to certain insurance subsidiaries to strengthen their surplus for covenant compliance or regulatory purposes or to provide the capital necessary for growth, in which case it is less likely that our insurance subsidiaries would pay dividends to us. Accordingly, this could limit our ability to meet debt service requirements and satisfy other holding company financial obligations.

We receive dividends and other payments from CDOC and from certain non-insurance subsidiaries. CDOC receives dividends and surplus debenture interest payments from our insurance subsidiaries and payments from certain of our non-insurance subsidiaries. Payments from our non-insurance subsidiaries to us or CDOC, and payments from CDOC to us, do not require approval by any regulatory authority or other third party. However, the payment of dividends or surplus debenture interest by our insurance subsidiaries to CDOC is subject to state insurance department regulations and may be prohibited by insurance regulators if they determine that such dividends or other payments could be adverse to our policyholders or contract holders. Insurance regulations generally permit dividends to be paid from statutory earned surplus of the insurance company without regulatory approval for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of):

•	statutory net gain from operations or statutory net income for the prior year, or

•	10% of statutory capital and surplus as of the end of the preceding year.

This type of dividend is referred to as “ordinary dividends.” Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. This type of dividend is referred to as “extraordinary dividends.” During the first quarter of 2010, our insurance subsidiaries paid extraordinary dividends of $25.0 million to CDOC. Each of the immediate insurance subsidiaries of CDOC had negative earned surplus at March 31, 2010. Accordingly, any dividend payments from the insurance subsidiaries to the holding company will require the prior approval of the director or commissioner of the applicable state insurance department.

During the next twelve months, we are expecting our insurance subsidiaries to pay approximately $70 million of extraordinary dividends to CDOC (subject to approval by the applicable state insurance department). In addition, we are expecting Conseco Life of Texas to pay interest on surplus debentures of $49 million in the next twelve months, which will not require additional approval provided the risk-based capital ratio of Conseco Life of Texas exceeds 100 percent (but will require prior written notice to the Texas state insurance department).

Furthermore, risk-based capital requirements and other capital requirements can also limit, in certain circumstances, the ability of our insurance subsidiaries to pay dividends to CDOC. For example, certain states have established minimum capital requirements for insurance companies licensed to do business in their state. These additional requirements generally have not had a significant impact on our insurance subsidiaries, but the capital requirements in Florida have caused Conseco Health to maintain a higher level of capital and surplus than it would otherwise maintain and have thus limited its ability to pay dividends.

In addition, although we are under no obligation to do so, we may elect to contribute additional capital to strengthen the surplus of certain insurance subsidiaries for covenant compliance or regulatory purposes or to provide the capital necessary for growth. Any election regarding the contribution of additional capital to our insurance subsidiaries could affect the ability of our top tier insurance subsidiaries to pay dividends. The ability of our insurance subsidiaries to pay dividends is also impacted by various criteria established by rating agencies to maintain or receive higher ratings and by the capital levels that we target for our insurance subsidiaries, as well as risk-based capital and statutory capital compliance requirements under our senior credit agreement.

In addition, our insurance subsidiary Washington National may not distribute funds to any affiliate or shareholder, without prior notice to the Florida Office of Insurance Regulation, in accordance with an order from the Florida Office of Insurance Regulation.

The following table sets forth the aggregate amount of dividends and other distributions that our insurance subsidiaries paid to us in the three months ended March 31, 2010 and the years ended December 31, 2009, 2008 and 2007 (dollars in millions):

	Three months ended	Year Ended December 31,
	March 31, 2010	2009	2008	2007
Dividends	$25.0	$35.0	$20.0	$50.0
Surplus debenture interest	12.0	59.3	56.4	69.9
Fees for services provided pursuant to service agreements	19.7	77.8	83.2	92.9
Tax sharing payments	.1	3.4	1.1	1.9
Total paid	$56.8	$175.5	$160.7	$214.7

The Debentures are unsecured and will be effectively subordinated to our secured indebtedness and liabilities of our subsidiaries.

The Debentures are our general, unsecured obligations and rank equally in right of payment to all of our existing and future unsecured and unsubordinated indebtedness, but are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of our assets that secure such indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the Debentures, payment on the Debentures could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the Debentures then outstanding. The Debentures will not be guaranteed by any of our subsidiaries, and accordingly they will be effectively subordinated also to all existing and future liabilities of our subsidiaries (including insurance liabilities and guarantees of our indebtedness under our senior credit agreement by certain of our subsidiaries).

As of March 31, 2010, our aggregate secured indebtedness under our senior credit agreement was $652.1 million, the aggregate amount of liabilities of our subsidiaries was $26.0 billion (which does not include any intercompany amounts that are eliminated in consolidation), and the aggregate principal amount of our senior unsecured indebtedness was $393.0 million, consisting of $52.5 million aggregate principal amount of 3.50% convertible debentures, $240.5 million aggregate principal amount of Debentures and $100.0 million of a Senior Health note.  On May 5, 2010 we issued $52.5 million aggregate principal amount of Debentures and repurchased $52.5 million aggregate principal amount of our 3.50% convertible debentures.  Less than $0.1 million of the 3.50% convertible debentures remain outstanding.

The Debentures issued on different closing dates were assigned different CUSIP numbers, and Debentures issued under a CUSIP with a smaller float may have less liquidity, lower value and more volatility.

We currently have $293.0 million aggregate principal amount of Debentures outstanding after our issuance of $176.5 million of Debentures on November 13, 2009, $64.0 million of Debentures on February 3, 2010 and $52.5 million of Debentures on May 5, 2010. Each of our outstanding series of Debentures were issued under its own CUSIP number and any future series of Debentures will be assigned its own CUSIP number. As a result, the aggregate principal amount of each of the series is significantly less than the total for all series of Debentures, which is $293.0 million. In that event, there may be more limited liquidity with respect to such a series and, therefore, the ability of the holders thereof to resell their Debentures may be adversely affected. In addition, a series with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable series with a greater float. Therefore, the value of Debentures issued under a CUSIP with a smaller float may be adversely affected. A limited float may also make the trading prices of Debentures issued under such CUSIP more volatile.

The Debentures do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the Debentures.

The indenture governing the Debentures does not prohibit or limit us from incurring additional indebtedness and other liabilities or from pledging assets to secure such indebtedness and liabilities. In addition, the Debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt and take a number of other actions that are not limited by the terms of the indenture governing the Debentures and the Debentures could have the effect of diminishing our ability to make payments on the Debentures when due. In addition, we are not restricted from repurchasing indebtedness or common stock by the terms of the indenture governing the Debentures and the Debentures. If we issue other debt securities in the future, our debt service obligations will increase.

The Debentures are not  protected by restrictive covenants, which may allow us to engage in transactions that may impair our ability to fulfill our obligations under the Debentures.

Because the indenture governing the Debentures does not contain any covenants or other provisions to afford protection to holders of the Debentures in the event of a change of control involving us except to the extent described under “Description of the Debentures — Events of Default,” “— Merger and Sale of Assets by CNO Financial Group” and “— Conversion Rate Adjustments — Make Whole upon Certain Transactions,” we may engage in transactions that may impair our ability to fulfill our obligations under the Debentures. Absent a contractual restriction and other than our obligation to increase the conversion rate with respect to the Debentures in certain circumstances upon the occurrence of certain events, we generally have no duty to consider the interests of holders of our Debentures in determining whether to engage in such transactions and under what terms.

Some significant transactions may not constitute a make whole adjustment event, in which case the Debentures would not become convertible prior to the conversion commencement date as a result of such event, and may not constitute a change of control, in which case no default would occur as a result of such event.

Upon the occurrence of a make whole adjustment event (as defined under “Description of the Debentures — Conversion Rate Adjustments — Make Whole upon Certain Transactions”), holders will have the right to convert their Debentures prior to the conversion commencement date and, under certain circumstances, at an increased conversion rate. In addition, certain make whole adjustment events constitute a change of control (as defined under “Description of the Debentures — Change of Control”) for purposes of determining whether an event of default under the Debentures has occurred. However, because the terms “make whole adjustment event” and “change of control” are limited to certain specified transactions or events, these provisions may not afford protection to holders of the Debentures in the event of certain significant transactions or events that might adversely affect our financial condition or the value of the Debentures or the trading price of our common stock.

For example, transactions such as leveraged recapitalizations, refinancings, restructurings or certain acquisitions of other entities by us or our subsidiaries would not constitute a make whole adjustment event allowing holders to convert their Debentures prior to the conversion commencement date and, under certain circumstances, at an increased conversion rate, or a change of control resulting in an event of default that could allow holders to accelerate the maturity of the Debentures. In the event of any such transaction occurring prior to the conversion commencement date, holders would not have the right to convert their Debentures and no event of default would occur, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Debentures.

In addition, a delisting of our common stock or a sale of all or substantially all of our consolidated assets would not constitute a change of control resulting in an event of default, although such events would constitute a make whole adjustment event. However, if the conversion rate, as adjusted for the make whole adjustment event, times the trading price of our common stock at the time of the event is less than $1,000, the value delivered to a converting holder will be less than the principal amount of the converted Debentures.

The increase in the conversion rate for Debentures converted in connection with a make whole adjustment event may not adequately compensate holders for any lost value of the Debentures as a result of such events.

If a make whole adjustment event occurs on or after the commitment date and prior to maturity, we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for Debentures converted in connection with such make whole adjustment event. The increase in the conversion rate will be determined based on the date on which the make whole adjustment event becomes effective and the price paid (or deemed paid) per share of our common stock, as described below under “Description of the Debentures — Conversion Rate Adjustments — Make Whole upon Certain Transactions.”

Although the increase in the conversion rate is designed to compensate holders for the lost option time value of their Debentures as a result of a make whole adjustment event, it may not adequately compensate holders for such loss. In addition, if the price of our common stock in the transaction is greater than $60.00 per share or less than $4.99 per share (in each case, subject to adjustment), no increase will be made to the conversion rate. As a result, in no event will the conversion rate as a result of this adjustment exceed 200.4008 shares per $1,000 principal amount of Debentures (subject to adjustment).

Our obligation to increase the conversion rate in connection with a make whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The adjustments to the conversion rate do not cover all dilutive events that may adversely affect the value of the Debentures.

The conversion rate is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions and combinations, distributions of indebtedness, securities or assets, spin-offs, cash dividends or distributions and certain tender or exchange offers as described under “Description of the Debentures — Conversion Rate Adjustments,” or in connection with a conversion in connection with a make whole adjustment event, as described above. However, the conversion rate will not be adjusted for certain other events, such as an issuance of our common stock for cash or in connection with an acquisition, that may adversely affect the trading price of our common stock. If any of these events adversely affects the market price of our common stock, it may also adversely affect the value of the Debentures. We cannot assure holders that an event that does not result in an adjustment to the conversion rate will not occur.

Additionally, although any adjustments are designed to compensate you for the lost value of your Debentures as a result of certain types of events, they may not adequately compensate you for such loss. Furthermore, our obligation to increase the conversion rate in connection with certain make whole adjustment events could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equitable remedies.

Holders of the Debentures do not have any right to require us to repurchase Debentures for cash.

Holders of the Debentures do not have any right to require us to repurchase Debentures for cash as a result of a fundamental change or otherwise. The lack of put rights for holders of the Debentures may adversely affect the size of the trading market for the Debentures and the price on resale.

A change of control under the Debentures may also constitute an event of default under the senior credit agreement.

On and after the commitment date, the occurrence of a change of control (as defined under “Description of the Debentures — Change of Control”) will result in an event of default under the indenture if written notice is provided not later than 90 days following the occurrence of such change of control to us by the trustee or to us and the trustee by the holders of at least 10% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class). Such event of default will give the trustee or the holders of more than 50% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) the right to accelerate the maturity of the Debentures. Such change of control would also likely constitute an event of default under the senior credit agreement, which would permit the lenders under the senior credit agreement to accelerate the maturity of our obligations thereunder, exercise their right with respect to the collateral securing such obligations and pursue other specified remedies. In addition, we expect such a change of control would constitute an event of default under any future debt agreements. In such event, we may not have sufficient funds at such time to repay the principal amount of, and accrued and unpaid interest on, the Debentures, and we may not be able to arrange necessary financing on acceptable terms, if at all.

Except in connection with a make whole adjustment event, holders will not be able to convert their Debentures before June 30, 2013, and the value of the Debentures could be less than the value of the common stock into which their Debentures could otherwise be converted.

Except in connection with a make whole adjustment event, the Debentures will not be convertible prior to June 30, 2013 and accordingly holders may not be able to convert their Debentures and receive the value of the common stock into which the Debentures would otherwise be convertible. The inability to freely convert may also adversely affect the value of the Debentures and a holder’s ability to resell the Debentures.

Holders of Debentures cannot convert their Debentures while a conversion blocker is in effect with respect to such Debentures.

The indenture governing the Debentures prohibits conversion of a holder’s Debentures if, and to the extent, any of the Section 382 conversion blocker, the HSR conversion blocker, the tax conversion blocker, the insurance conversion blocker and the Section 16 conversion blocker (in each case, as defined under “Description of the Debentures — Conversion Blockers”) is in effect with respect to such holder’s Debentures. If any such prohibition on conversion is in effect, such holder’s Debentures will not be convertible into our common stock, and the holder will be required to continue to hold the Debentures until (i) the restriction is not longer in effect (if applicable), at which time the holder may convert, (ii) the Debentures are paid at maturity or (iii) the Debentures are resold. Such holder will not be entitled to any compensation for any loss of value or conversion opportunity.

Holders’ right to convert may be terminated in certain circumstances.

On or after the conversion commencement date, we may, subject to certain exceptions, elect to terminate the right of holders to convert into our common stock upon at least 20 business days’ notice prior to the date, selected by us, on which such conversion rights will terminate if, and only if, the closing sale price of our common stock has exceeded 140% of the then applicable conversion price for at least 20 trading days in the 30-consecutive trading day period (including the last trading day of such period) ending on the trading day immediately preceding the date of such conversion termination notice. If we so elect to terminate the right of holders to convert, and a holder does not choose to convert its Debentures prior to our termination of the conversion right, such holder will not be able to receive the value of the common stock previously issuable upon conversion. If we terminate the right of holders to convert, the value of the Debentures may be substantially affected.

Because an active trading market for the Debentures may not develop, a holder may not be able to sell its Debentures or shares of our common stock issued upon conversion. A holder should therefore be prepared to hold the Debentures until maturity.

There is no established trading market for the Debentures. Because the Debentures are not and will not be listed on an exchange, we cannot assure holders that an active trading market for the Debentures will develop. If an active trading market for the Debentures does not develop, or if one develops but is not maintained, a holder may experience difficulty in reselling, or an inability to sell, the Debentures and the value of the Debentures could fall. If an active trading market were to develop, the Debentures could trade at prices that may be lower than price at which such Debentures were purchased. Whether or not the Debentures will trade at lower prices depends on many factors, including:

•	prevailing interest rates and the markets for similar securities;

•	the price of our common stock;

•	general economic conditions; and

•	our financial condition, historic financial performance and future prospects.

The value of the Debentures will be significantly affected by the price of our common stock, which has been volatile.

The value of the Debentures will be directly affected by fluctuations in the trading price of our common stock as well as the general level of interest rates and our credit quality. This may result in a significantly greater volatility in the value of the Debentures than would be expected for nonconvertible debt securities we issue. We cannot predict whether the price of our common stock will rise or fall, and the market price of our common stock has been volatile. See “—Risks Related to the Offering of Our Common Stock and the Common Stock Underlying the Warrants and the Debentures—The trading price of our common stock may fluctuate significantly, and holders could lose all or part of their investment.” The price of our common stock also could be affected by possible sales of common stock by investors who view the Debentures as a more attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock. The hedging or arbitrage of our common stock could, in turn, affect the trading prices of the Debentures. Holders bear the risk that the value of their investment in the Debentures will be negatively impacted if shares of our common stock do not trade at prices equal to or greater than the value of such common stock on the date such holder purchased the Debentures due to a lack of liquidity of our common stock or other factors.

Recent developments in the convertible debt markets may adversely affect the trading price of the Debentures.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while the U.S. Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired on October 8, 2008. However, on August 17, 2009, the SEC reopened public comment on certain rules that would impose new restrictions on the short selling of certain equity securities, including our common stock and, on February 24, 2010, the SEC adopted an “alternative up-tick rule.” Other regulatory organizations also may adopt or consider adopting restrictions on short sales. The new alternative up-tick rule and any future governmental actions that impose limitations on short sales of common stock of issuers, and the implementation thereof, could significantly affect the value of convertible securities linked to those common stocks.

Holders of Debentures will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

A holder of Debentures will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting the common stock, to the extent it receives such stock upon conversion. A holder will only be entitled to rights of the common stock if and when we deliver shares of common stock to such holder upon conversion of its Debentures. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or our amended and restated by-laws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to such holder’s conversion of Debentures, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

Our current credit ratings may adversely affect our ability to access capital and the cost of such capital, which could have a material adverse effect on our financial condition and results of operations. Any decline in the ratings of our senior debt could adversely affect the value of the Debentures and the trading price of our common stock.

On December 17, 2009, S&P upgraded the rating on our senior secured debt, to “B-” from “CCC”.  In S&P’s view, an obligation rated “B” is more vulnerable to nonpayment than obligations rated “BB”, but the obligor currently has the capacity to meet its financial commitment on the obligation.  Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation.  A “negative” designation means that a rating may be lowered.  S&P has a total of 22 separate categories rating senior debt, ranging from “AAA (Extremely Strong)” to “D (Payment Default).” There are fifteen ratings above our “B-” rating and six ratings that are below our rating.  Moody’s has assigned a “Caa1” rating on our senior secured debt with a positive outlook.  In Moody’s view, an obligation rated “Caa1” is in poor standing and there may be present elements of danger with respect to principal or interest.  Moody’s has a total of 21 separate categories in which to rate senior debt, ranging from “Aaa (Exceptional)” to “C (Lowest Rated).” There are 16 ratings above our “Caa1” rating and four ratings that are below our rating. If we were to require additional capital, either to refinance our existing indebtedness or for any other reason, our current senior debt ratings, as well as economic conditions in the credit markets generally, could severely restrict our access to and the cost of such capital.

There can be no assurance that any of rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any decline in the ratings of our senior debt or any indications from the rating agencies that their ratings are under surveillance or review with possible negative implications could adversely affect the value of the Debentures and the trading price of our common stock. In addition, a ratings downgrade could adversely affect our ability to access capital.

A holder may be deemed to receive a taxable distribution without the receipt of any cash or property.

The conversion rate will be adjusted in certain circumstances. See the discussion under the heading “Description of the Debentures — Conversion Rate Adjustments.” Adjustments to the conversion rate (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder for U.S. federal income tax purposes, notwithstanding the fact that such holder does not receive an actual distribution of cash or property. If a holder is a non-U.S. holder (as defined in “Certain United States Federal Income and Estate Tax Considerations”), such holder may be subject to U.S. federal withholding taxes in connection with such a deemed distribution. Holders are urged to consult with their tax advisors with respect to the U.S. federal income tax consequences resulting from an adjustment to the conversion rate (or failures to make adjustments). See “Certain United States Federal Income and Estate Tax Considerations — U.S. Holders — Debentures — Constructive Distributions” and “Certain United States Federal Income and Estate Tax Considerations — Non-U.S. Holders — Dividends and Constructive Dividends.”

Some of the Debentures were issued with original issue discount (“OID”) for U.S. federal income tax purposes.

The Debentures described in this prospectus that were issued on February 3, 2010 and May 5, 2010 were issued with OID for U.S. federal income tax purposes, since their “stated redemption price at maturity” at the time of original issuance exceeded their “issue price” (both as described below under “Certain United States Federal Income and Estate Tax Considerations”) by an amount equal to or greater than a statutory de minimis threshold. Such Debentures were considered to have been issued with OID in an amount equal to such excess. U.S. holders (as defined in “Certain United States Federal Income and Estate Tax Considerations”) of such Debentures will be required to include such OID in income as it accrues, in advance of the receipt of cash attributable to such income. For a discussion of the tax consequences of an investment in the Debentures, see “Certain United States Federal Income and Estate Tax Considerations.”

USE OF PROCEEDS

The securities offered by this prospectus are being registered for the accounts of the selling securityholders. We will not receive any of the proceeds from the sale of these securities.

SELLING SECURITYHOLDERS

Beneficial Ownership of the Securities

On November 13, 2009, we issued 16.4 million shares of our common stock and the Warrants to several funds and accounts managed by Paulson (the “Paulson Private Placement”) pursuant to a stock and warrant purchase agreement we entered into with Paulson on October 13, 2009. On November 13, 2009, concurrently with the completion of the Paulson Private Placement, we entered into the investor rights agreement (described in more detail below), pursuant to which we granted to Paulson, among other things, certain registration rights with respect to certain securities and certain preemptive rights, and Paulson agreed to, among other things, certain restrictions on transfer of certain securities, certain voting limitations and certain standstill provisions. On December 17, 2009, pursuant to its preemptive rights under the investor rights agreement, Paulson acquired an additional 4.45 million shares of common stock in connection with the Registered Common Stock Offering. Paulson also acquired an additional 3.6 million shares of our common stock in open market transactions.

On October 14, 2009, we entered into a purchase agreement with Morgan Stanley, as initial purchaser, in connection with the issuance and sale of up to $293.0 million aggregate principal amount of the Debentures in a private offering exempt from the registration requirements of the Securities Act. On November 13, 2009, we issued approximately $176.5 million of aggregate principal amount of Debentures in connection with the first closing of the private offering, of which $120.5 million was purchased by two investment funds managed by Paulson by means of forward purchase agreements between the Paulson funds and Morgan Stanley (and not directly from us). On February 3, 2010, we issued approximately $64.0 million aggregate principal amount of Debentures in the second closing of the private offering, of which $43.7 million was purchased by two investment funds managed by Paulson by means of forward purchase agreements between the Paulson funds and Morgan Stanley (and not directly from us). On May 5, 2010, we issued approximately $52.5 million aggregate principal amount of Debentures in the third closing of the private offering, of which $35.8 million was purchased by two investment funds managed by Paulson by means of forward purchase agreements between the Paulson funds and Morgan Stanley (and not directly from us).

The following tables set forth certain information as of May 7, 2010 concerning the Shares, Warrants and Debentures that may be offered from time to time by each selling securityholder identified below pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders.

Because the selling stockholders may offer all or some portion of the securities, no estimate can be given as to the amount of the securities that will be held by the selling securityholder upon termination of any sales. Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided to us information regarding their securities. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Except as described in the “Related Party Transactions” section of the Proxy Statement incorporated by reference herein, or as set forth in the tables, none of the selling stockholders identified below nor any of their affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us during the past three years.

Common Stock

Name(1)	Shares of Common Stock Beneficially Owned Prior to Offering(2)	Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering(2)	Shares of Common Stock That May be Offered Hereby(2)	Number of Shares of Common Stock Beneficially Owned After Offering(3)	Percentage of Outstanding Shares of Common Stock Beneficially Owned After Offering(3)
Paulson Advantage Master Ltd.(4)	4,640,931	1.8%	4,640,931	-----	*
Paulson Advantage Plus Master Ltd.(4)	10,014,501	4.0%	10,014,501	-----	*
Paulson Advantage Select Master Fund Ltd. (4)	99,568	*	99,568	-----	*
Paulson Recovery Master Fund Ltd.(4)	9,700,000	4.8%	9,700,000	-----	*

___________________________

(*)	Less than one percent.
(1)	Information concerning other selling securityholders will be set forth in additional supplements to the prospectus from time to time, if required.
(2)
We have been informed by Paulson that they beneficially own 24,455,000 shares of our common stock. Prior to June 30, 2013, the Warrants and the Debentures will not be exercisable or convertible, as the case may be, except under limited circumstances beyond the control of the selling securityholders, and, therefore, the shares of common stock underlying such Warrants and Debentures are not currently deemed to be beneficially owned.

(3)	The beneficial ownership in this column assumes that the selling securityholder sells all of the shares offered by this prospectus.
(4)
Paulson & Co., an investment advisor that is registered under the Investment Advisors Act of 1940, furnishes investment advice to and manages onshore and offshore investment funds and separately managed accounts, including each of Paulson Advantage Master Ltd., Paulson Advantage Plus Master Ltd., Paulson Advantage Select Master Fund Ltd. and Paulson Recovery Master Fund Ltd. John Paulson is the President and sole Director of Paulson & Co.

Warrants

Name(1)	Warrants Beneficially Owned Prior to Offering	Percentage of Outstanding Warrants Beneficially Owned Prior to Offering(2)	Warrants That May be Offered Hereby	Warrants Beneficially Owned After Offering(3)	Percentage of Outstanding Warrants Beneficially Owned After Offering(3)	Common Stock issuable upon exercise of Warrants (5)
Paulson Advantage Master Ltd.(4)	986,544	19.7%	986,544	-----	*	986,544
Paulson Advantage Plus Master Ltd.(4)	2,132,320	42.7%	2,132,320	-----	*	2,132,320
Paulson Advantage Select Master Fund Ltd. (4)	21,380	0.4%	21,380	-----	*	21,380
Paulson Recovery Master Fund Ltd.(4)	1,859,756	37.2%	1,859,756	-----	*	1,859,756

___________________________

(*)	Less than one percent.
(1)	Information concerning other selling securityholders will be set forth in additional supplements to the prospectus from time to time, if required.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using warrants to purchase 5,000,000 shares of common stock outstanding as of May 7, 2010.
(3)	The beneficial ownership in this column assumes that the selling securityholder sells all of the Warrants offered by this prospectus.
(4)
Paulson & Co., an investment advisor that is registered under the Investment Advisors Act of 1940, furnishes investment advice to and manages onshore and offshore investment funds and separately managed accounts, including each of Paulson Advantage Master Ltd., Paulson Advantage Plus Master Ltd., Paulson Advantage Select Master Fund Ltd. and Paulson Recovery Master Fund Ltd. John Paulson is the President and sole Director of Paulson & Co.

(5)
Pursuant to Rule 416 under the Securities Act of 1933, the Common Stock issuable upon exercise of the Warrants and conversion of the 7.0% Convertible Senior Debentures due 2016 covered by this registration statement shall be deemed to include additional shares of Common Stock to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions. Adjustments to the conversion rate resulting in the issuance of additional shares of Common Stock that are not addressed by Rule 416 will be covered by a separate registration statement.

Debentures

Name(1)	Principal Amount of Debentures Beneficially Owned Prior to Offering(2)	Percentage of Outstanding Principal Amount of Debentures Beneficially Owned Prior to Offering(2)(3)	Principal Amount of Debentures That May be Offered Hereby(2)	Principal Amount of Debentures Beneficially Owned After Offering(4)	Percentage of Principal Amount of Debentures Beneficially Owned After Offering	Common Stock issuable upon conversion of 7.0% Convertible Senior Debentures Due 2016 (6) (7)
Paulson Credit Opportunities Master Ltd.(5)	$99,988,000	34.1%	$99,988,000	-----	*	18,212,754
Paulson Recovery Master Fund Ltd.(5)	$99,988,000	34.1%	$99,988,000	-----	*	18,212,754

___________________________

(*)	Less than one percent.
(1)
Information concerning other selling securityholders will be set forth in additional supplements to the prospectus or amendments to the registration statement of which this prospectus is a part from time to time, if required.

(2)
On October 14, 2009, each of Paulson Credit Opportunities Master Ltd. and Paulson Recovery Master Fund Ltd. entered into a Forward Purchase Agreement (together, the “Forward Purchase Agreements”) with Morgan Stanley. Under the terms of the Forward Purchase Agreements, Paulson Credit Opportunities Master Ltd. and Paulson Recovery Master Fund Ltd. each agreed to purchase from Morgan Stanley up to $100,000,000 aggregate principal amount of the Debentures. Paulson Credit Opportunities Master Ltd. and Paulson Recovery Master Fund Ltd. will purchase an additional $24,000 aggregate principal amount of Debentures from Morgan Stanley in subsequent closings pursuant to the terms of the Forward Purchase Agreement.

(3)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using an aggregate outstanding principal amount of $292,966,000 of Debentures as of May 7, 2010. Morgan Stanley has entered into forward purchase agreements to sell from time to time an additional $32,000 aggregate principal amount of Debentures to various investors, including Paulson Credit Opportunities Master Ltd. and Paulson Recovery Master Fund Ltd.

(4)	The beneficial ownership in this column assumes that the selling securityholder sells all of the Debentures offered by this prospectus.
(5)
Paulson & Co., an investment advisor that is registered under the Investment Advisors Act of 1940, furnishes investment advice to and manages onshore and offshore investment funds and separately managed accounts, including each of Paulson Credit Opportunities Master Ltd. and Paulson Recovery Master Fund Ltd. John Paulson is the President and sole Director of Paulson & Co.

(6)
Pursuant to Rule 416 under the Securities Act of 1933, the Common Stock issuable upon exercise of the Warrants and conversion of the 7.0% Convertible Senior Debentures due 2016 covered by this registration statement shall be deemed to include additional shares of Common Stock to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions. Adjustments to the conversion rate resulting in the issuance of additional shares of Common Stock that are not addressed by Rule 416 will be covered by a separate registration statement.

(7)	Based on a conversion rate of 182.1494 shares of Common Stock for each $1,000 principal amount of 7.0% Convertible Senior Debentures due 2016.

Only selling securityholders identified above, who beneficially own the securities may sell such securities under the registration statement. Prior to any use of this prospectus in connection with an offering of securities by any stockholder not identified above, this prospectus will be supplemented to set forth the name and other information about the selling securityholder intending to sell such securities. The prospectus will also disclose whether any selling securityholder or any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us during the past three years.

Investor Rights Agreement

In connection with the Paulson Private Placement, we have entered into the investor rights agreement establishing certain rights and obligations of Paulson, its affiliates and certain permitted assignees (collectively, “Rights Holders”).

Restrictions on Transfer

In addition to restrictions on transfers in violation of securities laws, the parties have agreed that the Shares, Warrants and shares of common stock issuable upon exercise of the Warrants held by the Rights Holders, if any (together, the “Restricted Securities”) may not be transferred during a lock-up period ending on the earlier of the 90th day after the closing of the public offering of common stock on December 22, 2009 and the date that is 6 months after the closing of the Paulson Private Placement, subject to certain exceptions. Without the consent of our board of directors, holders of the Restricted Securities will also be prohibited from transferring the Restricted Securities to any person or group if such transfer would cause such person or group to become a “5-percent shareholder” of our stock within the meaning of Treasury Regulation Section 1.382-2T(g), subject to certain limited exceptions.

Registration Rights

We have agreed to file and maintain, at our expense, a shelf registration statement covering the resale of (i) the Shares, (ii) the Warrants, (iii) the Warrant Shares, (iv) to the extent held by Paulson and its permitted assignees, if any, the Debentures and (v) other shares of common stock acquired by Paulson and its affiliates and not otherwise subject to registration rights, including shares of common stock issuable upon conversion of the Debentures (collectively, the “Registrable Securities”) and will have the ability to suspend distribution of the Registrable Securities in certain circumstances. In the event we fail to comply with certain registration obligations under the investor rights agreement, we will be obligated to make payments of liquidated damages to the holders of the Registrable Securities, up to a maximum amount of $8.0 million per year. In addition, Rights Holders holding more than 50% of the Registrable Securities have the ability to demand up to three total underwritten offerings, and to participate as incidental (“piggy-back”) registrants in our public offerings following the lock-up period.

The registration rights will terminate upon the earliest to occur of:

•	the date when no Registrable Securities remain outstanding;

•	June 30, 2017; and

•
solely with respect to any individual holder of any Registrable Securities, when such person no longer holds any Registrable Securities or when the holder can trade its Registrable Securities without substantial limitations under exemptions from the registration requirements of the Securities Act.

Preemptive Rights

Subject to limited exceptions, until Paulson sells any of the Shares or Warrant Shares, Paulson and its affiliates have the right to participate, pro rata and on the same terms and conditions offered to others, in certain offerings in which our common stock or certain securities convertible or exchangeable into our common stock may be issued solely for cash to the extent necessary for Paulson to maintain its then-current ownership percentage. The then-current ownership percentage is determined based on the aggregate number of Shares and Warrant Shares beneficially owned as of such date, divided by the total number of outstanding shares of our common stock as of such date.

Standstill

For one year following the closing of the Paulson Private Placement, Rights Holders will agree to refrain from acquiring beneficial ownership of our equity to the extent that such acquisition would result in their holding over 19.9% of our voting securities, except under limited circumstances.

Rights Holders have also agreed to refrain from taking certain actions with respect to our ownership and management, including, among other things,

•	conducting or participating in transactions to acquire control, either by accumulation of shares, solicitation of proxies, or otherwise,

•	proposing matters for stockholder consideration,

•	seeking to nominate or remove any of our or our affiliates’ directors,

•	granting proxies with respect to the vote of any of our equity securities,

•
forming, joining or participating in a “group” (as such term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) with respect to any of our equity securities, or entering into a voting trust or voting agreement, and

•	taking any other action to seek to control of us, our board or our management, including through public statements.

These abovementioned forbearances terminate:

•	if our board of directors approves a tender offer for 50% or more of our outstanding equity securities (subject to reinstatement if withdrawn);

•	if it is publicly disclosed that equity securities representing 33-1/3% or more of the voting power of our stockholders have been acquired by an unaffiliated person or group;

•	if specified events of insolvency or bankruptcy occur;

•	if a change of control or similar transaction is announced;

•	solely with respect to Paulson and its affiliates, if their “Adjusted Ownership” has not exceeded 9.9% for 120 consecutive days; or

•	on the first anniversary of the first date upon which the Warrants may be exercised.

“Adjusted Ownership” in respect of a person is defined as the percentage determined by dividing (a) the sum of (i) the aggregate number of our voting securities owned by such person and (ii) the number of voting securities issuable upon the conversion or exercise of our capital stock and any securities convertible or exercisable into our capital stock owned by such person, by (b) the sum of (i) the aggregate number of our issued and outstanding voting securities and (ii) the number of voting securities issuable upon the conversion or exercise of our capital stock and any securities convertible or exercisable into our capital stock owned by such person, then multiplying that quotient by 100%.

Voting

At any meeting of our stockholders or in connection with any written consent of our stockholders, unless otherwise consented by our board of directors, Rights Holders will agree, and will cause their affiliates to agree, not to vote shares collectively exceeding 19.9% of the voting power of all of our capital stock. In some circumstances, Rights Holders have agreed to give effect to this limitation by voting shares in excess of 19.9% of the voting power of all of our capital stock in the same proportion as all other votes cast on the matter or consented to in writing by our stockholders.

These voting limitations will terminate with respect to any individual Rights Holder if:

•	our board of directors approves a tender offer for 50% or more of our outstanding equity securities (subject to reinstatement if withdrawn);

•	it is publicly disclosed that securities representing 33-1/3% or more of the voting power of our stockholders have been acquired by an unaffiliated person or group;

•	specified events of insolvency or bankruptcy occur;

•	a change of control or similar transaction is announced; or

•	solely with respect to Paulson and its affiliates, if their Adjusted Ownership has not exceeded 9.9% for 120 consecutive days.

The foregoing description of the investor rights agreement in this report is a summary only. There may be other provisions in the investor rights agreement that are also important to you. You should read the investor rights agreement, which is filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on October 13, 2009.

DESCRIPTION OF CAPITAL STOCK

General

Our amended and restated certificate of incorporation authorizes us to issue 8,000,000,000 shares of common stock, par value $0.01 per share, and 265,000,000 shares of preferred stock, par value $0.01 per share. Of the authorized preferred shares, 2,000,000 are designated as Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”). See “— Preferred Stock” and “— Section 382 Rights Agreement” below.

The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock that we believe will be most important to your decision to invest in our common stock. You should keep in mind, however, that it is our amended and restated certificate of incorporation, including any certificates of designations that are a part of our amended and restated certificate of incorporation, and our amended and restated by-laws and Delaware law, and not this summary, which define your rights as a security holder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of our capital stock.

Common Stock

As of May 7, 2010, there were 252,263,159 shares of our common stock outstanding. Our common stock is listed on the NYSE under the symbol “CNO.” American Stock Transfer and Trust Company, LLC is the transfer agent and registrar for our common stock. All outstanding shares of common stock are fully paid and non-assessable.

In accordance with our Section 382 Rights Agreement, each of our outstanding shares of common stock has associated with it the right to purchase a one one-thousandth of a share of our Series A Preferred Stock and each share of common stock that we issue prior to the earlier of (i) the date the preferred share purchase rights become exercisable and (ii) the expiration date of the Section 382 Rights Agreement, will be issued with an associated preferred share purchase right. See “— Section 382 Rights Agreement” below.

Dividends.  Except as otherwise provided by Delaware law or our amended and restated certificate of incorporation, and subject to all rights and preferences of holders of any outstanding shares of preferred stock, holders of common stock share ratably in all dividends and distributions, whether upon liquidation or dissolution or otherwise. Our common stock is subject to certain restrictions on paying dividends. See “Price Range of Common Stock and Dividend Policy” and “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — We have no plans to pay dividends on our common stock, and you may not receive funds without selling your common stock.”

Voting.  Except as otherwise provided by Delaware law or our amended and restated certificate of incorporation and subject to the rights of holders of any outstanding shares of preferred stock, all of the voting power of our stockholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share held by such holder on all matters voted upon by our stockholders.

Notwithstanding the voting rights granted to holders of common stock and preferred stock in our amended and restated certificate of incorporation or in any certificate of designations relating to any preferred stock, the voting rights of any stock held by any holder as of September 10, 2003, the effective date of our predecessor company’s plan of reorganization, are automatically reduced with respect to any particular stockholder vote or action by written consent to the extent, if any, required to avoid a presumption of control arising from the beneficial ownership of voting securities under the insurance statutes or regulations applicable to any of our direct or indirect insurance company subsidiaries, provided that no such reduction reduces such voting rights, without such holder’s written consent:

•	by more than the minimum amount required to reduce such voting rights to less than 10% of the aggregate voting rights of all stock entitled to vote or consent with respect to such vote or action, or

•
to the extent that such holder’s acquisition of control or deemed acquisition of control of our direct and indirect insurance company subsidiaries has been approved under, or is exempt from the approval requirements of, all insurance statutes and regulations applicable to our direct and indirect insurance company subsidiaries.

Board of Directors.  Except as otherwise provided in our amended and restated certificate of incorporation or any duly authorized certificate of designations of any series of preferred stock, directors are elected in accordance with the procedures and requirements prescribed by our amended and restated by-laws. Our amended and restated by-laws provide that, except in the case of vacancies and newly created directorships resulting from any increase in the total number of directors, each director shall be elected by the vote of the majority of the votes cast (where the number of votes cast “for” a director exceeds the number of votes cast “against” that director) with respect to the directors at any meeting for the election of directors at which a quorum is present, provided that, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Other.  Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Pursuant to our investor rights agreement with Paulson, subject to certain limitations, Paulson has the right to participate, pro rata and on the same terms and conditions offered to others, in certain offerings in which our common stock or certain securities convertible or exchangeable into our common stock may be issued solely for cash to the extent necessary for Paulson to maintain its then-current ownership percentage. Except as contemplated by our Section 382 Rights Agreement and the investor rights agreement, holders of common stock have no preemptive or other rights to subscribe for or purchase additional securities of ours. Shares of our common stock are not subject to calls or assessments.

Preferred Stock

As of the date of this prospectus, we do not have any outstanding shares of preferred stock. However, each of our outstanding shares of common stock has associated with it the right to purchase a one one-thousandth of a share of our Series A Preferred Stock and each share of common stock that we issue prior to the earlier of the date such preferred share purchase rights become exercisable and the expiration date of the Section 382 Rights Agreement will be issued with an associated preferred share purchase right. See “— Section 382 Rights Agreement” below.

Section 382 Rights Agreement

On January 20, 2009, our board of directors declared a dividend of one preferred share purchase right (each, a “Right”) for each share of our common stock that was outstanding as of the close of business on January 30, 2009 in connection with the Section 382 Rights Agreement that was adopted by our board of directors on January 20, 2009 and approved by a vote at our annual meeting of shareholders on May 12, 2009. The following summary of the Section 382 Rights Agreement and the Rights is not

complete. You should read the Section 382 Rights Agreement, which is an Exhibit to the Registration Statement, for a full description of its terms.

The Section 382 Rights Agreement is intended to help protect our NOLs by acting as a deterrent to any person or group (subject to certain exemptions) from becoming or obtaining the right to become, a “5-percent shareholder” (as such term is used in Section 382 of the Code, and the Treasury Regulations promulgated thereunder) (an “Acquiring Person”), without the approval of our board of directors. Stockholders who owned 5% or more of our outstanding common stock as of the close of business on January 20, 2009 will not trigger the Section 382 Rights Agreement so long as they do not acquire additional shares of common stock that equal more than 1% of the shares then outstanding without the approval of the board of directors. Any Rights owned by or transferred to any person who is or becomes an Acquiring Person will become null and void. Our board of directors may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Section 382 Rights Agreement.

Prior to entry into our agreement on October 13, 2009 with Paulson to sell common stock and warrants to Paulson, our board of directors deemed Paulson an Exempted Entity (as defined in the Section 382 Rights Agreement), and therefore not an Acquiring Person for purposes of the Section 382 Rights Agreement, solely with respect to:

•
the number of shares of our common stock and securities convertible into common stock or exchangeable or exercisable for common stock owned by Paulson and its affiliates as of the date of the stock and warrant purchase agreement;

•
the entry by us and Paulson into the stock and warrant purchase agreement, the performance of our respective obligations thereunder and the consummation of the transactions contemplated thereby (including ownership of any shares of common stock issued upon exercise of the warrants); and

•	the acquisition by Paulson of any aggregate principal amount of our new debentures or thereafter and any shares of common stock issued upon conversion of such new debentures.

See our current report on Form 8-K filed on October 13, 2009 for a more detailed description of the agreements related to the Paulson transaction.

The Rights.  Our board of directors declared a dividend of one Right per each outstanding share of common stock payable to our stockholders of record as of January 30, 2009. In accordance with the Section 382 Rights Agreement, Rights have been and will continue to be issued in respect of all shares of common stock issued or disposed of (including, without limitation, upon disposition of common stock out of treasury stock or issuance or reissuance of common stock out of authorized but unissued shares) after the January 30, 2009 record date but prior to the earlier of (i) the date the Rights become exercisable and (ii) the expiration date of the Rights Agreement and the associated Rights.

Subject to the terms, provisions and conditions of the Section 382 Rights Agreement, if the Rights become exercisable, each Right would initially represent the right to purchase from us one one-thousandth of a share of our Series A Preferred Stock, for a purchase price of $20.00 (the “Purchase Price”) (subject to adjustment). Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of our common stock. However, prior to exercise, a Right does not give its holder any rights as a stockholder, including without limitation any dividend, voting or liquidation rights.

Exercisability.  The Rights will not be exercisable until the earlier of (i) the 10th business day after the first date of a public announcement that a person or group (subject to certain exceptions) has become an Acquiring Person and (ii) the 10th business day (or such later date as may be determined by our board of directors prior to such time as any person or group becomes an Acquiring Person) after the commencement of, or the first public announcement of an intention to commence a tender or exchange offer, the consummation of which would result in any person or group (subject to certain exceptions) becoming an Acquiring Person (the earlier of such dates, the “Distribution Date”). Any transfer of shares of common stock prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights may be transferred other than in connection with the transfer of the underlying shares of common stock.

After the Distribution Date, each holder of a Right, other than Rights beneficially owned by any Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of common stock having a market value of two times the Purchase Price.

Exchange.  At any time after any person or group first becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of our common stock or the occurrence of an event described in the prior paragraph, our board of directors may, at its option, exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or a fractional share of Series A Preferred Stock (or of a share of a similar class or series of our preferred stock having similar rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

Expiration.  The Rights will expire on the earliest of (i) the close of business on January 20, 2012, (ii) the time at which the Rights are redeemed pursuant to the Section 382 Rights Agreement (as described below), (iii) the time at which the Rights are exchanged pursuant to the Section 382 Rights Agreement, (iv) our board of directors’ determination that the Section 382 Rights Agreement is no longer necessary for the preservation of the NOLs because of the repeal of Section 382 or any successor statute and (v) the beginning of a taxable year of ours to which our board of directors determines that no tax benefits may be carried forward.

Redemption.  At any time prior to the time an Acquiring Person becomes such, our board of directors may redeem all but not less than all the then-outstanding Rights at a price of $0.01 per Right (the “Redemption Price”) (subject to adjustment). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Anti-Dilution Provisions.  The Purchase Price of the Series A Preferred Stock, the number shares of Series A Preferred Stock issuable and the number of outstanding Rights are subject to adjustment to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the Series A Preferred Stock or our common stock. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

Amendments.  For so long as the Rights are then redeemable, we may amend or supplement any provision of the Section 382 Rights Agreement without the consent of the holders of the Rights. At any time when the Rights are no longer redeemable, our board of directors may amend or supplement the Section 382 Rights Agreement only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Section 382 Rights Agreement, but only to the extent that those changes do not impair or adversely affect any Rights holder.

Reorganization, Merger or Sale.  In the event that, after a person or group has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Purchase Price.

NOL Protective Amendment to our Certificate of Incorporation

On May 11, 2010 our stockholders approved an NOL Protective Amendment (the “NOL Protective Amendment”) to our amended and restated certificate of incorporation.  The NOL Protective Amendment seeks to preserve the value of our NOLs by restricting any direct or indirect transfer if the effect would be to:

•	increase the direct or indirect ownership of our stock by any person (or public group) from less than 5% to 5% or more of our common stock;

•	increase the percentage of our common stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of our common stock; or

•	create a new public group.

Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of common stock would exceed the 5% thresholds discussed above, or to persons whose direct or indirect ownership of common stock would by attribution cause another person (or public group) to exceed such threshold. The transfer restrictions will include the right to require a proposed transferee, as a condition to registration of a transfer of common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our common stock. The transfer restrictions may result in the delay or refusal of certain requested transfers of our common stock. As a result of these rules, the transfer restrictions could result in prohibiting ownership (thus requiring dispositions) of our common stock as a result of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than us, such as an interest in an entity that, directly or indirectly, owns our common stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) in respect of our common stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership.

To the extent permitted by law, any shareholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by us as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the NOLs and any professional fees incurred in connection with addressing such violation.

Our board of directors may establish, modify, amend or rescind by-laws, regulations and procedures of CNO Financial Group for purposes of determining whether any transfer of common stock would jeopardize our ability to preserve and use the NOLs. We have agreed with Paulson to permit certain transfers by Paulson which would otherwise be prohibited by the NOL Protective Amendment.

The NOL Protective Amendment will expire on the earlier of (i) December 31, 2013, (ii) our board of directors’ determination that the NOL Protective Amendment is no longer necessary for the preservation of the NOLs because of the repeal of Section 382 or any successor statute or (iii) the beginning of a taxable year to which our board of directors determines that no NOLs may be carried forward. The board of directors is also permitted to accelerate the expiration date of the transfer restrictions in the event of a change in the law if it determines in writing that the continuation of the transfer restrictions is no longer reasonably necessary for the preservation of tax benefits.

Additional Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

In addition to shares of Series A Preferred Stock authorized in connection with our Section 382 Rights Agreement and our NOL Protective Amendment to our amended and restated certificate of incorporation, our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing our future takeover or change of control unless the takeover or change of control is approved by our board of directors. These provisions may also render the removal of the current board of directors and of management more difficult. These provisions include:

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of our board of directors to issue, without stockholder approval, certain series of preferred stock with such terms as the board of directors may determine.

Anti-Takeover Effects of Certain Insurance Laws

The insurance laws and regulations of the jurisdictions in which we or our insurance subsidiaries do business may impede or delay a business combination involving us. State insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the voting power of our capital stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

DESCRIPTION OF THE WARRANTS

The following description of the Warrants is a summary. It summarizes only those aspects of the Warrants that we believe will be most important to your decision to invest in the Warrants. You should keep in mind, however, that it is the terms in the Warrant, a form of which is filed as an exhibit to this registration statement, and not this summary, that define your rights as a holder of the Warrants. There may be other provisions in the Warrant that are also important to you. You should read the form of Warrant for a full description of the terms of the Warrants.

General

The Warrants, when exercised in the aggregate, will entitle the holders thereof to purchase up to 5,000,000 shares of our common stock at an exercise price of $6.50 per share. The exercise price and the number of shares of common stock issuable upon exercise of a Warrant are both subject to adjustment in certain cases. See “—Adjustments” below.

Prior to June 30, 2013, the Warrants will not be exercisable, except upon the occurrence of certain extraordinary events and change of control transactions with respect to us, as described below. Commencing on June 30, 2013, the Warrants will be exercisable, in whole or in part, at any time and from time to time, except in circumstances where any limitation on exercise is in effect with respect to a warrantholder’s Warrants. Unless earlier exercised, the Warrants will expire at close of business on December 30, 2016.

Any exercise of the Warrants will be for a whole number of shares of common stock.  No fractional shares or scrip representing fractional shares will be issued upon any exercise of the Warrants.  Upon exercise of the Warrants, if the shares that the warrantholder is entitled to receive include a fractional share of common stock, we will increase the number of shares issuable to the next whole number of shares.

In the event a bankruptcy, reorganization or similar proceeding is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court.  As a result, holders of the Warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy, reorganization or similar proceeding.

Certain Provisions

Exercise

Subject to the receipt of necessary regulatory approvals and the compliance with the limitations on exercise set forth in “—Limitations on Exercise,” and to the extent permitted by applicable laws and regulations, the right to purchase the shares represented by the Warrants is exercisable, in whole or in part, at any time or from time to time (i) after the earlier to occur of (x) the open of business on June 30, 2013, or (y) receipt of a notice of a Fundamental Change (as defined below) from us following the occurrence of a Fundamental Change, (ii) but in no event later than the close of business on December 30, 2016 (the “Expiration Time”), by:

(1)           the surrender of the Warrants and notice of exercise, duly completed and executed on behalf of the warrantholder, at our offices (or such other office or agency in the United States as we may designate by notice in writing to the warrantholder), and

(2)           payment of the aggregate exercise price for the number of shares thereby purchased, at the election of the warrantholder, in one of the following manners:

(i)           by tendering in cash, by certified or cashier’s check or by wire transfer payable to us; or

(ii)           by having us withhold a number of shares of common stock issuable upon exercise of the Warrants equal in value to the aggregate exercise price as to which the Warrants are exercised based on the closing sale price of the common stock on the trading day prior to the date on which the Warrants and the notice of exercise are delivered to us.

“Fundamental Change” as used herein will be deemed to have occurred at the time after the issue date of the Warrants if any of the following occurs:

(a)           any acquisition, directly or indirectly, by any person, or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of our outstanding shares of voting stock, in each case other than any transaction:

(i)           involving a merger or consolidation that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock; or

(ii)           pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, with such holders’ proportional voting power immediately after the transaction vis-à-vis each other with respect to the securities they receive in such transaction being in substantially the same proportions as their respective voting power vis-à-vis each other with respect to our common stock that they held immediately before such transaction; or

(iii)           that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(b)           during any period of 12 consecutive calendar months, commencing on the original issuance date of the Warrants, the ceasing of the Continuing Directors (as defined below) to constitute a majority of the board; or

(c)           we convey, sell, transfer or lease all or substantially all of our assets to another person; or;

(d)           our common stock ceases to be listed for trading on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

(e)           the holders of the common stock approve any plan or proposal for the liquidation or dissolution of us.

“Continuing Director” means, during any period of 12 consecutive calendar months, those individuals who (a) were directors on the first day of each such period or (b) who subsequently became directors and whose election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board, to constitute a majority of the board.

Limitations on Exercise

Section 382 Exercise Blocker. The Warrants are not exercisable by the warrantholder to the extent that the exercise would cause the warrantholder to become, directly or indirectly, a “5-percent shareholder” (as such term is used in Section 382 of the Code and the Treasury regulations promulgated thereunder), unless the warrantholder has received prior approval of the board of directors (the “Section 382 exercise blocker”).

Section 16 Exercise Blocker. The Warrants will not be exercisable by the warrantholder if the number of shares issuable to the warrantholder upon exercise of the Warrant will, when added to the aggregate number of shares of our common stock deemed beneficially owned by such warrantholder at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder’s right to convert, exercise or purchase similar to this limitation), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, exceed 9.9% (the “restricted ownership percentage”) of the total issued and outstanding shares of our common stock (the “Section 16 exercise blocker”); provided that the Section 16 exercise blocker will not apply with respect to a warrantholder if such warrantholder is subject to Section 16(a) of the Exchange Act without regard to the aggregate number of shares of our common stock issuable upon exercise of the Warrants and upon conversion, exercise or sale of securities or rights to acquire securities that have limitations on the warrantholder’s right to convert, exercise or purchase similar to this limitation; provided, further that, each warrantholder will have the right at any time and from time to time (x) to reduce the restricted ownership percentage applicable to such warrantholder immediately upon notice to us and (y) to increase the restricted ownership percentage applicable to such holder upon the announcement of a pending or planned Fundamental Change.

Recapitalization, Reclassification, Consolidation, Merger or Sale

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance (including through a lease or other transfer) to another person of all or substantially all of our property and assets,

(each such event, a “reorganization event”) in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock, the right of the warrantholder to purchase our common stock shall be converted into the right to purchase the the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the warrantholder would have been entitled to purchase had the warrantholder owned a number of shares of common stock immediately prior to such reorganization event equal to the number of shares the warrantholder would have received if the warrantholder had exercised its Warrants immediately prior to such reorganization event (the “reference property”).

For purposes of the foregoing, the type and amount of reference property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration, because the holders of our common stock have the right to elect the type of consideration they receive, will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify warrantholders of the weighted average as soon as practicable after such determination is made.

Anti-Dilution Adjustments

The number of shares of common stock issuable upon exercise of the Warrants (and thus the exercise price) will be subject to adjustment in certain events including:

•
the payment by us of certain dividends (or other distributions) on our common stock payable exclusively in shares of our common stock to all or substantially all holders of common stock, or subdivisions, combinations of our common stock,

•
the distribution to all or substantially all of the holders of common stock any rights, options or warrants to purchase (for a period expiring within 60 days) for shares of common stock for a consideration per share which is less than the closing sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution,

•
the distribution to all or substantially all of the holders of the common stock of any of our debt, securities, assets or rights to purchase securities (excluding those dividends referred to in the second preceding bullet above, the rights, options or Warrants referred to in the first preceding bullet above, cash dividends and other cash distributions referred to in the first succeeding bullet below and dividends in connection with a reorganization event),

•	the distribution of cash to all or substantially all holders of the common stock, and

•
the payment to all or substantially all of the holders of common stock in respect of a tender offer or an exchange offer, other than an odd-lot offer, to the extent that the cash and value of any other consideration in the payment per share of common stock exceeds the average closing prices over the 10 consecutive trading day period commencing on, and including, the trading day following the last date on which tenders or exchanges may be made.

No adjustment to the number of shares of common stock issuable upon the exercise of the Warrants (and thus the exercise price) will be required in certain events, among others, including:

•
the issuance of shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable and the investment of additional optional amounts in shares of common stock under any plan,

•	the issuance of options or shares of common stock pursuant to any employee, director or consultant benefit plan,

•	ordinary course of business stock repurchases (including, without limitation, structured or derivative transactions) pursuant to a stock repurchase program approved by the board,

•
the issuance of shares of common stock pursuant to options, warrants, rights or exercisable, exchangeable or convertible securities outstanding as of the closing date of the Paulson Private Placement, and

•	in connection with a change in par value of the common stock.

If an adjustment in exercise price made hereunder would reduce the exercise price to an amount below par value of the common stock, then such adjustment will reduce the exercise price to the par value of the common stock. No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent in the exercise price.  However, any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

In the event of a distribution to holders of common stock which results in an adjustment to the number of shares of common stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See “Certain United States Federal Income and Estate Tax Considerations.”

Reservation of Shares

We have reserved authorized but unissued common stock to satisfy the exercise of all of the Warrants in accordance with their terms; if our common stock is listed on any national securities exchange, we will use reasonable best efforts to list, and to keep listed, any shares issuable upon such exercise.

We will not take any action which would entitle a warrantholder to an adjustment of the exercise price if the number of shares which would then be issuable thereunder (together with all other outstanding common stock, and common stock issuable upon the exercise of all other outstanding options, warrants, conversion and other rights) would exceed the total number of shares of common stock then authorized by our certificate of incorporation.

Transfer and Exchange

We will maintain a registry showing the name, address and Warrants held by each warrantholder. Subject to the Investor Rights Agreement, the Warrants and all rights are transferable, in whole or in part, upon our books by the registered holders thereof in person or by their duly authorized attorney, and we will deliver a new Warrant or Warrants, of the same tenor and date as the original, but registered in the name or names of one or more transferees, upon surrender to us of the old Warrant or Warrants, duly endorsed.

Governing Law

The Warrants will be governed by, and construed  in accordance with, the laws of the State of New York (except to the extent that mandatory provisions of Delaware law are applicable).

Amendment

The Warrants may be amended, and the observance of any term of this Warrant may be waived, only with our and the warrantholder’s written consent.

DESCRIPTION OF THE DEBENTURES

We will issue all series of the Debentures under an indenture (as supplemented by the first supplemental indenture thereto dated as of February 3, 2010, the “indenture”) dated as of October 16, 2009 (such date, the “commitment date”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). The terms of the Debentures include those expressly set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Unless otherwise specified, the terms of each series of Debentures will be identical and references in this prospectus to Debentures include all series of Debentures issued under the indenture.

The following summarizes some, but not all, of the provisions of the Debentures and the indenture and does not purport to be complete. We urge you to read the indenture and the form of certificate evidencing the Debentures, which are filed as exhibits to the registration statement, in their entirety, because they, and not this description, define your rights as a holder of the Debentures.

In this section, references to “CNO Financial Group,” “Conseco,” “we,” “us” and “our” refer solely to CNO Financial Group, Inc. and not its subsidiaries.

General

The Debentures will be limited to an aggregate principal amount of $293,000,000. The aggregate principal amount of Debentures offered will be equal to the sum of:

•
the aggregate principal amount of our 3.50% convertible debentures purchased by us in the Tender Offer and any subsequent issuer cash tender offer for the 3.50% convertible debentures that expired before October 5, 2010 (each, a “tender offer” and the business day following the date on which a tender offer expires, a “tender offer closing date”);

•	the aggregate principal amount of our 3.50% convertible debentures purchased by us pursuant to privately negotiated transactions that settle before October 5, 2010;

•
the aggregate principal amount of our 3.50% convertible debentures that we are required by holders thereof to repurchase on September 30, 2010 (such date, the “put right closing date”) pursuant to the terms of the 3.50% convertible debentures, if any; and

•
the aggregate principal amount of our 3.50% convertible debentures redeemed by us on October 5, 2010 (such date, the “redemption closing date” and collectively with the tender offer closing date(s) and the put right closing date, the “closing dates”) pursuant to the terms of the 3.50% convertible debentures, if any.

The Debentures will be issued from time to time on each closing date, as applicable, with each issuance constituting a new series of Debentures. Each series of Debentures will be assigned a different CUSIP number. As of May 5, 2010, there was approximately $293.0 million aggregate principal amount of Debentures outstanding, $176.5 million aggregate principal amount of which were issued in connection with the closing of the Tender Offer, $64.0 million aggregate principal amount of which were issued on February 3, 2010 as part of the second closing of the private offering of Debentures and $52.5 million aggregate principal amount of which were issued on May 5, 2010 as part of the third closing of the private offering of the Debentures.

The Debentures will mature on December 30, 2016, unless earlier converted. The Debentures rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. See “— Ranking” below for further information.

The Debentures will be issued only in denominations of $1,000 principal amount and whole multiples thereof. The Debentures will be payable at the corporate trust office of the paying agent, which initially is an office or agency of the trustee. On the closing dates, the Debentures will initially be represented by one or more registered Debentures in global form, but in certain limited circumstances described under the heading “— Global Debentures, Book-Entry Form” below may be represented by Debentures in certificated form.

The Debentures may not be redeemed at our election prior to the stated maturity date. You may not require us to repurchase the Debentures at any time. However, we may, to the extent permitted by applicable law, at any time and from time to time purchase the Debentures in the open market or by tender at any price or by private agreement without prior notice to holders. Any Debentures purchased by us will be promptly cancelled by the trustee. The Debentures will not have the benefit of a sinking fund.

Except in circumstances where any conversion blocker (as defined in “— Conversion Blockers”) is in effect with respect to your Debentures, you will have the option, subject to the conditions set forth under “— Conversion Rights — Conversion upon Make Whole Adjustment Events” and “— Conversion Rights — Conversion after Conversion Commencement Date,” to convert your Debentures into shares of our common stock as described under “— Settlement upon Conversion” at the initial conversion rate of 182.1494 shares of common stock per Debenture (the “conversion rate”). The initial conversion rate is equivalent to an initial conversion price of approximately $5.49 per share. The conversion rate is subject to adjustment if certain events occur, as described below under “— Conversion Rate Adjustments.” In addition, following a make whole adjustment event (as defined under “— Conversion Rate Adjustments — Make Whole upon Certain Transactions”), we will, under certain circumstances, increase the conversion rate for a holder that elects to convert its Debentures in connection with such event.

The occurrence of certain events that constitute a change of control (as defined under “— Change of Control”) will constitute an event of default under the indenture if written notice is provided not later than 90 days following the occurrence of such change of control to us by the trustee or to us and the trustee by the holders of at least 10% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class). Such event of default and any other event of default under the indenture will give the trustee or the holders of more than 50% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) the right to accelerate the maturity of the Debentures.

Other than restrictions described under “— Merger and Sale of Assets by CNO Financial Group” below, and except for the provisions set forth under “— Conversion Rate Adjustments — Make Whole upon Certain Transactions” and “— Events of Default,” the indenture does not contain any covenants or other provisions designed to afford holders of the Debentures protection in the event of a highly leveraged transaction involving us or in the event of a decline in any credit rating we may have as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

Payment at Maturity

On the stated maturity date of the Debentures, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Debentures, unless earlier converted. Interest payable on the interest payment date that falls on the maturity date will be paid as described below under

“— Interest.” With respect to global Debentures, principal will be paid to DTC in immediately available funds. With respect to certificated Debentures, principal will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City, or, if requested by a holder of Debentures, by wire transfer in immediately available funds to the account designated by such holder.

Interest

The Debentures bear cash interest at the rate of 7.0% per annum. Each payment of interest for a series of Debentures will include interest accrued for the period commencing on, and including, the immediately preceding interest payment date (or, if none, the original issuance date of such series of Debentures) to, but excluding, the applicable interest payment date. Except as described under “— Conversion Rate and Conversion Procedures,” we will pay interest on the Debentures semiannually in arrears on June 30 and December 30 of each year (each such date, an “interest payment date”), beginning on the interest payment date immediately succeeding the issuance date of such series of Debentures, to holders of record at the close of business on the preceding June 15 and December 15 (as the case may be) immediately preceding such interest payment date (each such date, an “interest record date”); provided, however, if the issuance date for such series of Debentures occurs after the close of business on the interest record date for such interest payment date, the first interest payment date will instead be the second interest payment date immediately succeeding the issuance date of such series.

We will pay interest on:

•	global Debentures to DTC in immediately available funds; and

•
any certificated Debentures by check mailed to the registered address (or, if requested by a holder of Debentures, by wire transfer in immediately available funds to the account designated by such holder at least five business days prior to the relevant interest payment date).

Any payment required to be made on any day that is not a business day will be made on the next succeeding business day and no interest or other amount will be paid as a result of any such postponement. A “business day” is any weekday that is not a day on which banking institutions in The City of New York or Chicago are authorized or obligated to close. Interest will cease to accrue on a Debenture upon its payment at maturity or conversion. Interest will be calculated using a 360-day year composed of twelve 30-day months.

The indenture provides that holders will not be entitled to interest on interest with respect to any defaulted interest payment by us.

Ranking

The Debentures are our general, unsecured obligations. The Debentures rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The Debentures are structurally subordinated to all existing and future indebtedness incurred by our subsidiaries (including insurance liabilities and guarantees of our senior credit agreement provided by certain of our subsidiaries), and will be effectively subordinated to any of our existing and future secured indebtedness (including indebtedness under our senior credit agreement) to the extent of the value of our assets that secure such indebtedness.

The Debentures are our exclusive obligations. Because we are a holding company with no business operations of our own, we depend on our operating subsidiaries for cash to make principal and interest payments on our debt, including the Debentures. In addition, we are dependent on the receipt of cash from our insurance subsidiaries, consisting of dividends and distributions, principal and interest payments on surplus debentures and tax sharing payments, as well as cash from our non-insurance subsidiaries consisting of dividends, distributions, loans and advances. See “Risk Factors — Risks Related to the Debentures and Common Stock — We are a holding company and our liquidity and ability to meet our obligations, including with respect to the Debentures, may be constrained by the ability of our insurance subsidiaries to distribute cash to us.”

Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the Debentures or have any obligation, contingent or otherwise, to pay any amounts due on the Debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore, our right to participate in those assets, are effectively subordinated to the liabilities of our subsidiaries. See “Risk Factors — Risks Related to the Debentures and Common Stock — The Debentures are unsecured and are effectively subordinated to our secured indebtedness and liabilities of our subsidiaries.”

As of March 31, 2010, the aggregate principal amount of our senior secured indebtedness was $652.1 million, all of which was incurred under our senior credit agreement, and the aggregate principal amount of our senior unsecured indebtedness was $393.0 million, consisting of $52.5 million aggregate principal amount of 3.50% convertible debentures, $240.5 million aggregate principal amount of Debentures and $100 million of a Senior Health note.

On May 5, 2010 we issued $52.5 million aggregate principal amount of Debentures and repurchased $52.5 million aggregate principal amount of our 3.50% convertible debentures.  Less than $0.1 million of the 3.50% convertible debentures remain outstanding.

As of March 31, 2010, the aggregate amount of liabilities of our subsidiaries was $26.0 billion (which does not include any intercompany amounts that are eliminated in consolidation).

The indenture governing the Debentures does not limit the amount of additional debt, including senior debt, that we or our subsidiaries may incur.

Conversion Rights

Except in circumstances where any conversion blocker is in effect with respect to those Debentures, holders may surrender their Debentures, in integral multiples of $1,000 principal amount, for conversion into a number of shares of our common stock equal to the then effective conversion rate (i) in connection with a make whole adjustment event or (ii) at any time from, and including, June 30, 2013 (the “conversion commencement date”) to, and including, the close of business on the business day immediately preceding the stated maturity date of the Debentures. See “— Conversion upon Make Whole Adjustment Events” and “— Conversion after Conversion Commencement Date” below. The right of a holder to convert may be terminated before the maturity of the Debentures under certain circumstances, as described under “— Termination of Conversion Right.”

The initial conversion rate for the Debentures is 182.1494 shares of common stock per $1,000 principal amount of Debentures. This is equivalent to an initial conversion price of approximately $5.49 per share of common stock. On and after the commitment date, the conversion rate and the equivalent conversion price for all series of Debentures (whether or not outstanding) in effect at any given time will be subject to adjustment as described below under “— Conversion Rate Adjustments.” A holder may convert fewer than all of such holder’s Debentures so long as the Debentures converted are an integral multiple of $1,000 principal amount.

Upon conversion of a Debenture, we will deliver shares of our common stock as described under “— Settlement upon Conversion.”

The “conversion price per share of our common stock” as of any date will equal the result obtained by dividing $1,000 by the applicable conversion rate.

Conversion upon Make Whole Adjustment Events

Except in circumstances where any conversion blocker is in effect with respect to those Debentures, upon the occurrence of a make whole adjustment event, a holder may surrender its Debentures for conversion at any time during the period from, and including, the effective date (as defined under “— Conversion Rate Adjustments — Make Whole upon Certain Transactions”) of such make whole adjustment event to, and including, the earlier of (i) the business day immediately preceding the 30th scheduled trading day immediately following the later of (x) the effective date (unless the maturity of the Debentures has been accelerated in connection with such make whole adjustment event as described under “— Events of Default”) and (y) with respect to each series of Debentures issued after such effective date, the issuance date of such series of Debentures (unless the maturity of the Debentures has been accelerated in connection with such make whole adjustment event as described under “ — Events of Default”), and (ii) the close of business on the business day immediately preceding the maturity date of the Debentures. If and only to the extent a holder converts its Debentures in connection with a make whole adjustment event, we will increase the conversion rate with respect to those Debentures so converted by a number of additional shares, if any, as described below under “— Conversion Rate Adjustments — Make Whole upon Certain Transactions.”

We will notify holders (if any), the trustee and the initial purchaser within 10 days after we know of the occurrence of a make whole adjustment event, describing the make whole adjustment event and such holders’ rights to an increased conversion rate, if applicable, in connection therewith; provided, however, that if such make whole adjustment event occurs after the earlier of (i) the date on which $293.0 million of Debentures have been issued and (ii) October 5, 2010, we will not be required to provide such notice to the initial purchaser.

A “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in our common stock generally occurs on the New York Stock Exchange (“NYSE”), or if our common stock is not listed on the NYSE, then on the NASDAQ Global Select Market, the NASDAQ Global Market or the principal other national or regional securities exchange on which the shares of our common stock are then traded or, if our common stock is not listed or approved for trading on the NASDAQ Global Select Market, the NASDAQ Global Market or another national or regional securities exchange, on the principal market on which shares of our common stock are then traded (including Pink OTC Markets Inc. or any similar organization). If our common stock is not so listed or traded, “trading day” shall have the same meaning as business day.

A “market disruption event” means (i) a failure by the principal market on which our common stock is listed or approved for trading to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the principal market on which our common stock is listed or approved for trading or otherwise) in the shares of our common stock or in any options, contracts or future contracts relating to shares of our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

A “scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any exchange or market, a business day.

Conversion after Conversion Commencement Date

Except in circumstances where any conversion blocker is in effect with respect to your Debentures, you may surrender the Debentures for conversion at any time on and after the conversion commencement date up to, and including, the close of business on the business day immediately preceding the stated maturity date of the Debentures.

Conversion Rate and Conversion Procedures

The initial conversion rate is equal to 182.1494 shares of common stock for each $1,000 principal amount of Debentures. This initial conversion rate is equivalent to an initial conversion price of approximately $5.49 per share of common stock. On and after the commitment date, the conversion rate and the equivalent conversion price for all series of Debentures (whether or not outstanding) in effect at any given time will be subject to adjustment as described below under “— Conversion Rate Adjustments.”

Upon conversion of a Debenture, a holder will not receive any cash payment of interest unless such conversion occurs between a interest record date and the interest payment date to which it relates (in which case interest will be paid as described below), and we will not adjust the conversion rate to account for accrued and unpaid interest or accrued original issue discount, if any. Our delivery to the converting holder of shares of our common stock into which their Debentures are convertible as described below under “— Settlement upon Conversion” will be deemed to satisfy our obligation with respect to such Debentures. Accordingly, any accrued but unpaid interest or accrued original issue discount will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. If the shares of common stock paid by us to a holder upon conversion of the Debentures are not sufficient to allow us to comply with the U.S. federal withholding tax obligations imposed by the Code with respect to accrued and unpaid interest or accrued original issue discount on the Debentures payable to the beneficial owner of such Debentures, we may recoup or set-off such liability against any amounts owed to such holder, including, but not limited to, the shares of common stock to be issued upon conversion to such beneficial owner or any actual cash dividends or distributions subsequently made with respect to such shares of common stock to such beneficial owner.

If a holder submits its Debentures for conversion after the close of business on a interest record date and prior to the opening of business on the corresponding interest payment date, such holder will receive full payment of interest payable on the corresponding interest payment date, notwithstanding the conversion of such Debentures prior to the interest payment date, assuming such holder was the holder of record on the corresponding interest record date. At the time such holder surrenders its Debentures for conversion, whether or not such holder was the holder of record on the relevant interest record date, such holder must pay us funds in an amount equal to the full amount of interest that has accrued and will be paid on the Debentures being converted on the corresponding interest payment date; provided, however, that no such payment need be made:

•
if we have specified a conversion termination date (as defined under “— Termination of Conversion Right”) that is after the close of business on a interest record date and on or prior to the interest payment date immediately succeeding such interest record date;

•	to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Debentures; or

•	if the Debentures are surrendered for conversion after the close of business on the interest record date immediately preceding the stated maturity date of the Debentures.

We will not be required to convert any Debentures that are surrendered for conversion without payment of interest as required by this paragraph.

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice (together with, if the Debentures are in certificated form, the certificated security) to the conversion agent who will, on your behalf, convert the Debentures into shares of our common stock as described below under “— Settlement upon Conversion.” In addition, you may also be required to pay (i) to the extent applicable as described in the preceding paragraph, funds equal to interest payable on the next interest payment date and (ii) to the extent applicable as described in the succeeding paragraph, any transfer or similar taxes. You may obtain copies of the required form of the conversion notice from the conversion agent. If you hold a beneficial interest in a global Debenture, you must comply with DTC’s procedures for converting a beneficial interest in a global Debenture.

If a holder converts Debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name or the name of an affiliate of the holder, in which case the holder will pay that tax.

The “conversion date” with respect to a Debenture will be the date on which the holder of the Debenture has complied with all requirements under the indenture to convert a Debenture.

Settlement upon Conversion

We will satisfy our conversion obligation, in respect of each $1,000 principal amount of Debentures being converted, by delivering a number of shares of our common stock equal to the then applicable conversion rate. We will deliver such number of shares of our common stock on the third trading day immediately following the relevant conversion date.

Notwithstanding the foregoing, if any information required in order to determine an adjustment to the conversion rate used to calculate the number of shares of our common stock deliverable will not be available as of the applicable settlement date, we will deliver the additional number of shares of our common stock resulting from that adjustment on the third trading day after the earliest trading day on which such calculation can be made.

We will not issue fractional shares of our common stock upon conversion of Debentures by a holder. Instead, we will increase the number of shares of our common stock issuable upon conversion of the Debentures by such holder to the next whole share.

Each conversion will be deemed to have been effected as to any Debentures surrendered for conversion on the conversion date. The person in whose name any shares of our common stock shall be issuable upon such conversion will be deemed to be the holder of record of such shares as of the close of business on the conversion date. Prior to the close of business on the conversion date, the shares of common stock issuable upon conversion of the Debentures will not be deemed to be outstanding for any purpose and such holder will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding the Debentures.

Termination of Conversion Right

On or after the conversion commencement date, we may elect, subject to the suspension of our right as described below, to terminate the rights of all holders of the Debentures to convert their Debentures into shares of our common stock by notice (the “conversion termination notice”) to the trustee and all holders at least 20 business days prior to the date, selected by us, on which such conversion rights will terminate if, and only if, the closing sale price of our common stock has exceeded 140% of the then applicable conversion price for at least 20 trading days in the 30-consecutive trading day period (including the last trading day of such period) ending on the trading day immediately preceding the date of such conversion termination notice.

Our right to terminate the conversion right of a holder of the Debentures, as described in the preceding paragraph, will be suspended as to such holder during any period of time in which any conversion blocker is in effect as to such holder’s Debentures; provided that upon receipt of a conversion termination notice from us, such holder must provide notice to us and the trustee within 10 business days of receipt of the conversion termination notice specifying the conversion blocker or conversion blockers that are applicable to such holder.

The “closing sale price” of our common stock on any date of determination means:

•
the closing sale price per share of our common stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) as reported by the NYSE on such date; or

•
if our common stock is not listed on the NYSE on such date, the closing sale price per share of our common stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded on such date; or

•
if our common stock is not listed on a U.S. national or regional securities exchange, the last quoted bid price for our common stock on such date in the over-the-counter market as reported by Pink OTC Markets Inc. or other similar organization; or

•	if our common stock is not so quoted by Pink OTC Markets Inc. or any similar organization on such date, as determined by a nationally recognized securities firm retained by us for this purpose.

The closing sale price will be determined without reference to early hours, after hours or extended market trading.

Conversion Blockers

The Debentures will not be convertible by a holder prior to the maturity date of the Debentures:

•
during any period of time in which conversion of such holder’s Debentures would cause such converting holder to become, directly or indirectly, a “5-percent shareholder” (as such term is used in Section 382 of the Code and the Treasury regulations promulgated thereunder), unless such converting holder has received prior approval of our board of directors (the “Section 382 conversion blocker”); or

•
during any period of time in which conversion of such holder’s Debentures would cause such holder to be required to make a filing (an “HSR filing”) under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”); provided that, subject to the other conversion blockers, conversions of such holder’s Debentures shall be permitted up to (but not exceed) the amount that would cause the HSR filing to be required (as reasonably determined by us or such holder, in each case, upon advice of outside counsel). Subject to the other conversion blockers, conversion of a holder’s Debentures shall be permitted following the earliest to occur of (x) the approval of the transaction under the HSR Act, (y) the receipt of an early HSR Act termination notice from the Federal Trade Commission and (z) the expiration of the applicable HSR Act waiting period. If and to the extent such holder’s Debentures are not convertible as a result of the conversion blocker described in this bullet point (the “HSR conversion blocker”), such holder will agree to promptly make the HSR filing, and we will agree to provide our cooperation with such filing; or

•
during any period of time in which conversion of such holder’s Debentures could cause such holder or a direct or indirect owner of such holder (that in each case is a non-U.S. person) to be deemed a 10% or more owner for purposes of the portfolio interest exemption from withholding as set forth in Sections 871 and 881 of the Code (the “tax conversion blocker”), as reasonably determined by such holder upon advice of outside counsel; provided that the tax conversion blocker will only apply if such holder or such direct or indirect owner of the holder, as applicable, is a non-U.S. person and is not a pass-through entity for U.S. federal income tax purposes and the holder would continue to own our debt securities after such conversion; or

•
during any period of time in which the aggregate number of shares of our common stock that may be acquired by a holder upon conversion of Debentures will, when added to the aggregate number of shares of our common stock deemed beneficially owned by such holder at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder’s right to convert, exercise or purchase similar to this limitation), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, exceed 9.9% (the “restricted ownership percentage”) of the total issued and outstanding shares of our common stock (the “Section 16 conversion blocker”); provided that the Section 16 conversion blocker will not apply with respect to a holder if such holder is subject to Section 16(a) of the Exchange Act without regard to the aggregate number of shares of our common stock issuable upon conversion of the Debentures and upon conversion, exercise or sale of securities or rights to acquire securities that have limitations on the holder’s right to convert, exercise or purchase similar to this limitation; provided, further that, subject to the other conversion blockers, conversion of such holder’s Debentures shall be permitted up to (but not exceed) the amount that would cause such holder to exceed the restricted ownership percentage; provided, further that, each holder will have the right at any time and from time to time (x) to reduce the restricted ownership percentage applicable to such holder immediately upon notice to us (provided that, for the avoidance of doubt, in such event, such holder may sell shares of our common stock or Debentures to reduce the aggregate number of shares of our common stock deemed beneficially owned by such holder to a level below the reduced restricted ownership percentage, in which case the Debentures will be convertible by such holder up to (but shall not exceed) the reduced restricted ownership percentage) and (y) to increase the restricted ownership percentage applicable to such holder upon the announcement of a pending or planned make whole adjustment event or the occurrence of a make whole adjustment event; provided, however that the Section 16 conversion blocker will terminate six months after we issue a conversion termination notice; or

•
during any period of time following our receipt of notice (the “insurance blocker notice”) from such holder that conversion of such holder’s Debentures would cause such holder to be required to make a filing (the “insurance filing”) to obtain approval under, or exemption from the approval requirements of, insurance statutes and regulations applicable to our direct and indirect insurance company subsidiaries (any such approvals or exemptions from approval requirements, the “insurance regulatory approvals”); provided, however, that the conversion blocker described in this bullet point (the “insurance conversion blocker” and, together with the Section 382 conversion blocker, the HSR conversion blocker, the tax conversion blocker and the Section 16 conversion blocker, the “conversion blockers”) will terminate upon the earlier to occur of (i) receipt of all applicable insurance regulatory approvals and (ii) the date we and such holder have reasonably concluded that the transaction does not require any insurance regulatory approvals; provided, however, that the insurance conversion blocker will not apply to the extent we and the holder shall have entered into a mutually agreed upon alternative arrangement (such as delivery of the shares of common stock issued upon conversion of the Debentures into a voting trust) permitting the conversion of the Debentures to occur pending receipt of any required insurance regulatory approvals. If conversion of a holder’s Debentures is being prevented by the insurance conversion blocker, such holder will agree to promptly make the insurance filing that would be required to obtain the required insurance regulatory approvals.

For the avoidance of doubt, the conversion of any portion of a holder’s Debentures which would not violate the terms of a conversion blocker will be permitted.

We may rely solely upon the receipt of a conversion notice by a holder as sufficient evidence that no conversion blocker is in effect. We shall not be liable to the holder or any other person for any breach of any conversion blocker resulting from actions we are otherwise required to take in connection with any conversion of all or part of such holder’s Debentures in reliance on the conversion notice delivered by the holder.

Conversion Rate Adjustments

On and after the commitment date, the conversion rate for all series of Debentures (whether or not outstanding) will be subject to adjustment upon the events described below, except that we will not make any adjustments to the conversion rate if holders of the Debentures participate (as a result of holding the Debentures, and at the same time and upon the same terms as common stock holders participate), and with notice of such participation to holders, in any of the events described below as if such holders held a number of shares of our common stock equal to the conversion rate multiplied by the number of $1,000 principal amount of Debentures held by such holders, without having to convert their Debentures. If any dividend, distribution or issuance described below is declared but not so paid or made, the conversion rate shall again be adjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to the conversion rate that would have been in effect if such dividend, distribution or issuance had not been declared.

(1) If we issue to all or substantially all holders of our common stock a dividend or distribution exclusively in shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

R’ = R x	OS’
OS
where,

R’ = the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the close of business on the effective date of such subdivision or combination, as the case may be;

R = the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the close of business on the effective date of such subdivision or combination, as the case may be;

OS’ = the number of shares of our common stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such subdivision or combination, as the case may be; and

OS = the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to close of business on the effective date of such subdivision or combination, as the case may be.

Any adjustment made pursuant to this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the close of business on the effective date of such subdivision or combination.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants that allow the holders to purchase (for a period expiring within 60 days) shares of common stock at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be increased based on the following formula:

R’ = R x	OS + N
OS + ((N x P)/M)
where:

R’ = the conversion rate in effect immediately after the close of business on the record date for such distribution;

R = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

OS = the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such distribution;

N = the number of additional shares of our common stock issuable pursuant to such rights, options or warrants;

P = the per-share offering price payable to exercise such rights, options or warrants for the additional shares plus the per-share consideration (if any) we receive for such rights, options or warrants; and

M = the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution.

Any adjustment made pursuant to this clause (2) shall become effective immediately after the close of business on the record date for such distribution.

To the extent that such rights, options or warrants are not exercised prior to their expiration, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of such rights, options or warrants actually exercised prior to their expiration.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common stock at less than the average of the closing sale prices of our common stock for the applicable 10 consecutive trading day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the fair market value of such consideration, if other than cash.

(3) If we pay dividends or other distributions to all or substantially all holders of our common stock consisting of our debt, securities or assets or certain rights to purchase our securities (except for (i) dividends or distributions (including subdivisions) referred to in clause (1) above, (ii) distributions of rights, options or warrants referred to in clause (2) above, (iii) dividends and other distributions paid exclusively in cash referred to in clause (4) below, (iv) any spin-off (as defined below) to which the provisions set forth below in this clause (3) would apply and (v) any dividend or distribution in connection with a reorganization event (as defined below)) (any of such debt, securities, assets or rights to purchase our securities, the “distributed property”), the conversion rate will be increased based on the following formula:

R’ = R x	M
M – F
where:

R’ = the conversion rate in effect immediately after the close of business on the record date for such distribution;

R = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

M = the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

F = the fair market value of the portion of the distributed property distributed in respect of each share of our common stock immediately prior to the open of business on the ex-dividend date for such distribution.

Any adjustment made pursuant to this clause (3) shall become effective immediately after the close of business on the record date for such distribution.

If the fair market value of any distribution for purposes of this clause (3) is determined by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution. Notwithstanding the foregoing, if “F” (as defined above) is equal to or greater than “M” (as defined above), in lieu of the foregoing increase, each holder of Debentures shall receive (without having to convert its Debentures), in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of common stock receive the distributed property, the amount and kind of the distributed property that such holder would have received if such holder had owned a number of shares of our common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock to all or substantially all holders of our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a national securities exchange or reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

R’ = R x	F + MP
MP
where:

R’ = the conversion rate in effect immediately after the close of business on the record date for the spin-off;

R = the conversion rate in effect immediately prior to the close of business on the record date for the spin-off;

F = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period immediately following, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP = the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect immediately after the close of business on the record date for the spin-off.

For purposes of determining the conversion rate, in respect of any conversion during the 10 trading days commencing on the ex-dividend date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

(4) If we make distributions or payments of cash to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

R’ = R x	SP
SP – C
where:

R’ = the conversion rate in effect immediately after the close of business on the record date for such distribution;

R = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

SP = the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

Any adjustment made pursuant to this clause (4) shall become effective immediately after the close of business on the record date for such distribution.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP” (as defined above), in lieu of the foregoing increase, each holder of the Debentures shall receive (without having to convert its Debentures), for each $1,000 principal amount of Debentures, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder had owned a number of shares of common stock equal to the conversion rate on the record date for such cash distribution.

(5) If we or any of our subsidiaries purchase our common stock in respect of a tender or exchange offer, other than an odd-lot offer, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

R’ = R x	F + (SP x OS’)
OS x SP
where:

R’ = the conversion rate in effect immediately after the open of business on the trading day following the expiration date;

R = the conversion rate in effect immediately prior to the open of business on the trading day following the expiration date;

F = the fair market value of the aggregate consideration payable in such tender or exchange offer (up to any maximum amount specified in the terms of the tender or exchange offer) for all shares of our common stock we or our subsidiaries purchase in such tender or exchange offer, such fair market value to be measured as of the expiration time of the tender or exchange offer (the “expiration time”);

OS = the number of shares of our common stock outstanding immediately prior to the expiration time (prior to giving effect to such tender offer or exchange offer);

OS’ = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

SP = the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including the trading day following the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be made immediately after the open of business on the 11th trading day following the expiration date but will be given effect at the open of business on the trading day following the expiration date. For purposes of determining the conversion rate in respect of any conversion during the 10 trading days commencing on the trading day following the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day following the expiration time to, but excluding, the relevant conversion date.

As used in this section, with respect to any issuance, dividend or distribution, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

As used in this section, “fair market value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as reasonably determined in good faith by our board of directors in a commercially reasonable manner.

On and after the commitment date, if we were to adopt a stockholders rights plan under which we issue rights providing that each share of our common stock issuable or issued upon conversion of the Debentures, at any time prior to the distribution of separate certificates representing the rights, will be entitled to receive the right, then there will not be any adjustment to the conversion rate as a result of:

•	the issuance of rights;

•	the distribution of separate certificates representing rights (provided such rights accompany the common stock);

•	the exercise or redemption of rights in accordance with any rights agreement; or

•	the termination or invalidation of rights.

If we have a stockholder rights plan in effect on any conversion date, holders that are entitled to receive shares of our common stock upon conversion will receive the rights under the rights plan upon such conversion unless, prior to any conversion, the rights have separated from the common stock. If the rights have separated on and after the commitment date, the conversion rate will be adjusted at the time of separation as provided in paragraph (3) above (subject to readjustment in the event of the expiration, termination or redemption of such rights).

We may also (but are not required to) increase the conversion rate as permitted by law for at least 20 business days so long as the increase is irrevocable during the period. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock, or rights to purchase shares of our common stock, in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

No adjustment in the applicable conversion rate will be required unless the adjustment would require an increase or decrease of more than 1% of the applicable conversion rate. If the adjustment is not made because the adjustment does not change the applicable conversion rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment; provided that we will make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date.

On and after the commitment date, we will not take any action that would result in adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

For the avoidance of doubt, applicable conversion rate will not be adjusted upon certain events or for certain amounts, including but not limited to:

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of CNO Financial Group and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of CNO Financial Group;

•	except as described above, ordinary course of business stock repurchases including structured or derivative transactions, pursuant to a stock repurchase program approved by our board of directors;

•	any accrued and unpaid interest (including OID, if any);

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of October 14, 2009; or

•
except as specifically described above, upon the issuance of any shares of our common stock, or any securities convertible into or exchangeable for shares of our common stock or the right, option or warrant to purchase shares of our common stock or such convertible or exchangeable securities.

A holder may, in certain circumstances (such as a distribution of a cash dividend to holders of our common stock), be deemed to have received a distribution subject to U.S. federal income or withholding tax as a dividend as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. If the conversion rate of the Debentures is adjusted, to the extent such adjustment results in a constructive distribution to beneficial owners of Debentures under Section 305 of the Code and we are required to pay any U.S. federal withholding tax as a result of such constructive distribution, we may recoup or set-off such payments against any payments (whether in cash or shares of common stock) made with respect to the Debentures (or any common stock received upon conversion thereof) to such beneficial owners. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income and Estate Tax Considerations.”

On and after the commitment date, in the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance (including through a lease or other transfer) to another person of all or substantially all of our property and assets,

(each such event, a “reorganization event”) in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property”), holders of Debentures will be entitled at and after the effective date of the transaction to convert their Debentures (whether or not outstanding on the date of such reorganization event) into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. If the Debentures become convertible into reference property, we will notify holders, (if any), the initial purchaser and the trustee and issue a press release containing the relevant information (and make the press release available on our website); provided, however, that if such reorganization event occurs after the earlier of (i) the date on which $293.0 million of Debentures have been issued and (ii) October 5, 2010, we will not be required to provide such notice to the initial purchaser.

For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration, because the holders of our common stock have the right to elect the type of consideration they receive, will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders (if any), the initial purchaser and the trustee of the weighted average as soon as practicable after such determination is made; provided, however, that if such reorganization event occurs after the earlier of (i) the date on which $293.0 million of Debentures have been issued and (ii) October 5, 2010, we will not be required to provide such notice to the initial purchaser.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate closing sale prices or other amounts over a span of multiple days (including the “stock price” for the purposes of a make whole adjustment event), our board of directors will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date (or record date, if applicable) of the event occurs, at any time during the period when the closing sale prices or such other amounts are to be calculated.

Make Whole upon Certain Transactions

On and after the commitment date, if:

•	a change of control pursuant to paragraph (1) of the definition thereof (which shall be determined without regard to the exception set forth in the second bullet point of such definition) occurs;

•	we convey, sell, transfer, dispose or lease all or substantially all of our consolidated assets to another person in one transaction or a series of transactions;

•	existing directors (as defined below) cease to constitute a majority of our board of directors;

•
shares of our common stock (or other common stock, American Depositary Receipts or American Depositary Shares issuable upon conversion of the Debentures) cease to be listed for trading on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

•	our stockholders approve any plan or proposal for our liquidation or dissolution or there is a plan in effect for our liquidation or dissolution.

(any such event, a “make whole adjustment event”), and if (and only if) a holder of Debentures elects to convert its Debentures in connection with any such make whole adjustment event, the conversion rate for any such Debentures tendered for conversion will be increased by a number of additional shares of our common stock, if any, (the “additional shares”) as described below.

A conversion during the period from, and including, the effective date to, and including, the earlier of (i) the business day immediately preceding the 30th scheduled trading day immediately following the later of (x) such effective date (unless the maturity of the Debentures has been accelerated in connection with such make whole adjustment event as described under “— Events of Default”) and (y) with respect to each series of Debentures issued after such effective date, the issuance date of such series of Debentures (unless the maturity of the Debentures has been accelerated in connection with such make whole adjustment event as described under “— Events of Default”), and (ii) the close of business on the business day immediately preceding the maturity date of the Debentures, as the case may be, will be deemed to be “in connection with” such make whole adjustment event.

“Existing directors” means those individuals who (i) were a member of our board of directors on the commitment date or (ii) who subsequently became a member of our board of directors and whose election or initial nomination for election subsequent to the commitment date was approved by a majority of our directors then still in office, either who were directors on the commitment date or whose election or nomination for election was previously so approved.

We will notify holders (if any), the initial purchaser and the trustee within 10 days after we know of the occurrence of a make whole adjustment event, describing the make whole adjustment event and such holders’ rights to additional shares hereunder; provided, however, that if such make whole adjustment event occurs after the earlier of (i) the date on which $293.0 million of Debentures have been issued and (ii) October 5, 2010, we will not be required to provide such notice to the initial purchaser. Simultaneously with providing such notice, we will issue a press release containing the relevant information (and make the press release available on our website).

The definition of make whole adjustment event includes a phrase relating to the conveyance, sale, transfer, lease or disposition of “all or substantially all” of our consolidated assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the claim of a holder of Debentures for an additional number of shares in connection with the conveyance, transfer, sale, lease or other disposition of less than all of our consolidated assets may be uncertain.

The number of additional shares will be determined by reference to the table below, based on the date on which such make whole adjustment event occurs or becomes effective (the “effective date”) and the price paid (or deemed paid) per share for our common stock in such make whole adjustment event (the “stock price”). If holders of our common stock receive only cash (in a single per share amount, other than with respect to appraisal and similar rights) in connection with any make whole adjustment event described under the first and second bullet point above, the stock price will be the cash amount paid per share of our common stock. Otherwise, the stock price will be the average of the closing sale prices of our common stock over the 10 trading day period ending on the trading day immediately preceding the effective date.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the Debentures is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted as of any date on which the conversion rate of the Debentures is otherwise adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the stock price paid per share of our common stock in the make whole adjustment event and the number of additional shares per $1,000 principal amount of Debentures by which the conversion rate will be increased:

	Stock Price
Effective Date	$4.99	$5.25	$5.50	$6.00	$6.75	$7.50	$8.50	$10.00	$15.00	$20.00	$30.00	$45.00	$60.00
October 16, 2009	18.2514	17.3475	16.5590	15.1791	13.4925	12.1433	10.7146	9.1074	6.0716	4.5537	3.0358	1.7542	0.9081
December 30, 2010	18.2514	17.3475	16.5590	15.1791	13.4925	12.1433	10.7146	9.1074	6.0716	4.5537	3.0358	1.6961	0.8742
December 30, 2011	18.2514	17.3475	16.5590	15.1791	13.4925	12.1433	10.7146	9.1074	6.0716	4.5537	3.0358	1.6535	0.8498
December 30, 2012	18.2514	17.3475	16.5590	15.1791	13.4925	12.1433	10.7146	9.1074	6.0716	4.5537	3.0358	1.6071	0.8335
December 30, 2013	18.2514	17.3475	16.5590	15.1791	13.4925	12.1433	10.7146	9.1074	6.0716	4.5537	2.8996	1.5078	0.8134
December 30, 2014	18.2514	17.3475	16.5590	15.1791	13.4925	12.0700	10.5416	8.8242	5.5896	3.9692	2.3489	1.2686	0.7285
December 30, 2015	18.2514	10.2725	9.7625	8.9055	7.8660	7.0331	6.1525	5.1621	3.2904	2.3546	1.4188	0.7950	0.4830
December 30, 2016	18.2514	8.3268	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be as set forth in the table above, in which case:

•
If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•
If the stock price is greater than $60.00 per share, subject to adjustment in the same manner and at the same time as the stock prices set forth in the first row of the table above, the conversion rate will not be increased.

•
If the stock price is less than $4.99 per share (the closing sale price of the common stock on the date on which the Debentures were priced), subject to adjustment in the same manner and at the same time as the stock prices set forth in the first row of the table above, the conversion rate will not be increased.

In accordance with the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 200.4008 shares per $1,000 principal amount of Debentures, subject to adjustment in the same manner and at the same time as the conversion rate as set forth above under “— Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement of the Debentures and the indenture could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

In the event of a conversion of Debentures in connection with a make whole adjustment event that results in an adjustment of the conversion rate, a holder may be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “Certain United States Federal Income and Estate Tax Considerations.”

Change of Control

Within 10 calendar days after we know of the occurrence of a change of control (as defined below), we are obligated to give to the holders of the Debentures (if any) and the initial purchaser notice of the transaction or transactions that constitute the change of control; provided, however, that if such change of control occurs after the earlier of (i) the date on which $293.0 million of Debentures have been issued and (ii) October 5, 2010, we will not be required to provide such notice to the initial purchaser. We must also deliver a copy of this notice to the trustee. Simultaneously with providing such notice, we will issue a press release containing this information (and make the press release available on our website).

On and after the commitment date, a “change of control” will be deemed to have occurred at the time that any of the following occurs:

(1) any acquisition, directly or indirectly, by any person, or two or more persons acting in concert, of beneficial ownership of 50% or more of the outstanding shares of our voting stock, in each case other than any transaction:

•	involving a merger or consolidation that does not result in a reclassification, conversion, exchange or cancellation of outstanding common stock; or

•
pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, with such holders’ proportional voting power immediately after the transaction vis-à-vis each other with respect to the securities they receive in such transaction being in substantially the same proportions as their respective voting power vis-à-vis each other with respect to the common stock that they held immediately before such transaction; or

•
that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(2) during any period of 12 consecutive calendar months, commencing on the commitment date. the ceasing of those individuals (the “continuing directors”) who (i) were a member of our board of directors on the first day of each such period or (ii) who subsequently became a member of our board of directors and whose election or initial nomination for election subsequent to that date was approved by a majority of the continuing directors then on our board of directors, to constitute a majority of our board of directors.

For purposes of these provisions:

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The occurrence of a change of control will constitute an event of default under the indenture if written notice is provided not later than 90 days following the occurrence of such change of control to us by the trustee or to us and the trustee by the holders of at least 10% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class). Such event of default will give the trustee or the holders of more than 50% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) the right to accelerate the maturity of the Debentures. See “— Events of Default” below.

Merger and Sales of Assets by CNO Financial Group

On and after the commitment date, we may not (1) consolidate with or merge into any other person or sell, convey, lease or transfer our consolidated properties and assets substantially as an entirety to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

•
if we are not the surviving person, then the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so sold, conveyed, leased or transferred shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; provided that the surviving person (if not us) shall execute and deliver to the trustee a supplemental indenture expressly assuming all of our obligations with respect to the Debentures, including, among other things, the payment when due of the principal of and interest on the Debentures and the performance of each of our other covenants under the indenture; and

•	immediately after giving effect to such transaction, no default or event of default with respect to the Debentures has occurred and is continuing.

Upon any such consolidation, merger or transfer, the surviving person (if not us) shall succeed to, and may exercise every right and power of, us under the indenture.

Events of Default

On and after the commitment date, the following are events of default with respect to the Debentures:

•	default in payment of any interest due and payable on the Debentures and such default continues unremedied for 30 days;

•	default in payment of principal of the Debentures when the same becomes due and payable, whether at maturity, upon declaration of acceleration or otherwise;

•
default by us or any of our subsidiaries under any instrument or instruments evidencing indebtedness (other than the Debentures) having an outstanding principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity;

•
default in payment of indebtedness (other than in respect of swap contracts) for money borrowed by us or any of our subsidiaries in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable at final maturity;

•
a final judgment for a payment exceeding $50,000,000 (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not vacated, discharged or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

•
default in our performance of any other covenants or agreements in respect of the Debentures contained in the indenture or the Debentures for 60 days (or (i) solely in the case of the covenant set forth below under “— Reporting,” and if applicable, the covenant set forth in Section 314(a) of the Trust Indenture Act, 120 days and (ii) solely in the case of our failure to comply with our obligation to convert Debentures in accordance with the indenture upon conversion of any Debentures or perform the covenant set forth below under “— Reserve and Listing of Common Stock Issuable Upon Conversion,” 30 days) after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class);

•
the occurrence of a change of control after written notice is received by us not later than 90 days following the occurrence of such change of control, to us by the trustee or to us and the trustee by the holders of at least 10% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class); or

•	certain events of bankruptcy, insolvency and reorganization of us or one of our “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Securities Act).

The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the initial purchaser and the trustee written notice within 10 days of any default under the indenture; provided, however, that if such default occurs after the earlier of (i) the date on which $293.0 million of Debentures have been issued and (ii) October 5, 2010, we will not be required to provide such notice to the initial purchaser.

The indenture provides that if an event of default occurs and is continuing with respect to the Debentures, either the trustee or the registered holders of more than 50% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) may declare the principal amount, plus accrued and unpaid interest, if any, on the Debentures to be due and payable immediately; provided, that, if the trustee or the registered holders of more than 50% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) accelerate the maturity of the Debentures in connection with a change of control as described above, such acceleration will be effective on the later of (i) the tenth trading day immediately following the occurrence of such change of control that also constitutes a make whole adjustment event, if applicable, and (ii) the date the trustee or such holders deliver the notice of acceleration to us. We or the trustee shall provide notice of such acceleration to all holders and the initial purchaser no later than one business day following our receipt of the notice of acceleration from the trustee or the holders of more than 50% in aggregate principal amount of all series of Debentures then outstanding; provided, however, that such notice of acceleration is delivered after the earlier of (i) the date on which $293.0 million of Debentures have been issued and (ii) October 5, 2010, we or the trustee will not be required to provide such notice to the initial purchaser. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us or one of our significant subsidiaries occurs, the principal amount plus accrued and unpaid interest, if any, on the Debentures will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the Debentures have been cured (other than the nonpayment of principal of the Debentures which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) may rescind the declaration of acceleration.

A holder of Debentures may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for the Debentures;

•	the holders of at least 25% in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) make a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

•	the trustee fails to act for a period of 10 days after receipt of notice and offer of indemnity; and

•
during that 10-day period, the holders of a majority in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) do not give the trustee a direction inconsistent with the request.

However, if an event of default occurs and is continuing with respect to the Debentures as a result of a change of control, holders may pursue the remedy described in the second paragraph immediately preceding this paragraph. In addition, the foregoing conditions do not affect the right of a holder of Debentures to sue for enforcement of payment of the principal of or interest on the holder’s Debentures on or after the respective due dates expressed in its Debentures or the holder’s right to convert its Debentures in accordance with the indenture.

The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to reasonable indemnification before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the Debentures or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Debentures. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of the Debentures, or would involve the trustee in personal liability.

The indenture provides that, while the trustee generally must mail notice of a default or event of default to the registered holders of the Debentures (it any) and the initial purchaser within 10 days of receipt of notice thereof, the trustee may withhold notice of any default or event of default (except any default or event of default with respect to the failure to pay principal or interest on the Debentures when due or the failure to pay or deliver the consideration due upon conversion) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of the Debentures (whether or not outstanding); provided, however, that if such default or event of default occurs after the earlier of (i) the date on which $293.0 million of Debentures have been issued and (ii) October 5, 2010, the trustee will not be required to provide such notice to the initial purchaser.

If any portion of the amount payable upon the Debentures upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of any such portion.

Modification and Waiver

After the first series of Debentures are issued, we may amend or supplement the indenture if the holders of a majority in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) consent to it. Without the consent of the holder of each Debenture affected thereby, however, no modification may:

•	make any change in the percentage of principal amount of Debentures whose holders must consent to an amendment, supplement or waiver or to make any change in this provision for modification;

•	reduce any rate of interest or change the time for payment of interest on the Debentures;

•	reduce the principal amount of the Debentures or change their final stated maturity;

•	make payments on the debentures payable in a currency other than as originally stated in the Debentures;

•	impair the holder’s right to institute suit for the enforcement of any payment on the Debentures;

•	waive a continuing default or event of default regarding any payment on the Debentures; or

•	adversely affect the conversion provisions of the Debentures.

For the avoidance of doubt, the only consent required to approve any of the foregoing changes is the consent of each Debenture affected by such change; the consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding (acting together as a single class) is not additionally required.

On and after the commitment date, we may amend or supplement the indenture or waive any provision of it without the consent of any holders of Debentures in the following circumstances (provided that any such amendment or supplement shall apply to all series of Debentures):

•	to cure any inconsistency that does not adversely affect holders of the Debentures;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide any security for or guarantee of the Debentures;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act;

•	to add covenants that would benefit the holders of Debentures or to surrender any rights we have under the indenture;

•	to add events of default with respect to the Debentures;

•	to provide for uncertificated notes in addition to or in the place of certificated notes;

•	to make any change that benefits the holders of outstanding Debentures; or

•	conform the provisions of the indenture and the Debentures to the description thereof in this prospectus.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders and the initial purchaser a notice briefly describing such amendment; provided, however, that if such amendment occurs after the earlier of (i) the date on which $293.0 million of Debentures have been issued and (ii) October 5, 2010, we will not be required to provide such notice to the initial purchaser. However, with respect to amendments that do not require the consent of holders of Debentures, the failure to give such notice to all the holders (if any) and the initial purchaser (if applicable), or any defect in the notice, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of all series of Debentures then outstanding (acting together as a single class) generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any Debenture, the delivery of common stock due upon conversion or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Reserve and Listing of Common Stock Issuable Upon Conversion

On and after the commitment date, we will reserve for issuance upon conversion of the Debentures a number of shares of common stock sufficient for the purpose of effecting the conversion of all of the outstanding Debentures. Such shares shall upon issuance be fully paid and non-assessable, and free and clear of pre-emptive rights.

We shall use our reasonable best efforts to cause the common stock issued upon conversion of the Debentures to be listed on the NYSE or such other securities exchange on which the common stock is then listed. We will comply in all material respects with our reporting, filing and other obligations under the NYSE Listed Company Manual or bylaws or other rules of the NYSE or comparable regulations of such other securities exchanges on which the common stock is then listed. We will not take any action which would be reasonably expected to result in the delisting or suspension of trading of the common stock, including the common stock issued upon conversion of the Debentures, on the NYSE or a comparable national securities exchange. Our obligations under this paragraph shall be effective on and after the commitment date.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the security registrar for cancellation all outstanding Debentures or by depositing with the trustee or delivering to the holders, as applicable, after the Debentures have become due and payable, whether at the stated maturity, upon conversion or otherwise, cash or (in the case of conversion) shares of our common stock, sufficient to pay or satisfy all of the outstanding Debentures and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Debentures

We will be solely responsible for making all calculations called for under the indenture and the Debentures. These calculations include, but are not limited to, determinations of the closing sale price of our common stock, any interest payable on the Debentures and the conversion rate of the Debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Debentures. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Debentures upon the request of that holder.

Governing Law

The indenture, the Debentures and any claim, controversy or dispute arising under or related to the indenture or the Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Reports

On and after commitment date, we will furnish to the trustee within 15 days after the date on which we are required to file the same (after giving effect to all applicable grace periods pursuant to Rule 12b-25 under the Exchange Act) with the SEC pursuant to its rules and regulations, all annual and quarterly reports, information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

If at any time, on and after the commitment date, we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will provide the trustee with annual and quarterly reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements.

On and after the commitment date, we will furnish to a holder upon request a written statement by us as to our compliance with the reporting requirements of Rule 144 under the Securities Act; a copy of our most recent annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be; and such other reports as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell the Debentures or the common stock issued upon conversion of the Debentures without registration under the Securities Act.

Information Concerning the Trustee, Paying Agent, Registrar and Conversion Agent

The Bank of New York Mellon Trust Company, N.A. is initially acting as the trustee, security registrar, paying agent and conversion agent. The Bank of New York Mellon Trust Company, N.A. also acts as the trustee under the indenture governing our 3.50% convertible debentures.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any Debentures only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

The trustee will initially be designated as our paying agent for payments on the Debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Form, Exchange, Registration and Transfer

We will issue the Debentures in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debentures will be exchangeable for other Debentures, for the same principal amount for the same series and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present Debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the trustee as security registrar for the Debentures. We may at any time rescind that designation or approve a change in the location through which any security registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the Debentures.

Global Debentures, Book-Entry Form

Each series of Debentures will be evidenced by one or more global Debentures. We will deposit the global Debentures or Debentures with DTC and register the global Debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Debenture may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in certificated form. As a result, the ability to transfer beneficial interests in the global Debenture to such persons may be limited.

Holders who are not participants may beneficially own interests in a global Debenture held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Debenture, Cede & Co. for all purposes will be considered the sole holder of such global Debenture. Except as provided below, owners of beneficial interests in a global Debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Debenture.

We will make payments on a global Debenture to Cede & Co., as the registered owner of the global Debenture, by wire transfer of immediately available funds on each interest payment date and the maturity date. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global Debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global Debenture as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global Debenture held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global Debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Debentures, including the presentation of Debentures for exchange, only at the direction of one or more participants to whose account with DTC interests in the global Debenture are credited, and only in respect of the principal amount of the Debentures represented by the global Debenture as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Debentures in fully registered certificated form in exchange for global Debentures. In addition, the owner of a beneficial interest in a global Debenture will be entitled to receive a Debenture in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

A holder that would like to convert Debentures into shares of our common stock pursuant to the terms of the Debentures should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting these requests.

Paying Agents

The trustee will initially be designated as our paying agent for payments on the Debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Abandoned Property

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the Debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described in this prospectus, notices to registered holders of the Debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Debentures

We will replace any Debentures that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated Debentures or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed Debentures, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the Debentures before a replacement Debenture will be issued.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator, shareholder or partner of ours, as such, will have liability for any of our obligations under the Debentures, the indenture or for any claim based on, in respect of, or by reason of, such obligation or their creation. Each holder of Debentures by accepting a Debenture waives and releases of such liability. The waiver and release are part of the consideration for issuance of the Debentures. The waiver may not be effective to waive liabilities under the federal securities laws.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of Debentures, Debenture Shares, Shares, Warrants and Warrant Shares (collectively, the “Securities”), as of the date hereof.  Except where noted, this summary deals only with Securities held as capital assets, and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding Securities as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Securities that is:

•	an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of Securities that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership Securities, you should consult your own tax advisors.

If you are considering the purchase of Securities, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder of Securities.

Debentures

Payment of Interest

Stated interest on a Debenture will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Original Issue Discount

The Debentures that were issued on February 3, 2010 were issued with original issue discount (“OID”) for United States federal income tax purposes in an amount equal to the excess of their “stated redemption price at maturity” (the sum of all payments to be made on the Debenture (ignoring the possibility of conversion) other than payments of “qualified stated interest”) over their “issue price.” The “issue price” of a Debenture is the first price at which a substantial amount of the Debentures in its series is sold (other than to an underwriter, placement agent or wholesaler). You should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income.

The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate (or, subject to certain conditions, at a rate based on one or more interest indices). The stated interest payments on the Debentures are qualified stated interest, and are treated as described above under “— Payment of Interest.”

If a Debenture was issued with OID for United States federal income tax purposes, the amount of OID that you must include in income is the sum of the “daily portions” of OID with respect to the Debenture for each day during the taxable year or portion of the taxable year in which you held such Debenture (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a

Debenture may be of any length and may vary in length over the term of the Debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•
the product of the Debenture’s adjusted issue price at the beginning of such accrual period (as described below) and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on Debentures held of record by persons other than corporations and other exempt holders.

You may elect to treat all interest on a Debenture as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which you acquired the Debenture, and may not be revoked without the consent of the Internal Revenue Service (“IRS”). You should consult with your own tax advisors about this election.

Sale, Exchange, Redemption, or other Disposition of Debentures

Except as provided below under “— Conversion of Debentures into Debenture Shares,” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a Debenture equal to the difference between the amount realized (less any amount attributable to accrued and unpaid stated interest, which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture will generally be equal to the amount you paid for the Debenture, increased by any OID or market discount (as described below) that you previously included in income with respect to the Debenture and reduced by any amortized premium (as described below). Any gain or loss recognized on a taxable disposition of the Debenture will be capital gain or loss (subject to the market discount rules described below). If you are an individual and have held the Debenture for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Market Discount

If you purchase a Debenture for an amount that is less than its stated principal amount (or, in the case of a Debenture issued with OID (as described above), for an amount that is less than its adjusted issue price (as defined above) at the time of such purchase), the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, a Debenture as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the Debenture at the time of the payment or disposition. In addition, you may be required to defer, until the maturity of the Debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the Debenture. You may elect, on a Debenture-by-Debenture basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debenture, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisors before making this election.

Acquisition Premium, Amortizable Bond Premium

If you purchase a Debenture that was issued with OID (as described above) for an amount that is greater than its adjusted issue price but equal to or less than its stated principal amount, you will be considered to have purchased that Debenture at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the Debenture for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a Debenture (including a Debenture that was issued with OID) for an amount in excess of its stated principal amount, you will be considered to have purchased the Debenture at a “premium,” and, if it is a Debenture that was issued with OID, you will not be required to include any OID in income. For these purposes, however, the purchase price of a Debenture is reduced by an amount equal to the value of the conversion feature of the Debenture. You should consult your tax advisors regarding the value of the conversion feature, which must be ascertained at the time you acquire the Debenture.

You generally may elect to amortize the premium over the remaining term of the Debenture on a constant yield method as an offset to interest when includible in income under your usual method of accounting for tax purposes. If you do not elect to amortize premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Debenture. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisors before making this election.

Conversion of Debentures into Debenture Shares

You will not recognize any income, gain or loss on the conversion of your Debentures into Debenture Shares except to the extent of shares received with respect to accrued interest, which will be taxable as such. The tax basis of the Debenture Shares received upon conversion of a Debenture (other than shares received with respect to accrued interest) will equal the adjusted tax basis of the Debenture that was converted. The tax basis of the Debenture Shares received with respect to accrued interest will equal the fair market value of the shares received. Your holding period for Debenture Shares will include the period during which you held the Debentures, except that the holding period of any Debenture Shares received with respect to accrued interest will commence on the day after the date of receipt. If you acquired your Debentures with market discount (as described above), any gain on the subsequent disposition of the Debenture Shares will be treated as ordinary income to the extent of the accrued market discount on the Debentures that has not been previously included in income.

Constructive Distributions

The conversion rate of the Debentures will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Debentures, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the Debentures may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, adjustments in respect of taxable dividends to holders of our common stock will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of Debentures will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of United States federal income tax. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Warrants

Acquisition of Warrant Shares

You generally will not recognize gain or loss upon the exercise of the Warrants.  Your aggregate tax basis in the Warrant Shares received upon exercise of the Warrants will generally be equal to the amount paid upon the exercise of the Warrants plus your tax basis in the Warrants, which will generally be equal to the amount you paid for the Warrants.  The holding period of the Warrant Shares received upon exercise of the Warrant will generally begin on the day after the Warrants are exercised.

The IRS may argue, however, that in a cashless exercise of Warrants, you should recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and your tax basis in the Warrants deemed to be surrendered as payment of the exercise price. In such case, you will have a tax basis in the Warrant Shares received equal to your tax basis in the Warrants exercised, plus your tax basis in any Warrants used to pay the exercise price, further increased by any gain or decreased by any loss recognized in the transaction.  For Warrant Shares received through the use of a cashless exercise, the holding period of the Warrant Shares will depend upon the tax characterization of such transaction. If a cashless exercise of Warrants is treated as a taxable transaction, the holding period of the Warrant Shares will begin on the day after the exercise of the Warrants. If a cashless exercise of Warrants is treated as a tax-free exchange, you may have a holding period in the Warrant Shares received in the exchange that includes the holding period of the Warrants surrendered for such Warrant Shares. You are urged to consult your own tax advisors as to the effects to you of a cashless exercise of Warrants.

Lapse of Warrants

If a Warrant is allowed to lapse unexercised, you will recognize a capital loss equal to your basis in the Warrant. Such loss will be long-term if the Warrant has been held for more than one year.  Your ability to deduct capital losses may be limited.

Adjustment to Exercise Price

The number of Warrant Shares to be issued upon the exercise of the Warrants and the exercise price will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the number of Warrant Shares to be issued upon the exercise of the Warrants and/or the exercise price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Warrants, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible adjustments provided in the Warrants may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, adjustments in respect of taxable dividends to holders of our common stock will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of Warrants will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of United States federal income tax. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Shares, Debenture Shares and Warrant Shares

Distributions

If we make a distribution in respect of our Shares, Debenture Shares or Warrant Shares from our current or accumulated earnings and profits as determined under United States federal income tax principles, the distribution generally will be treated as a dividend and generally will be includible in your income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to your basis in your Shares, Debenture Shares or Warrant Shares, and any remaining excess will be treated as capital gain. If you are a U.S. corporation, subject to certain requirements, you would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend. Eligible dividends received by a non-corporate U.S. holder in tax years beginning prior to 2011 will generally be subject to tax at the special reduced rate generally applicable to long-term capital gains, provided that certain requirements, including those relating to holding periods, are satisfied.

Sale, Exchange or Other Disposition of Shares, Debenture Shares, or Warrant Shares

You generally will recognize gain or loss on a sale, exchange or other disposition of your Shares, Debenture Shares or Warrant Shares. Such gain or loss will equal the difference between the proceeds received by you and your adjusted tax basis in the Shares, Debenture Shares or Warrant Shares. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for the Shares, Debenture Shares or Warrant Shares. Your tax basis in your Shares will generally be equal to the amount you paid for the Shares. Your tax basis in your Debenture Shares and Warrant Shares will be as described above under   “— Debentures — Conversion of Debentures into Debenture Shares” and “— Warrants — Acquisition of Warrant Shares.” Subject to the above discussion regarding market discount under “— Debentures — Market Discount,” the gain or loss recognized by you on a sale, exchange or other disposition of your Shares, Debenture Shares or Warrant Shares will be capital gain or loss and will be long-term capital gain or loss if you have held the Shares, Debenture Shares or Warrant Shares for more than a year. As described above, your holding period for Debenture Shares will generally include the period during which you held the Debentures (except that the holding period of any Debenture Shares received with respect to accrued interest will commence on the day after the date of receipt), and your holding period for the Warrant Shares will generally begin on the day after the Warrants are exercised. If you are a non-corporate U.S. holder, any long-term capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments on the Securities (including OID, if any) and to the proceeds of a sale of a Security paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-U.S. holder of Securities.

Payments of Interest on the Debentures

The 30% United States federal withholding tax will not apply to any payment to you of interest (which for the purposes of this discussion includes any OID) on the Debentures under the “portfolio interest rule,” provided that:

•	interest paid on the Debentures is not effectively connected with your conduct of a trade or business in the United States;

•
you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Debentures is described in Section 881(c)(3)(A) of the Code; and

•
either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code, or (b) you hold your Debentures through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest (including OID, if any) made to you generally will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•
IRS Form W-8ECI (or other applicable form) stating that interest paid on the debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of the Debentures.

If you are engaged in a trade or business in the United States and interest (including OID, if any) on the Debentures is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

To the extent that any amounts you receive upon the conversion of the Debentures is subject to United States withholding tax and is not sufficient to comply with our United States withholding obligations, we may recoup or set-off such liability against any amounts owed to you, including, but not limited to, the Debenture Shares to be issued upon conversion of the Debentures and any actual cash dividends or distributions subsequently made with respect to such Debenture Shares.

Dividends and Constructive Dividends

Any dividends paid to you with respect to the Shares, Debenture Shares and Warrant Shares (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the Debentures and to the number of Warrant Shares to be issued upon the exercise of the Warrants  and/or the exercise price of the Warrants, including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, as discussed under “U.S. Holders — Debentures — Constructive Distributions,” and “U.S. Holders — Warrants — Adjustment to Exercise Price” above) generally will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest payments, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected dividend income to be exempt from withholding. Any such effectively connected dividend income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption or Other Disposition of Securities

You may recognize gain on the sale, exchange, redemption or other taxable disposition of a Security. Nevertheless, such gain generally will not be subject to United States federal income tax unless:

•
that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated United States federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Any Debenture Shares which you receive on the conversion of a Debenture which are attributable to accrued interest will be subject to the rules for taxation of interest described above under “— Payments of Interest on the Debentures.”

We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for United States federal income tax purposes.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on Debentures beneficially owned by you at the time of your death, provided that any payment to you on the Debentures would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “— Payments of Interest on the Debentures” without regard to the statement requirement described in the fifth bullet point of that section. However, Shares, Debenture Shares or Warrant Shares held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes, and a Warrant held by you at the time of your death may be included in your gross estate for United States federal estate tax purposes, unless, in either case, an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest (including OID, if any) and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest (including OID, if any) or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “— Payments of Interest on the Debentures.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of Securities made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of Shares, Debenture Shares and Warrant Shares (and Warrants, although the law is not clear in this regard) paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock, the acquisitions and exercise of the Warrants and acquisition of the Debentures by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, collectively referred to as Similar Laws, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, each referred to as a Plan.

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, each an “ERISA Plan,” and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common stock, Warrants or Debentures using a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Representation

Accordingly, by acceptance of the common stock, the Warrants or the Debentures, each buyer and subsequent transferee of the common stock will be deemed to have represented and warranted that either (A) no portion of the assets used by such buyer or transferee to acquire and hold the common stock, the Warrants or the Debentures constitutes assets of any Plan or (B) the purchase and holding of the common stock, the Warrants or the Debentures by such buyer or transferee will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the matters described herein.

PLAN OF DISTRIBUTION

We are registering the securities offered by this prospectus on behalf of the selling securityholders named in this prospectus.  The selling securityholders may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on any stock exchange, market or trading facility on which the securities are traded or in private transactions directly or through one or more underwriters, broker-dealers or agents.  If the securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders will act independently of us in making decisions as to the timing, manner and size of each sale.  The selling securityholders may use any one or more of the following methods when disposing of securities:

•	in the over-the-counter market;

•	on any national securities exchange or market, if any, on which our securities may be listed at the time of sale;

•	in transactions otherwise than on an exchange or in the over-the-counter market, or in a combination of any such transactions;

•
through block trades in which the broker or dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through writing of options, swaps, forwards, or derivatives;

•	in privately negotiated transactions;

•	in transactions to cover short sales;

•	through transactions in which broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders may sell their securities directly to purchasers or may use brokers, dealers, underwriters or agents to sell such securities. In effecting sales, brokers and dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling securityholders or, if any such broker-dealer acts as agent for the purchaser of such securities, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling securityholder to sell a specified number of such securities at a stipulated price per share or other unit of such securities, as the case may be, and, to the extent such broker-dealer is unable to do so acting as agent for a selling securityholder, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling securityholders.  Broker-dealers who acquire securities as principal may thereafter resell such securities from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to, or receive from, the purchasers of such securities commissions as described above.

The selling securityholders and any broker-dealers or agents that participate with the selling securityholders in sales of their securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling securityholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver their securities in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling securityholder may pledge our securities pursuant to the margin provisions of customer agreements with broker-dealers or other financial institutions. Upon delivery of such securities or a default by a selling securityholder, the broker-dealer or financial institution may offer and sell such pledged securities from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule.

We are required to pay all fees and expenses incident to the registration of the securities covered under this prospectus. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities under the Securities Act.

The selling securityholders are subject to applicable provisions of the Securities Exchange Act and the SEC’s rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the securities by the selling securityholders.

In order to comply with certain states’ securities laws, if applicable, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers.  In certain states, the securities may not be sold unless the securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will file supplements to this prospectus as required by item 508 of Regulation S-K to the extent applicable.

The selling securityholders are not restricted as to the price or prices at which they may sell their securities. Sales of such securities may have an adverse effect on the market price of the securities, including the market price of the common shares. Moreover, the selling securityholders are not restricted as to the amount that may be sold at any time, and it is possible that a significant number of securities could be sold at the same time, which may have an adverse effect on the market price of the securities, including the market price of the common shares.

We and the selling securityholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

VALIDITY OF THE SECURITIES

Simpson Thacher & Bartlett LLP, New York, New York, will pass upon the validity of the securities offered hereby for us.

EXPERTS

The consolidated financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Conseco, Inc. (now known as CNO Financial Group, Inc. as a result of its name change effective May 11, 2010) for the year ended December 31, 2009 have been so incorporated in reliance on the reports (which contain an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CNO Financial Group, Inc.

Common Stock
Warrants to Purchase Common Stock
7.0% Convertible Senior Debentures due 2016

Prospectus

May 13, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by the registrant in connection with the offer and sale of the securities being registered. All are estimates except the SEC registration fee.

SEC registration fee	$26,288
Legal fees and expenses	95,000
Accounting fees and expenses	25,000
Miscellaneous	3,712
Total	$150,000

Item 15.  Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Our Amended and Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any transaction from which the director derives an improper personal benefit; (ii) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) for any improper payment of dividends or redemption of shares; or (iv) for any breach of the director’s duty of loyalty to us or our stockholders.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide, as permitted by Section 145 of the DGCL, that each person who was, is or is threatened to be made a party to or is otherwise involved with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer or, while a director or officer, is or was serving at the request of CNO Financial Group as a director, officer, employee or agent of another company or enterprise (an “indemnitee”), will be indemnified and held harmless by us to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by such indemnitee in connection therewith. This right of indemnification includes our obligation to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

As permitted by our Amended and Restated Bylaws, we and certain of our subsidiaries have entered into indemnification agreements with our directors a form of which is filed as an exhibit to this Registration Statement on Form S-3 and is incorporated by reference herein.

The foregoing statements are subject to the detailed provisions of the DGCL, our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the indemnification agreements.

Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b)  Financial Statement Schedules

All schedules are omitted because the required information is presented within our consolidated financial statements included with our current report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2010 and are incorporated herein by reference.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if this registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

~~(~~i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus were deemed part of and included in this registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date;

 (5)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carmel, State of Indiana, on May 13, 2010.

CNO FINANCIAL GROUP, INC.

By:	/s/ Edward J. Bonach
Name: Edward J. Bonach
Title: Executive Vice President and Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Edward J. Bonach, John R. Kline and Karl W. Kindig, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-3 and any amendments including post-effective amendments thereto related to the securities described herein, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities described herein which are the subject of such Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 13, 2010.

Signature	Title
/s/ C. James Prieur	Director and Chief Executive Officer (Principal Executive Officer)
C. James Prieur
/s/ Edward J. Bonach	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Edward J. Bonach
/s/ John R. Kline	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
John R. Kline
/s/ R. Glenn Hilliard	Chairman of the Board
R. Glenn Hilliard
/s/ Donna A. James	Director
Donna A. James
/s/ R. Keith Long	Director
R. Keith Long
/s/ Debra J. Perry	Director
Debra J. Perry
/s/ Charles W. Murphy	Director
Charles W. Murphy
/s/ Neal C. Schneider	Director
Neal C. Schneider
/s/ Michael T. Tokarz	Director
Michael T. Tokarz
/s/ John G. Turner	Director
John G. Turner
Director
David K. Zwiener

EXHIBIT INDEX

Exhibit No.	Description
2.1	Sixth Amended Joint Plan of Reorganization of Conseco, Inc. and affiliated Debtors, incorporated by reference to Exhibit 2.2 of our Current Report on Form 8-K filed September 15, 2003.
2.2	Order Confirming Reorganizing Debtors’ Sixth Amended Joint Plan of Reorganization, incorporated by reference to Exhibit 2.3 of our Current Report on Form 8-K filed September 15, 2003.
3.1	Amended and Restated Certificate of Incorporation of CNO Financial Group, Inc., incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed May 12, 2010.
3.2	Amended and Restated Bylaws of CNO Financial Group, Inc., adopted as of May 11, 2010, incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed May 12, 2010.
4.1
Section 382 Rights Agreement, dated as of January 20, 2009, between Conseco, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Certificate of Designations for the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed January 20, 2009.

4.2	Form of Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed May 12, 2010.
4.3	Form of Warrant, incorporated by reference to Exhibit 10.13 of our Current Report on Form 8-K filed October 13, 2009.
4.4
Indenture dated as of August 15, 2005 for 3.50% Convertible Debentures due September 30, 2035 between Conseco, Inc. and The Bank of New York Trust Company, N.A., as Trustee, incorporated by reference to Exhibit 4.4 of our Current Report on Form 8-K filed August 16, 2005.

4.5
Indenture, dated as of October 16, 2009, between Conseco, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed October 19, 2009, as amended by First Supplemental Indenture dated as of February 3, 2010, incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed February 5, 2010.

4.6	Form of 7.0% Convertible Senior Debentures due 2016 incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed October 19, 2009.
5.1*	Opinion of Simpson Thacher & Bartlett LLP
10.1
Second Amended and Restated Credit Agreement dated as of October 10, 2006 among Conseco, Inc., Bank of America, N.A., as Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and other parties, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed October 11, 2006), Amendment No. 1 thereto dated as of June 12, 2007, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed June 15, 2007), Amendment No. 2 thereto dated March 30, 2009, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed March 31, 2009 and Amendment No. 3 thereto dated December 8, 2009, incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on December 9, 2009.

10.2
Stock and Warrant Purchase Agreement dated as of October 13, 2009 by and between Conseco, Inc. and Paulson & Co. Inc. on behalf of several investment funds and accounts managed by it, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed October 13, 2009.

10.3
Investor Rights Agreement dated as of November 13, 2009 between Conseco, Inc. and Paulson & Co. Inc. on behalf of the several investment funds and accounts managed by it, incorporated by reference to Exhibit 10.3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

10.4
Guarantee and Security Agreement dated as of June 22, 2004 among Conseco, Inc., the Subsidiary Guarantors Party thereto and Bank of America, N.A., as Agent, incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed June 23, 2004, and Amendment No. 1 to the Guarantee and Security Agreement dated as of February 2, 2010 by and among Conseco, Inc., the lenders signatory thereto and Wilmington Trust Company FSB, as administrative agent for the lenders, filed as Exhibit 10.4 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

10.5
Purchase Agreement, dated as of October 14, 2009, between Conseco, Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to Exhibit (b)(1) of our Schedule TO filed on October 15, 2009, as amended by Amendment Number One to the Purchase Agreement dated as of February 3, 2010 between Conseco, Inc. and Morgan Stanley & Co. Incorporated, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed February 5, 2010.

10.6
Underwriting Agreement dated as of December 16, 2009 between Conseco, Inc. and Morgan Stanley & Co. Incorporated. , incorporated by reference to Exhibit 10.6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

10.11
Letter of agreement dated as of August 3, 2007 between Conseco Services, LLC and John R. Kline, incorporated by reference to Exhibit 10.11 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.12
Amended and Restated Employment Agreement dated as of December 21, 2009 between 40|86 Advisors, Inc. and Eric R. Johnson, incorporated by reference to Exhibit 10.12 of our Annual Report on Form 10-K for the year ended December 31, 2009.

10.13	Conseco, Inc. Amended and Restated Long-Term Incentive Plan, incorporated by reference to Annex B to our Proxy Statement filed on April 23, 2009.
10.14
Form of executive stock option agreement under Conseco, Inc. 2003 Amended and Restated Long Term Incentive Plan, incorporated by reference to Exhibit 10.14 of our Annual Report on Form 10-K for the year ended December 31, 2005.

10.15
Form of executive restricted stock agreement under Conseco, Inc. 2003 Amended and Restated Long-Term Incentive Plan, incorporated by reference to Exhibit 10.15 of our Annual Report on Form 10-K for the year ended December 31, 2004.

10.16
Form of Indemnification Agreement among Conseco, Inc., CDOC, Inc., Conseco Services, LLC and each director of Conseco, Inc., incorporated by reference to Exhibit 10.20 of our Annual Report on Form 10-K for the year ended December 31, 2008.

10.18	Closing Agreement on Final Determination Covering Specific Matters, incorporated by reference to Exhibit 10.14 of our Current Report on Form 8-K filed September 14, 2004.
10.20	Conseco, Inc. Pay for Performance Incentive Plan, as amended, incorporated by reference to Exhibit 10.20 of our Current Report on Form 8-K filed March 8, 2010.
10.21	Closing Agreement on Final Determination Covering Specific Matters, incorporated by reference to Exhibit 10.21 of our Current Report on Form 8-K filed August 1, 2006.
10.22
Form of performance unit award agreement under the Conseco, Inc. 2003 Amended and Restated Long-Term Incentive Plan, incorporated by reference to Exhibit 10.22 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

10.23	Employment Agreement dated as of August 9, 2006 between Conseco, Inc. and C. James Prieur, incorporated by reference to Exhibit 10.23 of our Current Report on Form 8-K filed August 9, 2006.
10.24
Conseco Inc. Deferred Compensation Plan effective January 1, 2007, incorporated by reference to Exhibit 10.24 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, as amended by First Amendment of the Conseco Deferred Compensation Plan, effective January 1, 2007.

10.25
Amended and Restated Employment Agreement dated as of August 17, 2007 between Conseco Services, LLC and Susan L. Menzel, incorporated by reference to Exhibit 10.25 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.26
Amended and Restated Employment Agreement dated as of February 27, 2008 between Conseco Services, LLC and Russell M. Bostick, incorporated by reference to Exhibit 10.26 of our Annual Report on Form 10-Q for the year ended December 31, 2007, as amended by Amendment dated as of April 16, 2009, incorporated by reference to Exhibit 10.26 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

10.27
Amended and Restated Employment Agreement dated as of November 1, 2009 between Conseco Services, LLC and Christopher J. Nickele, incorporated by reference to Exhibit 10.27 of our Annual Report on Form 10-K for the year ended December 31, 2009.

10.28
Employment Agreement dated as of October 1, 2008 between Conseco Services, LLC and Scott R. Perry, incorporated by reference to Exhibit 10.28 of our Annual Report on Form 10-K for the year ended December 31, 2008, as amended by Amendment to Employment Agreement dated as of December 29, 2009, incorporated by reference to Exhibit 10.28 of our Annual Report on Form 10-K for the year ended December 31, 2009.

10.31
Stipulation of Settlement — In Re Conseco Life Insurance Co. Cost of Insurance Litigation, Cause No. MDL 1610 (Central District, California), incorporated by reference to Exhibit 10.31 of our Annual Report on Form 10-K for the year ended December 31, 2006.

10.32	Employment Agreement dated as of April 23, 2007 between Conseco, Inc. and Edward J. Bonach, incorporated by reference to Exhibit 10.32 of our Current Report on Form 8-K filed April 27, 2007.
10.34
Coinsurance and Administration Agreement between Conseco Insurance Company and Reassure American Life Insurance Company, incorporated by reference to Exhibit 10.34 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

10.36
Employment Agreement dated as of May 27, 2008 between Conseco Services, LLC and Steven M. Stecher, incorporated by reference to Exhibit 10.36 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as amended by Amendment to Employment Agreement dated as of December 28, 2009, incorporated by reference to Exhibit 10.36 of our Annual Report on Form 10-K for the year ended December 31, 2009.

10.37
Form A Statement Regarding the Acquisition of Control of Conseco Senior Health Insurance Company, including the Transfer Agreement dated as of August 11, 2008 by and among the Corporation, CDOC, Inc. and Senior Health Care Transition Trust, incorporated by reference to Exhibit 10.37 of our Current Report on Form 8-K filed August 11, 2008.

10.38
Employment Agreement dated as of June 11, 2008 between Conseco Services, LLC and Matthew J. Zimpfer, incorporated by reference to Exhibit 10.38 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as amended by Amendment dated as of May 29, 2009, incorporated by reference to Exhibit 10.38 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends, incorporated by reference to Exhibit 12.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
21	List of Subsidiaries, incorporated by reference to Exhibit 21 of our Annual Report on Form 10-K for the year ended December 31, 2009.
23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinions filed as Exhibit 5.1 hereto).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1*	Powers of Attorney.
25.1*	Statement of Eligibility of Trustee under the Indenture filed as Exhibit 4.5 hereto.

* Filed herewith.